Exhibit 10.1

[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

NUTRA SA, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”), is made as of December 29, 2010, by and among NutraCea, a California corporation (“NutraCea”), Nutra SA, LLC, a Delaware limited liability company (the “Company”), Industria Riograndese de Oleos Vegetais Ltda, a limited liability company organized under the laws of the Federative Republic of Brazil (“Irgovel”), and AF Bran Holdings-NL LLC and AF Bran Holdings LLC, in each case, a Delaware limited liability company (collectively, “Investor”).  The Parties agree as follows.

RECITALS

A.            LLC Agreement.  Effective as of the Initial Closing Date (as defined below), Investor shall have entered into the Amended and Restated Limited Liability Company Agreement for the Company in the form attached hereto as Exhibit B (the “LLC Agreement”).  The LLC Agreement sets forth the rights, preferences and privileges of the holders of the Company’s Units.

B.             Initial Unit Sales.  On the Initial Closing Date and on the terms and conditions of this Agreement, (i) NutraCea shall sell to Investor Two Million (2,000,000) Units held by NutraCea, for a total purchase price of Four Million Dollars ($4,000,000), (ii) NutraCea shall sell to Investor Six Hundred Twenty Five Thousand (625,000) Units held by NutraCea, for a total purchase price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), (iii) Investor shall purchase from the Company One Million Two Hundred Thirty-Seven Thousand Five Hundred (1,237,500) Units, for a total purchase price of Two Million Four Hundred Seventy-Five Thousand Dollars ($2,475,000) and (iv) NutraCea shall purchase from the Company Six Hundred Twenty Five Thousand (625,000) Units, for a total purchase price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), such that immediately following the consummation of the foregoing transactions, the ownership of the Company shall be as follows:

Member	Number of Units	Percentage Interest

NutraCea	7,000,000 Units	64.4%

Investor	3,862,500 Units	35.6%

Total	10,862,500 Units	100.00%

C.            Subsequent Unit Sales.  Following the Initial Closing, NutraCea shall sell additional Units to Investor, and each of NutraCea and Investor shall purchase additional Units from the Company, on the terms and subject to the conditions set forth in this Agreement.

D.            Denomination of Currency.  Unless specifically provided otherwise herein, all references herein to “dollars” shall refer to currency of the United States of America.

E.             Bankruptcy Approval.  NutraCea is the debtor and debtor-in-possession in Chapter 11 Case No. 2:09-bk-28817-CGC (the “Bankruptcy Case”), which is pending in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”).  The obligations of the Company, Irgovel and NutraCea hereunder are subject to approval by the Bankruptcy Court in the Bankruptcy Case pursuant to 11 U.S.C. Section 105 and Article XII of the Plan, as reflected in the Order Granting Motion To Approve Sale of Minority Interest in Nutra S.A. and Make Findings and Conclusions that the Sale Satisfies All Applicable Plan Requirements entered by the Bankruptcy Court on December 15, 2010, the effectiveness of which has not been stayed or vacated by any court of competent jurisdiction.

AGREEMENT

SECTION 1.           DEFINED TERMS.  Certain terms used in this Agreement are defined in the Schedule of Defined Terms attached hereto as Schedule A (the “Schedule of Defined Terms”).  Unless otherwise expressly provided or unless the context otherwise requires, such defined terms shall have the meaning specified in the Schedule of Defined Terms when used in this Agreement.

SECTION 2.            PURCHASE AND SALE OF UNITS.

2.1            Initial Sale and Issuance of Units.  The following Units shall be sold on the Initial Closing Date (as defined below) upon the terms and subject to the conditions set forth in this Agreement:

(a)            Initial NutraCea Sale to Investor.  Investor shall purchase from NutraCea, and NutraCea shall sell to Investor, Two Million (2,000,000) Units held by NutraCea for an aggregate purchase price of Four Million Dollars ($4,000,000).

(b)            Second NutraCea Sale to Investor.  Investor shall purchase from NutraCea, and NutraCea shall sell to Investor, Six Hundred Twenty Five Thousand (625,000) Units held by NutraCea for an aggregate purchase price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

(c)            Contributory Purchases by Investor.  Investor shall purchase, and the Company shall sell and issue to Investor, One Million Two Hundred Thirty-Seven Thousand Five Hundred (1,237,500) Units for an aggregate purchase price for Investor of Two Million Four Hundred Seventy-Five Thousand Dollars ($2,475,000).

(d)            Contributory Purchases by NutraCea.  NutraCea shall purchase, and the Company shall sell and issue to NutraCea, Six Hundred Twenty Five Thousand (625,000) Units for an aggregate purchase price for NutraCea of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

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2.2           Subsequent Sales and Issuances of Units.

(a)            Project Funding.  Subject to the terms and conditions of this Agreement, from time to time between the Initial Closing Date and the second anniversary of the Initial Closing Date (the “Commitment Period”), the Company may schedule one or more Subsequent Closings in accordance with Section 2.4(b) in order to obtain the equity proceeds necessary at such time (“Required Funds”), when combined with the funds provided by the Brazilian Loan, to fund the Phase I Projects Budget attached hereto as Exhibit D (as such budget may be modified by the Company with the prior written approval of Investor and NutraCea); provided, however, that no Subsequent Closing may be held unless the Required Funds applicable to such Subsequent Closing equals or exceeds $250,000.  At each Subsequent Closing, Investor shall purchase from the Company, and the Company shall sell and issue to Investor, a number of Units equal to the Subsequent Closing Units, for a cash price equal to Two Dollars ($2.00) per Unit.  With respect to each Subsequent Closing, the term “Subsequent Closing Units” shall mean the number of Units equal to (x) the Required Funds applicable to such Subsequent Closing divided by (y) $2.00.  Notwithstanding anything to the contrary contained herein, in no event shall Investor be required to pay, individually or in the aggregate, in excess of $4,175,000, if a Performance Purchase is completed, or $6,175,000 if a Performance Purchase is not completed, to acquire Units pursuant to this Section 2.2(a) and Section 2.2(b), and Investor shall have no liability to any Person in excess of such aggregate amount.

(b)            Investor’s Shortfall Purchase of Units from NutraCea.  If at the end of the Commitment Period (i) the aggregate purchase price actually paid by Investor for Units acquired from the Company and NutraCea pursuant to (A) Section 2.1 and Section 2.2(a) is less than Thirteen Million Nine Hundred Thousand Dollars ($13,900,000), if the Performance Purchase is not completed, or (B) Section 2.1, Section 2.2(a) and Section 2.2(c) is less than Twelve Million Nine Hundred Thousand Dollars ($12,900,000), if a Performance Purchase is completed (such shortfall, in either case as applicable, the “Unfunded Commitment Amount”) and (ii) NutraCea and Investor have not agreed on an alternative use of the Unfunded Commitment Amount, then on the fifteenth (15th) Business Day after the last day of the Commitment Period, Investor may, at Investor’s sole discretion, purchase from NutraCea, and, in such event, NutraCea shall sell to Investor, for a price per Unit equal to Two Dollars ($2.00), such number of Units calculated by dividing (x) 49% of the Unfunded Commitment Amount by (y) $2.00.

(c)            Satisfaction of Performance Conditions.  If the Irgovel EBIDTA for the six (6) Month period beginning on October 1, 2010 and ending on March 31, 2011 is at least [*]  (“Performance Condition”), then, subject to the terms and conditions of this Agreement, Investor shall purchase from NutraCea, and NutraCea shall sell to Investor, Five Hundred Thousand (500,000) Units held by NutraCea for an aggregate purchase price of One Million Dollars ($1,000,000) (“Performance Purchase”).

2.3        [Intentionally Deleted]

2.4        Closings.  The purchase and sale of the Units hereunder shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”).

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(a)            Initial Closing.  Subject to the satisfaction or waiver of the conditions set forth in Sections 3.1, 3.2 and 3.3, the initial closing (“Initial Closing”) shall take place at the offices of Kirkland & Ellis, LLP, 601 Lexington Avenue, New York, New York 10022-4611, at 10:00 a.m. California Time, on the later of (i) January 18, 2011, (ii) the fifteenth (15th) day following the satisfaction of the conditions set forth in the last sentence of Section 3.1(i), (iii) the first (1st) Business Day following the satisfaction of the conditions set forth in Sections 3.1, 3.2 and 3.3, or (iv) at such other time and place as the Company and Investor mutually agree upon, whether orally or in writing (which date is designated as the “Initial Closing Date”).

(b)           Subsequent Closings.  During the Commitment Period, the Company may from time to time schedule one or more additional Closings in order to effectuate the purchase and sale of Units pursuant to Section 2.2(a) (each, a “Subsequent Closing”).  The Company shall provide Investor with at least fifteen (15) Business Days’ prior written notice of each Subsequent Closing.  Such notice (each, a “Subsequent Closing Notice”) shall specify the proposed date of the Subsequent Closing, the amount of the Required Funds and Subsequent Closing Units applicable to such Closing, and wire transfer instructions for the relevant payments to be made at such Closing based on such amounts.  Subject to the satisfaction or waiver of the conditions set forth in Sections 3.3, 3.4 and 3.5, each Subsequent Closing shall take place on the date specified in the Subsequent Closing Notice (the actual date of each Subsequent Closing being referred to as, a “Subsequent Closing Date”).  Notwithstanding anything contained herein to the contrary, if the Company has not commenced the Phase I Projects within ninety (90) days after the Initial Closing Date, then promptly upon the written request of Investor, the Company shall (i) commence the Phase I Projects and (ii) schedule Subsequent Closings on dates, and in such amounts, selected by Investor based on the Required Funds.

(c)            Closing Deliveries.  Subject to the terms and conditions set forth herein, (i) Investor shall, at the Initial Closing and any Subsequent Closings, pay the relevant purchase price to the Company, and, at the Initial Closing and the Supplemental Closing, pay the relevant purchase price to NutraCea, in each case, for the Units being purchased by Investor from NutraCea and/or the Company at such Closing (as applicable), (ii) at the Initial Closing, NutraCea shall pay the relevant purchase price to the Company for the Units being purchased by NutraCea from the Company, and (iii) at each Closing, the Company, Investor and, as applicable, NutraCea shall deliver such documentation as is required hereunder or reasonably necessary to effectuate such transactions.  All payments of purchase price hereunder shall be made by wire transfer of immediately available funds.

(d)            Direct Payment.  NutraCea hereby directs Investor to wire the purchase price directly to the Company, for Units purchased by Investor from NutraCea pursuant to Section 2.1(b).

(e)            Investor Allocation.  At each Closing, all Units purchased by Investor shall be allocated 87.7353% to AF Bran Holdings-NL LLC and 12.2647% AF Bran Holdings LLC.

(f)             Supplemental Closing.  Subject to the satisfaction or waiver of the conditions set forth in Sections 3.3, 3.4 and 3.5, the closing of any Performance Purchase or purchase pursuant to Section 2.2(b) (in each case, a “Supplemental Closing”) shall take place at the offices of Kirkland & Ellis, LLP, 601 Lexington Avenue, New York, New York 10022-4611, at 10:00 a.m. California Time, on April 15, 2011 in the case of the Performance Purchase and 15 business days after the end of the Commitment Period in the case of the purchase pursuant to Section 2.2(b), or at such other time and place as the Company and Investor mutually agree upon, whether orally or in writing (which date is designated as the “Supplemental Closing Date”).

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SECTION 3.           CONDITIONS TO CLOSINGS/TERMINATION.

3.1           Conditions to the Obligations of Investor at the Initial Closing.  The obligations of Investor in Section 2 with respect to the Initial Closing are subject to the fulfillment (or written waiver by Investor) on or before the Initial Closing of each of the following conditions:

(a)            Representations and Warranties of the Company.  The representations and warranties of the Company contained in Section 4 shall be true and correct as of the Initial Closing.

(b)            Representations and Warranties of NutraCea.  The representations and warranties of NutraCea contained in Section 6 shall be true and correct as of the Initial Closing.

(c)            Performance.  The Company and NutraCea shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by each of them on or before the Initial Closing Date.

(d)            Compliance Certificate.  The Chief Executive Officer of the Company shall have delivered to Investor a certificate stating, on behalf of the Company, that the conditions specified in Sections 3.1(a) and 3.1(b) have been satisfied.

(e)            Appointment of Management Committee Members.  W. John Short, Leo Gingras, Dale Belt, Juan Lucena Maguire and Ana Paula Bannwart shall have been appointed, effective as of the Closing, to serve as the members of the Company’s Management Committee.

(f)             LLC Agreement.  The LLC Agreement shall have been duly executed by each party thereto and delivered to Investor.

(g)            Investor Rights Agreement.  The Investor Rights Agreement shall have been duly executed by each party thereto and delivered to Investor.

(h)            License Agreement.  NutraCea and Irgovel, on the other hand, shall have entered into a License Agreement in the form attached hereto as Exhibit E.

(i)             Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor and its counsel, and Investor and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.  Investor shall have received all of the Exhibits and Disclosure Schedules mentioned in the Agreements, in each case, in form and substance reasonably satisfactory to Investor.

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(j)             Other Assurances.  Investor shall have received such other certificates, documents and filings as Investor shall reasonably request.

(k)            Emergence.  All conditions precedent to the First Amended Plan of Reorganization Proposed by NutraCea and the Unsecured Creditors Committee, dated August 10, 2010 (DE # 548), as amended from time to time, pursuant to Chapter 11 of Title 11 of the United States Code (the “Plan”), becoming effective have been satisfied, and the Effective Date (as defined in the Plan) has occurred.

(l)             Investment Committee Approval.  This Agreement, the other agreements set forth herein and the transactions contemplated hereby and thereby shall have been approved by Investor’s investment committee, in its sole discretion; provided, this Section 3.1(m) shall cease to be effective in the event the latest possible Termination Date set forth in Section 3.6 below shall have occurred without notice of termination being provided in accordance therewith.

3.2           Conditions to the Obligations of NutraCea at the Initial Closing.  The obligations of NutraCea in Section 2 with respect to the Initial Closing are subject to the fulfillment (or written waiver by NutraCea) on or before the Initial Closing of each of the following conditions:

(a)            Representations and Warranties of Investor.  The representations and warranties of Investor contained in Section 5 shall be true and correct as of the Initial Closing.

(b)            Performance.  Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Initial Closing.

(c)            LLC Agreement.  The LLC Agreement shall have been duly executed by each party thereto and delivered to NutraCea.

(d)            Investor Rights Agreement.  The Investor Rights Agreement shall have been duly executed by each party thereto and delivered to NutraCea.

(e)            Payment of Purchase Price.  Investor shall have delivered the purchase price for the Units purchased from NutraCea at the Initial Closing.

(f)            Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to NutraCea and its counsel, and NutraCea and its counsel shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

(g)            Other Assurances.  NutraCea shall have received such other certificates, documents and filings NutraCea shall reasonably request.

(h)           Emergence.  All conditions precedent to the Plan becoming effective have been satisfied, and the Effective Date (as defined in the Plan) has occurred.

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3.3           Conditions to the Obligations of the Company at each Closing.  The obligations of the Company to Investor in Section 2 with respect to a Closing are subject to the fulfillment on or before such Closing of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Investor contained in Section 5 shall be true and correct in all material respects as of the Initial Closing.

(b)           Performance.  Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Related Documents if required to be performed or complied with by them at any time prior to such Closing.

(c)           LLC Agreement.  The LLC Agreement shall have been duly executed by each party thereto and delivered to the Company.

(d)           Investor Rights Agreement.  The Investor Rights Agreement shall have been duly executed by each party thereto and delivered to the Company.

(e)           Payment of Purchase Price.  Investor and NutraCea shall have delivered to the Company the purchase price for all Units purchased from the Company hereunder at the applicable Closing.

3.4           Conditions to the Obligations of Investor at each Subsequent Closing and at the Supplemental Closing.  The obligations of Investor in Section 2 with respect to each Subsequent Closing and at the Supplemental Closing are subject to the fulfillment (or written waiver by Investor) on or before the applicable Subsequent Closing or Supplemental Closing of each of the following conditions:

(a)           Maximum Amount Purchased.  The amount to be paid by Investor to purchase Units at a Subsequent Closing, when added to the amount previously paid by Investor to purchase Units hereunder, shall not exceed (i) Thirteen Million Nine Hundred Thousand Dollars ($13,900,000) if a Performance Purchase has not occurred or (ii) Twelve Million Nine Hundred Thousand Dollars ($12,900,000) if a Performance Purchase has occurred.

(b)           Representations and Warranties of NutraCea.  The representations and warranties of the Company contained in Section 4 and of NutraCea contained in Section 6 shall be true and correct in all material respects as of the applicable Subsequent Closing Date or Supplemental Closing Date.

(c)           Subsequent Closing Notice.  A Subsequent Closing Notice shall have been delivered in accordance with Section 2.4(b) if the Closing is a Subsequent Closing.

(d)           Performance.  The Company, NutraCea and Irgovel shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Related Documents if required to be performed or complied with by them at any time prior to such Closing.

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(e)           Event of Default.  No Event of Default shall have occurred since the immediately prior Closing.

(f)           Performance Condition.  If the Closing is a Supplemental Closing pursuant to a Performance Purchase, the Performance Condition shall have been satisfied.

3.5           Conditions to the Obligations of NutraCea at a Supplemental Closing.  The obligations of NutraCea in a Supplemental Closing are subject to the fulfillment (or written waiver by NutraCea) on or before such Closing of each of the following conditions:

(a)           Representations and Warranties of Investor.  The representations and warranties of Investor contained in Section 6 shall be true and correct in all material respects as of the applicable Supplemental Closing Date.

(b)           Performance.  Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the other Related Documents if required to be performed or complied with by them at any time prior to such Closing.

(c)           Payment of Purchase Price.  Investor shall have delivered to NutraCea the purchase price for the Units purchased from NutraCea at the Closing in accordance with Section 2.2(b) or Section 2.2(c), as applicable.

3.6           Termination.  This Agreement may be terminated by Investor by providing written notice to the other Parties at any time prior to the later of (a) December 31, 2010 and (b) five (5) Business Days after Investor’s receipt of the Disclosure Schedule, in accordance with Section 3.1(i) (the later of such dates, the “Termination Date”).  In the event of termination of this Agreement as provided in this Section 3.6, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided, however, that (i) this Section 3.6, Section 7.6 and Section 9 shall survive any such termination, and (ii) nothing herein shall relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination.

SECTION 4.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to Investor that, as of the date hereof and as of the date of the applicable Closing:

4.1           Organization, Good Standing and Qualification.  Each of the Company and the Subsidiaries (the name and jurisdiction of organization of each of which is identified on Section 4.1 of the Disclosure Schedule) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Company and Subsidiaries is duly qualified to transact business under the Laws of each jurisdiction in which the failure to be so qualified could reasonably be expected to result in a Material Adverse Change.

4.2           Power and Authority.  The Company and each Subsidiary have the requisite entity power and authority (a) to own, lease and operate its properties and assets, (b) to carry on its business as presently conducted, (c) to execute and deliver this Agreement, the Related Documents, and (d) to carry out and perform its obligations under the terms of this Agreement and the Related Documents.

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4.3           Subsidiaries.  Except as set forth in Section 4.3 of the Disclosure Schedule, the Company has no Subsidiaries and does not otherwise own or control, directly or indirectly, or have any other equity Investment in or other interest in, any other Person.

4.4           Capitalization.

(a)           Section 4.4(a) of the Disclosure Schedule lists for the Company and each Subsidiary the authorized Capital Securities, the names of the holders of such Capital Securities and the number and class of any outstanding Capital Securities so held.

(b)           Except as set forth in Section 4.4(b) of the Disclosure Schedule, the outstanding Capital Securities of the Company and each Subsidiary have been (i) duly authorized, validly issued and fully paid (ii) issued in compliance with Applicable Law, and (iii) issued in compliance with applicable preemptive, preferential or contractual rights.  Upon purchase by Investor, the Investor Units shall have been duly authorized and issued in compliance with Applicable Law and any applicable preemptive, preferential or contractual rights.

(c)           Except as set forth in the Agreement, the Related Documents or Section 4.4(c) of the Disclosure Schedule, there are no outstanding options, subscriptions, warrants, calls, preemptive rights, conversion rights, exchange rights, redemption rights, registration rights, co-sale rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by the Company, any of its Subsidiaries or any of their respective stockholders, members or partners with respect to the Capital Securities of the Company or any of its Subsidiaries.

(d)           Except as set forth in Section 4.4(d) of the Disclosure Schedule, there is no proxy, voting trust, members’ agreement or similar agreement or arrangement with respect to the exercise of the Voting Power of the Company or any Subsidiary other than the LLC Agreement.

4.5           Authorization; Enforceability.  The Company has been duly authorized by all requisite limited liability company action to execute and deliver this Agreement and the Related Documents to which it is a party, and to perform its obligations hereunder and thereunder.  This Agreement and each Related Document, when executed and delivered by the Company will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The Investor Units, when purchased and delivered in accordance with the terms of this Agreement will be free of Liens and restrictions on transfer other than restrictions on transfer under this Agreement, the Related Document and applicable securities laws or liens or encumbrances created by or imposed by Investor.

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4.6           No Conflict.  Except as set forth in Section 4.6 of the Disclosure Schedule, the execution, delivery and performance by the Company and its Subsidiaries, as applicable, of this Agreement and the Related Documents do not and will not (a) violate or conflict with the provisions of the Charter Documents of the Company or the Subsidiaries, (b) conflict with or violate any Applicable Law or any judgment, order, decree, stipulation or injunction to which such Party is subject, (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of its assets or properties pursuant to, any note, bond, contract, lease, license, permit, indenture, mortgage, or any other instrument or agreement to which the Company or any Subsidiary is a party or by which any of their respective property is bound (other than in favor of Investor) or (d) trigger any “change of control” or similar provision in any Charter Document or Material Contract; except, in the case of each of clauses (b) and (c), such as could not reasonably be expected to be material and adverse to the Company or any of its Subsidiaries.

4.7           Governmental Consents.  Except as set forth in Section 4.7 of the Disclosure Schedule, no Consent with any Governmental Authority is required in connection with the Company’s or any Subsidiary’s execution, delivery and performance of this Agreement and the Related Documents, or the Company’s or any Subsidiary’s consummation of any transaction contemplated hereby or thereby.

4.8           Offering.  Subject to the truth and accuracy of the representations of Investor set forth in Section 5, the offer, sale and issuance of the Investor Units as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the California Law or other applicable state securities Laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

4.9           Legal Proceedings.  Except as set forth in Section 4.9 of the Disclosure Schedule, neither the Company nor any Subsidiary is (a) subject to any outstanding injunction, judgment, order, decree or ruling, whether or not subject to appeal, or (b) a party or, to the Company’s Knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, audit or investigation, of or before any court, quasi-judicial agency, administrative agency or arbitrator.

4.10         Title to Property Assets; Sufficiency of Assets.  Section 4.10(a) of the Disclosure Schedule sets forth the description, location and value of all personal property of the Company or Irgovel with a value in excess of Fifty Thousand Brazilian Reais (R$ 50,000).  Except as set forth in Section 4.10(b) of the Disclosure Schedule, the Company and the Subsidiaries have good and marketable title to, or valid leasehold interests in, all personal property necessary for the conduct of their business or used, owned, occupied or held for use by the Company and the Subsidiaries in the operation of their business, free and clear of all Liens, except Permitted Liens.  The personal property owned and leased by the Company and each Subsidiary is in good operating condition and repair, ordinary wear and tear excepted.  With respect to the personal property they lease, the Company and the Subsidiaries are in compliance with such leases in all material respects and hold a valid leasehold interest free of any liens, claims or encumbrances, other than Permitted Liens.  There are no assets, tangible or intangible, which are necessary to conduct the business of the Company or the Subsidiaries, that are owned by any Affiliates of the Company other than the Company and the Subsidiaries.

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4.11          Leased Real Properties; Owned Real Property.

(a)           Leased Real Property.  Section 4.11(a) of the Disclosure Schedule contains a complete and correct list of all real property leases and subleases pursuant to which the Company or a Subsidiary is a lessor, lessee, sublessor or sublessee (the “Leased Real Property”).  Each lease or sublease set forth in Section 4.11(a) of the Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Except as set forth in Section 4.11(a) of the Disclosure Schedule, neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any other party, is in default, violation or breach in any material respect under any such lease or sublease, and no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect thereunder.  The Company and the Subsidiaries, as applicable, have good and valid title to the leasehold estate under each lease and sublease set forth in Section 4.11(a) of the Disclosure Schedule, free and clear of all Liens other than Permitted Liens.  All of the improvements situated in whole or in part at any Leased Real Property are in good operating condition, in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are presently being used.

(b)           Owned Real Property.  Section 4.11(b) of the Disclosure Schedule sets forth the address and legal description of each parcel of Owned Real Property.  With respect to each parcel of Owned Real Property:  (A) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens; (B) neither of the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

4.12          Financial Statements.  The consolidated financial statements of Irgovel for the Fiscal Years 2008 and 2009, audited in the case of the Fiscal Year 2008 financial statements, copies of which have been previously made available to Investor (collectively the “Irgovel Financial Statements”), (a) are correct and complete in all material respects, (b) have been prepared in accordance with GAAP except for such deviations as are referred to in the notes thereto, and (c) fairly present in all material respects the financial position and results of operations, and cash flows of Irgovel as of each date and for the respective periods covered by the Irgovel Financial Statements.  The only Capital Securities owned by the Company are the Capital Securities of Irgovel.  The Company has no liabilities other than those created by this Agreement and the Related Documents.  The Company’s sole material asset is the Capital Securities of Irgovel.

4.13          Undisclosed Liabilities.  Except as set forth in Section 4.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has any Indebtedness or liability, except for liabilities reflected or reserved against on the most recent Irgovel Financial Statements and liabilities incurred since that date in the Ordinary Course of Business, none of which is material.  Neither the Company nor any Subsidiary is liable upon or with respect to, or obligated in any other way to provide funds in respect of, or to guaranty or assume in any manner any debt or obligation of any other Person.

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4.14          Changes.  Except as set forth in Section 4.14 of the Disclosure Schedule or as specifically contemplated by this Agreement or the Related Documents, since December 31, 2009, there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Irgovel Financial Statements, except changes in the Ordinary Course of Business that have not been, in the aggregate, materially adverse;

(b)            any damage, destruction or loss, whether or not covered by insurance, that resulted in or that could result in a Material Adverse Change;

(c)            any waiver by the Company or any Subsidiary of a material right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the Ordinary Course of Business and that is not material to the assets, properties, financial condition, operating results or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

(e)            any termination or material amendment to any Material Contract;

(f)            any change in any compensation arrangement or agreement with any current or former officer, director, employee or contractor;

(g)           any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets (other than the sale or license of the Company’s or any Subsidiary’s products and services in the Ordinary Course of Business);

(h)           any resignation or termination of employment of any officer or key employee of the Company or any Subsidiary;

(i)             any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of their material properties or assets, except liens for Taxes not yet due or payable;

(j)             any loans or guarantees made by the Company or any Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the Ordinary Course of Business;

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(k)            any liability incurred, assumed or guaranteed by the Company or any Subsidiary except for those incurred in the Ordinary Course of Business in the aggregate);

(l)             any declaration, payment or setting aside for payment of any dividend or other distribution with respect to, or any redemption, retirement or other purchase of, any equity securities of the Company or any of its Subsidiaries;

(m)           any failure to conduct the Company’s business in the Ordinary Course of Business;

(n)            any Indebtedness incurred by the Company or any of its Subsidiaries;

(o)            any change in any accounting policies, procedures or practices other than changes required by GAAP;

(p)            aggregate Capital Expenditures paid or incurred in excess of Fifty Thousand Dollars ($50,000);

(q)            modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, managers, employees, contractors or consultants other than in the ordinary course of business for non-member employees;

(r)             entered into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(s)            established, adopted, entered into, amended or terminated any employee benefit plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its current or former directors, managers, employees, contractors, or consultants of the Company or its Subsidiaries;

(t)            made any tax election, change its method of tax accounting or settle any claim relating to Taxes;

(u)           been party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction;

(v)           accelerated any billing of customers or collection of receivables or delayed, postponed or canceled the payment of accounts payable or any other liability, the purchase of inventory or the replacement of inoperable, worn out or obsolete assets with assets of comparable quality, in each case, other than in the ordinary course of business substantially consistent with past practice;

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(w)           any other event or condition of any character that might result in a Material Adverse Change; or

(x)            any other material transaction or any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section _4.14.

4.15          Taxes.  Except as set forth in Section 4.15 of the Disclosure Schedule, the Company and each Subsidiary have timely filed or caused to be filed all Tax returns required under Applicable Law and such returns are true, correct and complete in all material respects.  No audit of the Company’s or any Subsidiary’s Tax returns is in progress, or to the Company’s Knowledge, is being proposed, threatened or discussed.  The Company and each Subsidiary have paid or made provision for payment of all Taxes and assessments that have been or are accrued, due or levied, and there are no assessed Tax deficiencies against the Company or any Subsidiary.  All Taxes that the Company or any Subsidiary is required to withhold or collect have been duly withheld or collected, and, to the extent required by Applicable Law, have been paid to appropriate Governmental Authorities or Persons.  Neither the Company nor any Subsidiary has waived, or been requested to waive or extend, any statute of limitations relating to the payment or assessment of Taxes or deficiencies.  The Company is and has been treated for its entire existence as a “disregarded entity” under Treasury Regulations Section 301.7701-3.  Irgovel is treated as a corporation for U.S. federal income tax purposes.

4.16          Intellectual Property.

(a)           Section 4.16(a) of the Disclosure Schedule contains a complete list of all pending or issued patents, registered trademarks, and registered copyrights (international and domestic) in which the Company or its Subsidiaries hold any rights.  The Company and the Subsidiaries own or possess sufficient legal rights to Intellectual Property necessary to the business of the Company and the Subsidiaries as presently conducted, the lack of which could reasonably be expected to result in a Material Adverse Change.  Except for standard end-user license agreements, support/maintenance agreements and agreements entered in the Ordinary Course of Business, there are no outstanding options, licenses or agreements relating to the Intellectual Property of the Company and the Subsidiaries, and neither the Company nor any Subsidiary is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity.  Neither the Company nor any Subsidiary has received any written communication alleging that the Company has violated or, by conducting their businesses as currently conducted, would violate any of the Intellectual Property of any other person or entity.

(b)           To the Company’s Knowledge, Section 4.16(b) of the Disclosure Schedule contains a complete list of current and past employees and contractors of NutraCea, the Company or its Subsidiaries who own patents or have developed trade secrets related to technology used by, and material to, the Company or its Subsidiaries.

4.17          Material Contracts.  Section 4.17 of the Disclosure Schedule lists all Material Contracts.  With respect to each Material Contract, (a) such agreement is in full force and effect and constitutes the legal, valid and binding obligation of the Company or a Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies and to general principles of equity, (b) such agreement will not be terminated as a result of this Agreement, (c) neither the Company nor any Subsidiary is in default in any material respect under such agreement and no event has occurred which, with the passage of time, would constitute such a default, and (d) to the Company’s Knowledge, no other party is in default in any material respect under such agreement.

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4.18          Transactions with Affiliates.  Except as set forth on Section 4.18 of the Disclosure Schedule, no officer, shareholder, director, member, manager, partner or Affiliate of the Company or any Subsidiary, or any Family Group member of any such person, (a) is indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them other than in the case of officers, directors, employees and managers for accrued salaries, reimbursable business expenses and other employee benefits accrued in the ordinary course of business; (b) owns any material asset used or held for use by the Company or any of its Subsidiaries; or (c) is directly or indirectly interested in any material contract with the Company or any of its Subsidiaries.

4.19          Insurance.  Section 4.19 of the Disclosure Schedule sets forth a complete and accurate list and description of all policies of insurance presently in effect with respect to the assets and/or business of the Company and its Subsidiaries.  The Company and each Subsidiary maintains and has maintained such insurance as is required by Applicable Law and such other insurance, in amounts and insuring against hazards and other liabilities, as is customarily maintained by companies similarly situated.

4.20          Compliance with Laws.  Except as set forth in Section 4.20 of the Disclosure Schedule, each of the Company and the Subsidiaries is, and at all times since February 19, 2008 has been, in compliance with all Applicable Laws in all material respects.

4.21          Licenses.  Except as set forth in Section 4.21 of the Disclosure Schedule, the Company and the Subsidiaries hold, and at the Closing will hold, all Licenses necessary to own their assets and to conduct their business as it is now being conducted, and believe they can obtain, without undue burden or expense, any required Licenses for the conduct of their business as presently planned to be conducted.  A list of all material Licenses is set forth in Section 4.21 of the Disclosure Schedule, and each such License is in full force and effect.

4.22          Labor Relations; Employee Compensation.  Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or other labor agreement, and there are no organizational efforts affecting its employees.  There are no material unremedied violations of any federal, state or local labor or employment Laws or regulations, including wages, hours, collective bargaining, Taxes and the like by the Company or any Subsidiary.  There are no strikes or other labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth in Section 4.22 of the Disclosure Schedule, there are no (a) effective employment agreements, deferred compensation agreements, bonus plans, incentive plans, profit sharing plans, severance arrangements or retirement agreements covering the current or former employees of the Company or any of its Subsidiaries, or (b) agreements for managerial, consulting or similar services to which the Company or any of its Subsidiaries is a party or by which it is bound.  The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any Subsidiary, nor does the Company or any Subsidiary have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of the Company and any Subsidiary is terminable at the will of the Company or any Subsidiary.

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4.23          Employee Benefit Plans.  Section 4.23 of the Disclosure Schedule sets forth a complete and correct list of each Benefit Plan to which the Company or its Subsidiaries has any obligation.  Except as set forth in Section 4.23 of the Disclosure Schedule, each of the Company and its Subsidiaries (a) has made all payments or contributions due to date under each of its Benefit Plans, and has recorded on its books amounts accrued to date as liabilities with respect to each such Benefit Plan and the requirements of applicable Law, (b) has performed all material obligations required to be performed under each such Benefit Plan and applicable Law, and is not in default in any material respect of any such Benefit Plan and (c) is in compliance in all material respects with requirements of Applicable Law with respect to such Benefit Plans.  No Benefit Plan has any unfunded or underfunded liabilities.

4.24          Investment Company.  Neither the Company nor any Subsidiary is an “investment company” as defined in the Investment Company Act of 1940, as amended.

4.25          Brokerage Fee.  Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Company nor any Subsidiary has, with respect to the sale of Units, engaged any investment banker, finder, broker or similar agent that may give rise to any brokerage fee, finder’s fee, commission or similar liability, nor will either the Company or any Subsidiary otherwise be required, with respect to the sale of Units, to pay any investment banker, finder, broker or similar agent any brokerage fee, finder’s fee, commission or similar liability.

4.26          Foreign Corrupt Practices.  Except as set forth in Section 4.26 of the Disclosure Schedule, the Company and its Subsidiaries have not, and to the Company’s Knowledge, no agent or other person acting on behalf of the Company or any Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or its Subsidiaries (or made by any person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.27          Environmental and Safety Matters.

(a)           The Company and its Subsidiaries have at all times complied in all material respects with all applicable Environmental and Safety Requirements, which compliance has included obtaining and complying in all material respects at all times with all material permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their respective businesses.

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(b)           Except as set forth in Section 4.27(b) of the Disclosure Schedule, since February 19, 2008, neither the Company nor any of its Subsidiaries has received any notice, report, order, or directive regarding any, and is not subject to any litigation, proceedings or order regarding any, actual or alleged violation of Environmental and Safety Requirements, or any liability or potential liability arising under Environmental and Safety Requirements, in effect prior to and as of the date of the applicable Closing, relating to the business, the Owned Real Property or Leased Real Property.

(c)            Except as set forth in Section 4.27(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance (including without limitation any hazardous substance), owned or operated any property or facility which is or has been contaminated by any substance, so as to give rise to any current or future liabilities under any Environmental and Safety Requirements in effect at the time of such treatment, storage, disposal, transportation, handling, release or exposure.

(d)           Except as set forth in Section 4.27(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has assumed, undertaken, or provided any indemnity with respect to, any liability of any other Person relating to Environmental and Safety Requirements.

(e)           The Company has furnished to Investor true and correct copies of all environmental audits, reports, assessments and all other documents materially bearing on environmental, health or safety liabilities relating to the past or current operations or facilities of the Company and all of its Subsidiaries, in each case which are in its possession or under its reasonable control.

4.28          Full Disclosure.  Neither this Agreement, the Related Documents or any exhibits or schedules thereto, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.29          Projections.  Subject to Investor’s acknowledgment in Section 5.3, the “forward looking” information prepared by or for the Company and delivered to Investor was based on underlying assumptions that the Company believed to be reasonable at the time when such information was so prepared and delivered.

SECTION 5.           REPRESENTATIONS AND WARRANTIES OF INVESTOR.  Investor hereby represents and warrants to NutraCea, the Company and the Subsidiaries that:

5.1           Authorization.  Investor has full power and authority to enter into this Agreement and the Related Documents to which it is a party and to carry out and perform its obligations thereunder.  This Agreement and the Related Documents to which Investor is a party constitute Investor’s valid and legally binding obligation, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Investor has obtained each Consent of or with any court, Governmental Authority or third Person that is required to be obtained by Investor in connection with the execution and delivery of this Agreement and the Related Documents to which Investor is a Party or the performance of Investor’s obligations hereunder or thereunder.

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5.2           Purchase Entirely for Own Account.  Investor Units are being acquired for investment for Investor’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Investor Units.

5.3           Access to Data.  Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the this Agreement and the Related Documents and transactions contemplated hereby and thereby, as well as the Company’s and the Subsidiaries’ business, management and financial affairs, which questions were answered to its satisfaction.  Investor understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s and the Subsidiaries’ business and prospects, but were not necessarily a thorough or exhaustive description.  Investor acknowledges that any “forward looking” information prepared by or for the Company has been, and continues to be, subject to change and that any projections included in such information or otherwise is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.

5.4           Principal Place of Business.  The principal place of business of Investor is the address set forth below Investor’s name on the signature page hereto.

5.5           Brokerage Fee.  Except as set forth in Section 5.4 of the Disclosure Schedule, Investor has not, with respect to the purchase of Units, engaged any investment banker, finder, broker or similar agent that may give rise to any brokerage fee, finder’s fee, commission or similar liability, and Investor will not be required, with respect to the purchase of Units, to pay any investment banker, finder, broker or similar agent any brokerage fee, finder’s fee, commission or similar liability.

5.6           Short Sales and Confidentiality.  Other than consummating the transactions contemplated hereunder, Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with Investor, directly or indirectly executed any transaction, including short sales, in the securities of NutraCea during the period commencing from the time that Investor was first contacted by NutraCea regarding, the material terms of the transactions contemplated hereunder until the date hereof.

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5.7           Tax Advisors.  Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement and the Related Documents.

5.8           Accredited Investor.  Investor is an Accredited Investor.

SECTION 6.           REPRESENTATIONS AND WARRANTIES OF NUTRACEA.  NutraCea hereby represents and warrants to Investor that:

6.1           Organization.  NutraCea is duly organized, validly existing and in good standing under the Laws of California.

6.2           Authorization of Transaction; Binding Effect.

(a)           Authorization.  NutraCea has the requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b)           Enforceability.  This Agreement and each of the Related Documents to which NutraCea is a party have been duly executed and delivered by NutraCea and constitute NutraCea’s valid and legally binding obligation, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3           Noncontravention.  Neither the execution and the delivery of this Agreement and the Related Documents to which NutraCea is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any provision of NutraCea’s organizational documents or (ii) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under or result in the creation of any material Lien upon any of the properties or assets of NutraCea under or result in the acceleration of, or create in any party the right to accelerate its rights under, modify or terminate any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which NutraCea is a party, or by which it or any of its properties or assets are bound.  NutraCea has obtained each Consent of or with any court, Governmental Authority or third Person that is required to be obtained by NutraCea in connection with the execution and delivery of this Agreement and the Related Documents to which NutraCea is a Party or the performance of NutraCea’s obligations hereunder or thereunder.

6.4           Ownership of Units.  NutraCea is, and on the date NutraCea is required to sell Units to Investor hereunder will be, the lawful record owner of such Units.  Except as set forth in Section 6.4 of the Disclosure Schedule, NutraCea has good and marketable title to such Units, free and clear of any and all Liens other than transfer restrictions under applicable securities Laws.  Such Units, when sold to Investor hereunder, will be free and clear of all Liens other than transfer restrictions under applicable securities Laws, transfer restrictions and Liens provided for under this Agreement and the Related Documents and Liens created by Investor.

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6.5           Brokerage Fee.  Except as set forth in Section 6.5 of the Disclosure Schedule, NutraCea has not, with respect to the sale of Units, engaged any investment banker, finder, broker or similar agent that may give rise to any brokerage fee, finder’s fee, commission or similar liability, and NutraCea will not be required, with respect to the sale of Units, to pay any investment banker, finder, broker or similar agent any brokerage fee, finder’s fee, commission or similar liability.

6.6           No Other Representations.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE VI, NUTRACEA MAKES NO REPRESENTATION OR WARRANTY TO INVESTOR, EXPRESS OR IMPLIED, REGARDING THE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR AFFAIRS OF NUTRACEA OR ANY OF ITS SUBSIDIARIES (DIRECT OR INDIRECT).

SECTION 7.           COVENANTS.

7.1           Brazilian Loan.  Irgovel, the Company, Investor and NutraCea agree to cooperate and work in good faith to secure the Brazilian Loan as soon as reasonably practicable after the date hereof on terms reasonably acceptable to Investor and NutraCea.

7.2           Use of Proceeds.  The Four Million Dollars ($4,000,000) paid by Investor to NutraCea pursuant to Section 2.1(a) will be used by NutraCea to repay amounts it owes to its lenders and general unsecured creditors and for general corporate purposes.  NutraCea may use the amounts paid to NutraCea by Investor pursuant to Section 2.2(b) and Section 2.2(c) in any manner determined by NutraCea in NutraCea’s sole discretion.  The entire purchase price paid for Units acquired under Sections 2.1(b) and (c) and under Section 2.2(a), together with all funds contributed to the Company by NutraCea pursuant to Section 7.7, shall be used solely to fund the Phase I Projects and pay the operating and administrative expenses of the Company and Irgovel through the one year anniversary of the completion of the Phase I Projects.

7.3           Fees Relating to Investor’s Investment.  As compensation for Investor’s value added to the Company, its Members and its Subsidiaries on Brazilian and Company matters, including working with management on the definition and execution of the Company’s and its Subsidiaries’ respective strategy and business plans, on financial structuring and sourcing, on periodic oversight of the operating and financial performance of the business and on other matters, the Company agrees that for so long as Investor owns any Investor Units, or securities Investor received in exchange therefor pursuant to a Conversion, the Company shall, or shall cause its Subsidiaries, to pay to Investor or its designee (and all parties hereby consent to such payments) an annual fee in an aggregate amount equal to Two-Hundred Thousand Dollars ($200,000) (“Investor Fee”); provided, however, that if any of the Investor Units (or securities issued in exchange therefor pursuant to a Conversion or issued pursuant to any dividend, stock split or similar distribution with respect to the Investor Units or securities exchanged therefor pursuant to a Conversion) are transferred for consideration (other than pursuant to an exchange pursuant to a Conversion), then the Investor Fee shall be proportionately reduced by the pro rata amount of such Units or securities transferred as compared to the aggregate amount of such Units or securities (x) then held by Investor plus (y) the number of Units or securities Investor has the right and/or obligation to purchase in accordance with this Agreement at such time.  Beginning on January 1, 2012, the Investor Fee shall be paid in advance in four equal quarterly installments on the first business day of each Quarter.  On the Initial Closing Date the Company shall or shall cause its Subsidiary to pay to Investor or its designee (i) a pro rated portion of such fee for the final Quarter of 2010 based on the number of days elapsed from and including the Initial Closing Date through and including December 31, 2010 plus (ii) the amount of the Investor Fee payable for the entire year of 2011.  Such fees shall be earned upon receipt, shall be non-refundable and shall not be deemed to be distributions made to Investor in respect of its Investor Units pursuant to the LLC Agreement or otherwise.  For the avoidance of doubt, the Investor Fee shall not be required to be paid from and after the date of a NutraCea Roll Up.

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7.4           Non-Solicitation.  Until the fifth (5th) anniversary of the Irgovel Sale Date, neither NutraCea nor any of its Subsidiaries (other than the Company and its Subsidiaries) or any of their respective Affiliates, directors, employees, agents or representatives (collectively, “Restricted Persons”) shall, directly or indirectly, solicit to hire or hire any Brazil-based employee or independent contractor of (i) the Company or any of its Subsidiaries or (ii) any Person who acquires all or substantially all of the equity securities of Irgovel (“Irgovel Purchasing Entity”), or induce any such employee to sever its relationship with any of the foregoing companies or to accept an employment or an independent contractor relationship with NutraCea or any of its Subsidiaries; provided, however, that the foregoing limitation will not (i) prohibit the placement of general advertisements in trade journals, newspapers or similar publications that are not directed at the Company, its Subsidiaries or the Irgovel Purchasing Entity or any of their employees or (ii) prevent NutraCea or any of its Subsidiaries from hiring any person who responds to any such solicitation or who independently contacts NutraCea or any of its Subsidiaries on his or her own initiative without any direct or indirect solicitation by or encouragement from any Restricted Person, in each case so long as such person has not been an employee of the Company, Irgovel or the Irgovel Purchasing Entity during the six month period immediately prior to the hire date.  In addition, the foregoing restrictions shall not apply with respect to any employee who works for both NutraCea and the Company (as approved by the Management Committee in accordance with the LLC Agreement) or any person who is employed by, or an independent contractor of, the Company, Irgovel or the Irgovel Purchasing Entity outside of Brazil.

7.5           Non-Compete.  Until the fifth (5th) anniversary of the Irgovel Sale Date, no Restricted Person shall, directly or indirectly, own, manage, design, develop, operate, control or participate in the management or operation of (i) any facilities in Brazil for the production of (a) rice bran oil, (b) stabilized rice bran for use in the production of rice bran oil, and (c) the first stage rice bran oil derivative components lecithin, fatty acids and animal and human food grade defatted rice bran or (ii) any other primary manufacturing business located in Brazil that Irgovel is actively engaged in on the Irgovel Sale Date, in each case other than through the Company or Irgovel.  Nothing in this Section shall limit NutraCea’s ability to compete following the Irgovel Sale Date while any payment amounts due and payable to NutraCea or any of its Subsidiaries under the terms of the transactions that result in the occurrence of the Irgovel Sale Date have not been paid by the purchasing party to the Irgovel sale transaction documents.

7.6           Confidentiality.  The Parties understand that the information that each Party provided to the other Parties and their agents in connection with the transactions contemplated hereby may constitute material nonpublic information of such Party.  Each Party shall not, and each Party shall not permit its agents to, use or disclose any of such information that has not been publicly disclosed other than in connection with the transactions contemplated hereby and in the Related Documents or as may be required to comply with Applicable Law.  Furthermore, except as required pursuant to the Bankruptcy Case or other Applicable Law (including without limitation any securities laws applicable to NutraCea), the Parties shall not disclose the terms or existence of this Agreement without the written consent of the other Parties.  If any Party is required, pursuant to the Bankruptcy Case or other Applicable Law, to disclose any such information, the disclosing Party shall provide the non-disclosing Party with at least three (3) Business Days notice prior to any such disclosure and will provide the non-disclosing Party with an ability to provide comments on the content of the disclosure, which comments will be taken into reasonable consideration; provided that (i) the foregoing three (3) Business Days notice shall be limited to a two (2) calendar day period with respect to the initial press releases issued by NutraCea announcing the signing of this Agreement and the Closing and the current report on Form 8-K to be filed by NutraCea with the SEC disclosing this Agreement (“Initial 8-K”) and (ii) no notice shall be required to be delivered by NutraCea with respect to disclosure made by NutraCea in subsequent periodic reports or registration statements filed with the SEC so long as such disclosure is consistent with the disclosure contained in the Initial 8-K.  Notwithstanding the foregoing, Investor shall be able to disclose matters related hereto to its existing and potential investors (including, for the avoidance of doubt, its limited partners); provided that Investor informs such investors that such information is confidential and assumes responsibility for the improper use or disclosure of such information by such investors.

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7.7           Cost Over-runs.  If the total Phase I Projects Costs exceed $8,800,000, then NutraCea shall promptly purchase, and the Company shall sell and issue to NutraCea, additional Units for a price per Unit equal to Two Dollars ($2.00) in the entire amount of such Phase I Projects Costs in excess of $8,800,000.  Any amounts contributed to the Company pursuant to this Section 7.7 shall not increase NutraCea’s Capital Contribution in the Company.

7.8           Litigation.  NutraCea shall reimburse the Company or Irgovel, as applicable, for all amounts actually paid by Irgovel or the Company after the Initial Closing Date in respect of the Pending Litigation for attorneys’ costs, fees and expenses, filing fees and other court costs, settlement payments, payments made pursuant to judgments rendered and all other out-of-pocket costs and expenses (“Reimbursable Amounts”) as provided in this Section 7.8.  Within fifteen (15) Business Days after the date (“Escrow Release Date”) that all Escrow Funds are released and distributed from the Irgovel Escrow (whether or not all or any part of such Escrow Funds are released to NutraCea), NutraCea shall pay to Irgovel or the Company, as applicable, an amount equal to all Reimbursable Amounts accruing from the Initial Closing Date through the Escrow Release Date.  In addition, any Reimbursable Amounts that (i) accrue after the Escrow Release Date, (ii) accrue prior to the Escrow Release Date in the aggregate for the number of months transpired in excess of R$ 30,000 times the number of such months, or (iii) accrue prior to the Escrow Release Date in excess of the available amount in the Irgovel Escrow, in each case, shall be paid by NutraCea to Irgovel or the Company, as applicable, within thirty (30) days after the end of the month in which such Reimbursable Amounts were paid by the Company or Irgovel, as applicable.

7.9           Updates.  At any time other than within the five Business Days preceding any Closing Date, the Company may supplement or otherwise update the Disclosure Schedule, and set forth any necessary exceptions to any provision of Section 4 which was not included in the Disclosure Schedules delivered to Investor prior to such applicable Closing Date.  Each such update or supplement shall have effect with respect to the satisfaction of the conditions set forth in Section 3 that are applicable to such Closing Date and for purposes of determining whether the Company breached any representation or warranty set forth in Section 4 made as of such Closing Date (it being acknowledged and agreed that such updates or supplements shall have no such effect with respect to determining whether the Company breached any representation or warranty set forth in Section 4 made as of any Closing Date prior to such Closing Date).

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SECTION 8.           SURVIVAL AND INDEMNIFICATION.

8.1            Survival of Representations, Warranties and Covenants.

(a)           Subject to Section 8.1(b), the representations and warranties of NutraCea, the Company and Investor contained in or made pursuant to this Agreement shall survive the Closing at which they were made, but shall terminate twenty-four (24) months after the date they were made.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or NutraCea pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company or NutraCea, as applicable, hereunder.

(b)           The representations and warranties of NutraCea, the Company or, as applicable, Investor contained in or made pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.12 (solely with respect to the last three sentences thereof), 4.18, 4.25, 5.1, 5.5, 6.1, 6.2, 6.4, and 6.5 and claims made with respect to actual fraud shall survive the Closing at which they were made indefinitely.  The representations and warranties of the Company contained in or made pursuant to Sections 4.15, 4.26, and 4.27 shall survive the Closing at which they were made until the date that is thirty days after the expiration of the applicable statute of limitations.

(c)           The respective covenants and agreements of Investor, NutraCea and the Company contained in this Agreement shall survive the Closing Date.

8.2           Indemnification by NutraCea.  NutraCea shall indemnify Investor and each of its officers, directors, employees, partners, affiliates and representatives (the “Investor Indemnified Parties”) for, and defend and hold harmless each Investor Indemnified Party from and against:  (a) any and all damages, losses and other liabilities of any kind, including, without limitation (i) judgments and costs of settlement and (ii) the diminution in value of the securities held by Investor and its successors and assigns, and (b) all reasonable out-of-pocket costs and expenses (collectively, “Damages”), in each case, suffered or incurred in connection with any inaccuracy in any representation or warranty of the Company made at the Initial Closing pursuant to this Agreement.

8.3           Indemnification by Investor.  Investor shall indemnify the Company and each of its officers, directors, employees, partners, affiliates and representatives (the “Company Indemnified Parties”) for, and defend and hold harmless each Company Indemnified Party from and against all Damages suffered or incurred in connection with (i) any breach by Investor of any covenant or agreement made in this Agreement, or (ii) any inaccuracy in any representation or warranty of Investor made or incorporated by reference in this Agreement.

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8.4           Defaulted Payments.  The Parties acknowledge and agree that to the extent any indemnification payment is required to be paid to an Investor Indemnified Party in cash pursuant to Section 8.2 and such payment is not made within five (5) Business Days after the date on which a binding settlement is reached between the Parties (including NutraCea) or a final, non-appealable judgment is obtained in favor of such Investor Indemnified Party, then until the entire amount of such cash payment (a “Defaulted Payment”) is paid in full, whenever the Company pays a distribution to its members pursuant to the LLC Agreement, the Company is hereby authorized and directed to pay the portion of such distribution that would otherwise be paid to NutraCea (the “Re-directed Funds”) to the Investor Indemnified Party that is entitled to receive the Defaulted Payment, and the Company shall treat the Re-directed Funds as having been actually distributed to NutraCea under the LLC Agreement.

8.5           Non-Exclusive Remedy.  For purposes of clarity, the rights of the Investor Indemnified Parties to indemnity under this Section 8 are not intended to limit any rights that Investor Indemnified Parties may otherwise have under applicable law with respect to claims under, or otherwise relating, this Agreement, the Related Documents, or the transactions contemplated hereby or thereby.

SECTION 9.           MISCELLANEOUS.

9.1           Successors and Assigns.  Investor may transfer any and all rights, duties and obligations hereunder to any transferee of Units (or securities Investor received in exchange therefor pursuant to a Conversion) held by Investor that are transferred, in one transfer or a series of transfers, in accordance with the LLC Agreement so long as such transfer constitutes at least fifty percent (50%) of (x) the Units or securities then held by Investor plus (y) the number of Units or securities Investor has the right and/or obligation to purchase in accordance with this Agreement at such time.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party or to any such agreement or instrument, each other Party or party thereto shall re execute original forms thereof and deliver them to all other Parties.  No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

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9.3           Intentionally Deleted.

9.4           Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the Parties at the addresses set forth below the Party’s signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.  If notice is delivered to the Company, one copy should be sent to the Manager of the Company and to Dale Belt, Fax:  (602) 522-3011.

9.5           Expenses.  Except as expressly set forth herein or in the Related Documents to the contrary, each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents.  Irrespective of whether the Closing is affected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

9.6           Amendments and Waivers.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of NutraCea, the Company and Investor.  Any amendment or waiver affected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.  No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

9.7           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

9.8           Intentionally Deleted.

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9.9           Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (a) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, (c) words of any gender include each other gender, (d) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (e) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (f) “or” shall mean “and/or” and (g) in the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or his or her counsel.

9.10           Further Assurances.  Investor and the Company shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

9.11           Governing Law; Venue.  Except to the extent preempted by federal law including, without limitation, the provisions of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., this Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflicts of Laws principles.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

9.12          Time.  Time is of the essence of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

9.13          Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof.

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9.14          Attorneys’ Fees; Prejudgment Interest.  If the services of an attorney are required by any Party to secure the performance of this Agreement or otherwise upon the breach or default of another Party, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such Party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

9.15          Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

9.16          Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision give any third persons any right of subrogation or action against any Party.

[The Remainder of this Page is Intentionally Left Blank -- Signature Pages Follow]

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The Parties have executed this Agreement as of the date first above written.

NUTRACEA

By:	/s/ W. John Short
, Authorized Signatory
Title:	Chairman and CEO

Address:	6720 N. Scottsdale Rd #390
Scottsdale, AZ 85253

Facsimile:

INVESTOR

AF BRAN HOLDINGS-NL LLC		AF BRAN HOLDINGS LLC

By:	/s/	By:	/s/
	, Authorized Signatory			, Authorized Signatory
Title:		Title:

Address:		Address:
	250 Park Ave., Suite 2000		250 Park Ave., Suite 2000
	New York, NY 10177		New York, NY 10177
Facsimile:		Facsimile:

COMPANY		IRGOVEL

NUTRA SA, LLC		INDUSTRIA RIOGRANDESE DE OLEOS VEGETAIS LTDA,

By:	/s/ W. John Short	By:	/s/ W. John Short
	, Authorized Signatory			, Authorized Signatory
Title:	NutraCea, Managing Member	Title:

Address:		Address:

Facsimile:		Facsimile:

[SIGNATURE PAGE TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT:  NUTRA SA, LLC]

SCHEDULE A

SCHEDULE OF DEFINED TERMS

Unless otherwise expressly provided for or unless the context otherwise clearly requires, the definitions set forth in this Schedule of Defined Terms shall govern the defined terms used in the Agreement.  This Schedule of Defined Terms is a part of and is incorporated by reference into the Agreement.

“Accredited Investor” shall mean an “accredited investor,” as that term is defined under Rule 501(a) of Regulation D of the Securities Act.

“Affiliate” shall mean any individual, partnership, corporation, trust or other entity or association, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Person, or that holds a substantial beneficial interest in a Person.  The term “control,” as used above, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” shall have the meaning given to such term in the Preamble to the Agreement.

“Annual Budget” shall have the meaning given to such term in the LLC Agreement.

“Applicable Law” shall mean all applicable provisions of all (a) constitutions, treaties, statutes, Laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Consents of any Governmental Authority and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Benefit Plans” shall mean collectively, Welfare Plans, Deferred Plans, ERISA Plans, Pension Plans and any other contract, agreement, plan, arrangement, commitment, or understanding relating to terms of employment, pension, profit sharing, retirement, deferred compensation, options to purchase membership interests, stock options, stock or membership interest purchases, incentive, bonus, loan, guaranty, vacation, severance, medical insurance, life insurance, disability, and other fringe benefit plan, whether foreign or domestic and whether or not subject to ERISA.

“Brazilian Loan” shall mean a loan facility intended to be provided to Irgovel by CaixaRS/BNDeS for the construction of the Phase I Projects and related working capital funding in an amount not to exceed Twenty Five Million Brazilian Reais (R$ 25,000,000).

“Business Day” shall mean any day other than a Saturday, Sunday or a day upon which banking institutions are authorized or required by Law or executive order to be closed in the City of New York, New York.

“Business Plan” shall mean the five-year business plan for the Company and its Subsidiaries attached hereto as Exhibit F, which Business Plan may be amended from time to time with the approval of four (4) of the five (5) members of the Management Committee.

“Capital Contribution” shall have the meaning given to such term in the LLC Agreement.

“Capital Expenditures” shall mean expenditures for tangible business assets with a useful life in excess of one year, the acquisition cost of which is, in accordance with GAAP, depreciated over the useful life of such asset.

“Capital Lease” shall mean any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet.

“Capital Securities” of any Person shall mean any and all units, shares, equity interests, participations, profit sharing interests or other equivalents (however designated) of corporate stock (including each class of common stock and preferred stock) or partnership, limited liability company or membership interests of such Person.

“Charter Documents” shall mean, with respect to any Person, such Person’s formation or other governing documents, including but not limited to, as applicable, its certificate or articles of incorporation, by-laws, certificate or articles of organization or formation, operating agreement, limited liability company agreement, certificate of limited partnership, certificate of formation and partnership agreement.

“Closing” shall have the meaning given to such term in Section 2.4 of the Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.  A reference to a specific section of the Code refers not only to that specific section but any corresponding provisions of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provisions are in effect on the date of application of this Agreement containing such reference.

“Commitment Period” shall have the meaning given to such term in Section 2.2(a) of the Agreement.

“Company” shall have the meaning given to such term in the Preamble to the Agreement.

“Company Indemnified Parties” shall have the meaning given to such term in Section 8.3 of the Agreement.

“Consent” shall mean any consent, approval, authorization, waiver, permit, grant, franchise, license, exemption or order of, any registration, certificate, qualification, declaration or filing with, or any notice to, any Person, including, without limitation, any Governmental Authority.

“Consolidated Business Plan Deviation” shall mean the occurrence of two (2) of the three (3) following events in a single year for any of the three calendar years ending December 31, 2012, 2013 and 2014:  (1) the actual Consolidated Revenue for a year is twenty percent (20%) less than Consolidated Revenue set forth in the Business Plan for that year, (2) the actual Consolidated EBITDA for a year is twenty percent (20%) less than Consolidated EBITDA set forth in the Business Plan for that year, and (3) the actual Consolidated Net Debt as of December 31 of a year is twenty percent (20%) greater than the Consolidated Net Debt set forth in the Business Plan for that year.

“Consolidated EBITDA” of the Company and its Subsidiaries shall mean, for any applicable period of determination, the sum of (a) the Consolidated Net Income for such period, (b) provision for income Taxes of the Company and its Subsidiaries, (c) the Consolidated Interest Expense for such period, (d) the amount of amortization of intangibles for such period deducted in arriving at such Consolidated Net Income and (e) the amount of depreciation for such period deducted in arriving at such Consolidated Net Income, all as determined in conformity with GAAP.

“Consolidated EBITDA Default” shall mean the failure of the Company to achieve for three (3) consecutive Quarters Consolidated EBITDA of the Company and its Subsidiaries that is greater than a cumulative deviation of fifteen percent (15%) less than the minimum target Consolidated EBITDA for the Company and its Subsidiaries as provided for in the Annual Budget(s).  The first period that will be tested for purposes of determining the occurrence of a Consolidated EBITDA Default shall be the Quarter ending March 31, 2011.

“Consolidated Indebtedness” shall mean, as of any applicable date of determination, all items of Indebtedness of the Company and its Subsidiaries.

“Consolidated Interest Expense” shall mean, for any applicable period of determination, the total interest expense of the Company and its Subsidiaries for such period with respect to all of their Consolidated Indebtedness, including, without limitation, all breakage costs and fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and the accretion of original issue discount on debt securities, all as determined in conformity with GAAP.

“Consolidated Net Debt” shall mean, as of any applicable date of determination, the total Consolidated Indebtedness less cash and cash equivalents, as determined in conformity with GAAP.

“Consolidated Net Income” shall mean, for any applicable period of determination, the Net Income of the Company and its Subsidiaries, as reported by Irgovel in Brazilian Reais prior to any conversion or consolidation adjustments required by NutraCea for any United States GAAP reporting purposes.

“Consolidated Revenue” shall mean, for any applicable period of determination, the revenue of the Company and its Subsidiaries, as reported by Irgovel in Brazilian Reais prior to any conversion or consolidation adjustments required by NutraCea for any United States GAAP reporting purposes.

“Conversion” shall have the meaning given to such term in the Investor Rights Agreement.

“Damages” shall have the meaning given to such term in Sections 8.2(a) and (b) of the Agreement.

“Defaulted Payment” shall have the meaning given to such term in Section 8.4 of the Agreement.

“Deferred Plans” shall mean Pension Plans that are designed to defer compensation for a select group of key or highly compensated employees and that are exempt from the funding, participation and vesting requirements of ERISA.

“Disclosure Schedule” shall mean those certain schedules attached as Schedule B hereto, including, with respect to any applicable Closing, any update or supplement delivered in accordance with Section 7.9 prior to such Closing.

“Environmental and Safety Requirements” shall mean, whenever in effect, all national, provincial, state and local statutes, regulations, ordinances and similar provisions, whether foreign or domestic, having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, or pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Plan” shall mean any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code.

“Escrow Funds” shall mean the funds held in the Irgovel Escrow.

“Event of Default” shall mean the occurrence of (i) a Consolidated Business Plan Deviation, (ii) a Consolidated EBITDA Default or (iii) a Material Problem; provided, however, that an Event of Default shall not be deemed to have occurred until Investor has delivered notice thereof, and provided further, that an Event shall be deemed not to have occurred so long as Investor has not purchased Units as required hereunder.

“Family Group” shall mean, with respect to any natural person, such person’s spouse, siblings, lineal ancestors and lineal descendants (whether natural or adopted) and any trust or other entity organized or established solely for the benefit of such person and/or such person’s spouse, their respective ancestors and/or descendants.

“Fiscal Year” shall mean each year ended on December 31, or other fiscal year of the Company.  Each Fiscal Year consists of four Quarters.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Indebtedness” of a Person shall mean without duplication (a) all indebtedness of that Person for borrowed money or for the deferred purchase price of property or services, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by that Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under Capital Leases, (f) all obligations of that Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of that Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations in respect of guaranties, reimbursement agreements and similar instruments, (i) all obligations of a Person for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past custom and practice that are not more than 120 days past due but including any “earn out” payment obligations for which the consideration therefor has been provided), (j) any unfunded or underfunded liabilities with respect to any Benefit Plan and (k) all indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property or other assets owned by that Person, even though that Person has not assumed or become liable for the payment of such indebtedness.

“Initial Closing” shall have the meaning given to such term in Section 2.4(a) of the Agreement.

“Initial Closing Date” shall have the meaning given to such term in Section 2.4(a) of the Agreement.

“Initial Closing Purchase Price” shall mean the aggregate amounts of the purchase prices described in Sections 2.1(a), 2.1(b) and 2.1(c).

“Intellectual Property” shall mean any intellectual or intangible property (whether owned or licensed) including, without limitation, trademarks, trademark registrations and applications, service marks, trade names, corporate names and fictitious names, copyrights, copyright registrations, works of authorship, patents, patent applications, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, trade secrets, data, technical information, confidential information, designs, plans, specifications, formulas, processes, patterns, compilations, devices, techniques, mask works, methods, shop rights, know-how, show-how, and other business or technical confidential or proprietary information in each case whether or not such rights are patentable, copyrightable, or registrable, software and computer hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, databases, and documentation relating to the foregoing; all domain names and internet addresses, and content with respect to internet websites including such content in its electronic form and other proprietary information owned, controlled, created, under development or used by or on behalf of any Person in whole or in part and whether or not registrable or registered, and any registrations or applications for the foregoing.

“Investment” shall mean any loan, advance or capital contribution to, or investment in, or purchase or other acquisition of any Capital Securities, notes, obligations, securities or evidences of Indebtedness of any Person (other than travel and other advances to officers and employees of the Person in the Ordinary Course of Business).

“Investor” shall have the meaning given to such term in the Preamble to the Agreement.

“Investor Fee” shall have the meaning given to such term in Section 7.3 of the Agreement.

“Investor Indemnified Parties” shall have the meaning given to such term in Section 8.2 of the Agreement.

“Investor Rights Agreement” shall mean the Investor Rights Agreement in the form attached hereto as Exhibit C that will be entered into by and among the Company, NutraCea, Irgovel and Investor in connection with the Initial Closing.

“Investor Units” shall mean the Units purchased by Investor hereunder.

“Irgovel” shall have the meaning given to such term in the Preamble to the Agreement.

“Irgovel EBITDA” shall mean, for any applicable period of determination, the sum of (a) the Net Income of Irgovel for such period, (b) provision for income Taxes of Irgovel, (c) the Irgovel Interest Expense for such period, (d) the amount of amortization of intangibles for such period deducted in arriving at such Net Income and (e) the amount of depreciation for such period deducted in arriving at such Net Income, all as determined in conformity with GAAP.

“Irgovel Escrow” shall mean the escrow established pursuant to the terms of the Quotas Purchase and Sale Agreement, dated January 31, 2008, by and among NutraCea, Irgovel and the quota holders of Irgovel.

“Irgovel Interest Expense” shall mean, for any applicable period of determination, the total interest expense of Irgovel for such period with respect to all of its Indebtedness, including, without limitation, all breakage costs and fees, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and the accretion of original issue discount on debt securities, all as determined in conformity with GAAP.

“Irgovel Financial Statements” has the meaning given to such term in Section 4.12 of the Agreement.

“Irgovel Purchasing Entity” shall have the meaning given to such term in Section 7.4 of the Agreement.

“Irgovel Sale Date” shall mean the first date in which neither NutraCea nor any of its Subsidiaries hold a Membership Interest in the Company or equity securities of Irgovel.

“Knowledge” shall mean, (a) with respect to the Company and the Company’s Subsidiaries, the actual knowledge of John Short, Leo Gingras, Dale Belt, David Hutchinson, Gilmar Pretto and Alberto Brunelli, and (b) with respect to any other Person, the actual knowledge of such Person. “Knowingly” and “Known” shall have meanings correlative to the foregoing.

“Law” shall mean all laws of any Governmental Authority, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“Lease Obligations” of a Person shall mean for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including Taxes, insurance, maintenance and similar expenses which such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such Taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.

“Leased Real Property” shall have the meaning given to such term in Section 4.11(a) of the Agreement.

“License” shall mean any license, permit, franchise, authorization, right, privilege, variance, exemption, order or approval issued or granted by any Governmental Authority.

“Lien” shall mean any mortgage, deed of trust, assessment, security interest, easement, claim, trust, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise, including judgment and mechanics’ liens), or preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable Law of any jurisdiction in respect of any of the foregoing).

“LLC Agreement” shall have the meaning given to such term in the Recitals to the Agreement.

“Management Committee” shall be a governing body of the Company as described in the LLC Agreement.

“Material Adverse Change” shall mean a material adverse change in the condition (financial or otherwise), operations, business or properties of the Company and its Subsidiaries, taken as a whole.

“Material Contracts” shall mean with respect to the Company and each Subsidiary, each of the following types of agreements, leases, arrangements and understandings to which any of them are parties or to which any of them or their assets are bound:

(i)
any material license or agreement with respect to Intellectual Property (a) owned by the Company or any of its Subsidiaries, (b) used by the Company or any of its Subsidiaries in the conduct of their respective businesses or (c) which the Company or any of its Subsidiaries are restricted from using or registering (in each case other than agreements granting rights to use readily available, off-the-shelf shrink wrap or click wrap software having a replacement cost and annual license fee of less than Fifty Thousand Dollars ($50,000));

(ii)	any agreement for the lease of real property or personal property;

(iii)	any agreement (or group of related agreements) creating, incurring, assuming or guaranteeing any Indebtedness, any capitalized lease or purchase money obligation;

(iv)	any agreement evidencing an obligation to indemnify a director, manager, officer or employee or any other Person;

(v)	any guaranty or suretyship, performance bond or contribution agreement;

(vi)	any employment agreement, consulting agreement or similar agreement;

(vii)
any agreement between any member, manager, shareholder, director or officer (or any Affiliate or Family Group member of such member, manager, shareholder, director or officer) of the Company or a Subsidiary, on the one hand, and the Company or a Subsidiary, on the other hand;

(viii)	any agreement concerning the establishment or operation of a partnership, limited liability company or joint venture or any material agreement regarding the sharing of revenue, profits or expenses;

(ix)	any agreement for the disposition of any portion of the assets or businesses of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business);

(x)
any agreement for the acquisition of any assets, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except purchases in the ordinary course of business;

(xi)	any agreement involving a confidentiality, standstill or similar obligation between the Company or any of its Subsidiaries, on the one hand, and any third Person, on the other hand;

(xii)
any agreement providing for any future payments in excess of Fifty Thousand Dollars ($50,000) that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries or a similar event;

(xiii)	any agreement with any Governmental Authority;

(xiv)
any agreement involving aggregate payments of more than Fifty Thousand Dollars ($50,000) during the term thereof, including all extensions thereof, at the option of any party other than the Company or a Subsidiary;

(xv)	any agreement that is material to the Company;

(xvi)
any agreement containing covenants not to compete on the part of the Company or any Subsidiary or otherwise restricting the ability of the Company or any Subsidiary in any way to engage in their respective businesses; and

(xvii)	any commitment to enter into any agreement of the type described in this definition.

“Material Problem” shall mean a material problem in a manufacturing or processing facility which (i) is unrelated to changes in Law, any attack, terrorist activity, vandalism, or act of public enemies, unfavorable weather conditions, or interruptions in utilities, (ii) is reasonably likely to result in a Consolidated Business Plan Deviation or a Consolidated EBITDA Default, and (iii) results in damages that are not at least eighty percent (80%) covered by insurance proceeds actually received by such affected Person.

“Member” has the meaning set forth in the LLC Agreement.

“Month” shall mean a calendar month, and “Monthly” shall mean each Month.

“Net Income” shall mean, for the applicable period of determination, the net income, as determined in accordance with GAAP.

“NutraCea” shall have the meaning given to such term in the Preamble to the Agreement.

“NutraCea Roll Up” shall have the meaning given to such term in the Investor Rights Agreement.

“Ordinary Course of Business” shall mean in the ordinary course of business, as conducted by the Company and the Subsidiaries, consistent with past custom and practice.

“Owned Real Property” shall mean all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parties” shall mean the Company, Irgovel, NutraCea and Investor collectively, and “Party” shall mean any one of the Parties.

"Pending Litigation" shall mean all of the matters that are required to be listed on Section 4.9 of the Disclosure Schedule (whether or not actually listed).

“Pension Plans” shall mean an “employee pension benefit plan” as that term is defined in Section 3(2) of ERISA.

“Percentage Interest” shall have the meaning given to such term in the LLC Agreement.

“Performance Conditions” shall have the meaning given to such term in Section 2.2(c) of the Agreement.

“Performance Purchase” shall have the meaning given to such term in Section 2.2(c) of the Agreement.

“Permitted Liens” shall mean (i) Liens securing the Brazilian Loan, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which would not, individually or in the aggregate, cause a Material Adverse Change in the business of the Company or its Subsidiaries as presently conducted, (iii) Liens arising under original purchase price conditional sales contracts, (iv) equipment leases with third parties entered into in the Ordinary Course of Business, (v) liens for Taxes that are not due and payable as of the applicable date of determination or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings for which reserves have been established to the extent required by GAAP, (vi) any recorded easements, covenants, rights-of-way and other similar restrictions of record with respect to Owned Real Property previously delivered to Investor and which do not impair in any material respect the use or occupancy of such Owned Real Property in the operation of the business as presently conducted thereon as of the applicable date of determination, (vii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by a Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business as currently conducted thereon or, to the extent such Laws are violated, any such violation would not cause a Material Adverse Change in the business of the Company or its Subsidiaries as presently conducted thereon, (viii) Liens that have been recorded by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto, which do not impair in any material respect the use of such property in the operation of the business as presently conducted thereon as of the applicable date of determination, (ix) restrictions on transfer imposed on equity securities by securities laws and (x) unrecorded easements, covenants, rights-of-way and other similar restrictions and imperfections of title that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate in the conduct of the business of the Company or the Company’s Subsidiaries as presently conducted.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Phase I Projects” shall mean the development project described on Exhibit D.

“Phase I Projects Budget” shall mean the project budget attached hereto as Exhibit D.

“Phase I Projects Costs” shall mean the sum of the total amount of Capital Expenditures made by or on behalf of Irgovel to complete the construction of the Phase I Projects,  in each case, as determined by the Company’s independent auditors and approved by a Super-Majority of the Management Committee (as defined in the LLC Agreement).

“Plan” shall have the meaning given to such term in Section 3.1(l) of the Agreement.

“Quarter” shall mean each quarter annual period of the Fiscal Year, and “Quarterly” shall mean each Quarter.  Each Quarter consists of three (3) Months.

“Re-directed Funds” shall have the meaning given to such term in Section 8.4 of the Agreement.

“Regulations” shall mean the federal Income Tax Regulations (including without limitation, Temporary Regulations) promulgated under the Code, as the same may be amended from time to time (including corresponding provisions of successor regulations).

“Registrable Securities” shall have the meaning given to such term in the Investor Rights Agreement.

“Related Documents” shall mean the LLC Agreement, the Investor Rights Agreement, the License Agreement and any other document delivered at any Closing or entered into with respect to the transactions contemplated herein or therein.

“Required Funds” shall have the meaning given to such term in Section 2.2(a) of the Agreement.

“Restricted Person” shall have the meaning given to such term in Section 7.4 of the Agreement.

“Schedule of Defined Terms” shall mean this “Schedule A - Schedule of Defined Terms.”

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as of the same shall be in effect at the time.  References to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such similar successor federal statute.

“Subsequent Closing” shall have the meaning given to such term in Section 2.4(b) of the Agreement.

“Subsequent Closing Units”  shall have the meaning given to such term in Section 2.2(a) of the Agreement.

“Subsequent Closing Date” shall have the meaning given to such term in Section 2.4(b) of the Agreement.

“Subsequent Closing Notice” shall have the meaning given to such term in Section 2.4(b) of the Agreement.

“Subsidiary” shall mean, for all purposes hereunder other than the representations and warranties of the Company in Section 4 of the Agreement, any Person of which more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company at any date of determination, either directly or through other Subsidiaries.  Solely for purposes of the representations and warranties of the Company in Section 4 of the Agreement, “Subsidiary” shall mean any Person of which, directly or indirectly, (i) more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company, (ii) the Company may appoint a majority of the members of the Person’s board of directors, (iii) the Company may appoint a majority of the Person’s executive officers, or (iv) the Company is one of the three (3) largest holders of equity interests.

“Supplemental Closing” shall have the meaning given to such term in Section 2.4(f) of the Agreement.

“Supplemental Closing Date” shall have the meaning given to such term in Section 2.4(f) of the Agreement.

“Tax(es)” shall mean all taxes, charges, fees, levies, imposts, customs duties or other assessments imposed by and required to be paid to any governmental authority including any federal, state, municipal, local or foreign taxing authority, including, without limitation, income, excise, real and personal property, sales, transfer, import, export, ad valorem, payroll, use, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health and franchise taxes (including any interest, penalties, fines or additions attributable to or imposed on or with respect to any such assessment) and any similar charges in the nature of a Tax including, unemployment and employment insurance payments and workers compensation premiums, together with any installments with respect thereto and any estimated payments or estimated taxes and whether disputed or not.

“UCC” shall mean the Uniform Commercial Code as in effect in an applicable state.

“Unfunded Commitment Amount” shall have the meaning given to such term in Section 2.2(b) of the Agreement.

“Units” shall have the meaning given to such term in the LLC Agreement.

“Voting Power” shall mean with respect to any Person, the power to vote for or designate members of the board of directors, management committee, the manager or a similar Person or group, whether exercised by virtue of the record ownership of securities, under a close corporation, a limited liability company agreement, partnership agreement or similar agreement or under an irrevocable proxy.

“Welfare Plans” shall mean an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

SCHEDULE B

DISCLOSURE SCHEDULE

[* 66 pages omitted]

Section 4.1 – Organization, Good Standing and Qualification
[* 1 page omitted]

Section 4.3 – Subsidiaries
[* 1 page omitted]

Section 4.4(a) – Capitalization
[* 1 page omitted]

Section 4.4(b) – Capitalization
[* 1 page omitted]

Section 4.4(c) – Capitalization
[* 1 page omitted]

Section 4.4(d) – Capitalization
[* 1 page omitted]

Section 4.6 – No Conflict
[* 1 page omitted]

Section 4.7 – Governmental Consents
[* 1 page omitted]

Section 4.9 – Legal Proceedings
[* 18 pages omitted]

Section 4.10(a) – Title to Property Assets; Sufficiency of Assets
[* 2 pages omitted]

Section 4.10(b) – Title to Property Assets; Sufficiency of Assets
[* 1 page omitted]

Section 4.11(a) – Leased Real Property
[* 1 page omitted]

Section 4.11(b) – Owned Real Property
[* 1 page omitted]

Section 4.13 – Undisclosed Liabilities
[* 1 page omitted]

Section 4.14 – Changes
[* 8 pages omitted]

Section 4.15 – Taxes
[* 1 page omitted]

Section 4.16(a) – Intellectual Property
[* 1 page omitted]

Section 4.16(b) – Intellectual Property
[* 1 page omitted]

Section 4.17 – Material Contracts
[* 11 pages omitted]

Section 4.18 – Transactions with Affiliates
[* 1 page omitted]

Section 4.19 – Insurance
[* 1 page omitted]

Section 4.20 – Compliance with Laws
[* 1 page omitted]

Section 4.21 – Licenses
[* 2 pages omitted]

Section 4.22 – Labor Relations; Employee Compensation
[* 1 page omitted]

Section 4.23 – Employee Benefit Plans
[* 1 page omitted]

Section 4.25 – Brokerage Fee
[* 1 page omitted]

Section 4.26 – Foreign Corrupt Practices
[* 1 page omitted]

Section 4.27(b) – Environmental and Safety Matters
[* 1 page omitted]

Section 4.27(c) – Environmental and Safety Matters
[* 1 page omitted]

Section 4.27(d) – Environmental and Safety Matters
[* 1 page omitted]

EXHIBIT B

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

FOR

NUTRA SA, LLC
a Delaware limited liability company

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
NUTRA SA, LLC

NutraCea, a California corporation (“NutraCea”), and AF Bran Holdings-NL LLC and AF Bran Holdings LLC, in each case, a Delaware limited liability company (collectively, “AF”), agree, effective as of __________________________, 2010 (the “Effective Date”), as follows:

ARTICLE I
Background and Purpose.

1.1           Certificate.  On or about January 14, 2008, a Certificate of Formation for Nutra SA, LLC, a limited liability company formed under the laws of the State of Delaware (“Company”), was filed with the office of the Delaware Secretary of State.

1.2           Original Operating Agreement.  Effective as of January 14, 2008, a limited liability agreement of the Company was adopted and approved by NutraCea as the sole member of the Company for the regulation of the Company under the Act (“Original Agreement”).

1.3           Additional Member; Manager Managed.  As of the Effective Date, the Company admitted AF as an additional Member. The Members intend that the Company be Manager managed.

1.4           Amend and Restate Operating Agreement.  The Members desire to amend and restate the Original Agreement in its entirety; and to enter into this Agreement to govern the organization and operation of the Company and the scope and conduct of its business from and after the Effective Date.

1.5           Adoption of Agreement.  The Members hereby adopt and approve this Amended and Restated Operating Agreement for the Company under the Act upon the terms set forth herein.

1.6           Other Agreement.  The Company, AF, Irgovel and NutraCea are parties to a Membership Interest Purchase Agreement dated December ___, 2010 (“Purchase Agreement”) and an Investor Rights Agreement of even date herewith (“Investor Rights Agreement”).  The parties hereto acknowledge and agree that the Company, Irgovel, AF and NutraCea have obligations to each other pursuant to the Purchase Agreement and the Investor Rights Agreement and that nothing contained herein shall limit such rights and obligations thereunder.

1.7           Defined Terms.  Capitalized terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.8           Currency.  Unless specifically provided otherwise herein, all references to monetary units shall refer to the currency of the United States of America.

ARTICLE II
Certain Definitions.

The following terms shall have the meanings set forth below unless the context requires otherwise:

“Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Sections 18-101 through 18-1109, as amended from time to time and any corresponding provisions of succeeding law.

“AF” has the meaning set forth in the Preamble hereto.

“AF Designees” has the meaning set forth in Section 6.2.1(a).

“Affiliate” means (i) any individual, partnership, corporation, trust or other entity or association, that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Person, or that holds a substantial beneficial interest in a Person, or (ii) any relative or spouse of any person who holds a substantial beneficial interest in a Person.  The term “control,” as used above, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Nutra SA, LLC, as amended.

“Annual Budget” means the annual operating budget of the Company and its Subsidiaries that the Management Committee approves for each calendar year in accordance with Section 6.2.5.

“Approved Sale” has the meaning set forth in Section 16.1

“Assignee” means a person who has acquired a beneficial interest in the Company who has not, as of the relevant time, been admitted as a substitute Member in accordance with the requirements of this Agreement.

“Authorized Unit” has the meaning set forth in Section 5.1.

“Bankruptcy”  means, with respect to any Person, any of:  (a) the filing of an application by such Person for, or its consent to, the appointment of a trustee, receiver, or custodian of such Person’s assets: (b) the entry of an order for relief with respect to such Person in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by such Person of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of such Person unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by such Person generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Person of its inability to pay its debts as they become due.  “Bankruptcy”, however, does not mean the NutraCea Bankruptcy, unless so specified.

“Brazilian Loan” has the meaning set forth in the Purchase Agreement.

“Business” has the meaning set forth in Section 3.6.

“Business Day” means any day other than a Saturday, Sunday or a day upon which banking institutions are authorized or required by law or executive order to be closed in the City of New York, New York.

“Capital Account” means an account initially reflecting the Capital Contribution of a Member which the Company establishes and maintains for such Member pursuant to Section 4.3.

“Capital Contributions” means, with respect to any Member, the total amount of cash and the Fair Market Value of any other property contributed to the capital of the Company by such Member.  Notwithstanding anything herein to the contrary, the parties hereto agree that (i) NutraCea shall be deemed to have made a Capital Contribution to the Company on the day immediately before the Effective Date in an aggregate amount equal to Eighteen Million Dollars ($18,000,000), (ii) AF’s Capital Contributions shall include the total cash purchase price paid by AF to NutraCea to purchase Units from NutraCea pursuant to Section 2.1(a), Section 2.1(b) and, if applicable, Section 2.2(b) and Section 2.2(c) of the Purchase Agreement and (iii) NutraCea’s Capital Contributions shall not include any amount that NutraCea pays to the Company to purchase additional Units pursuant to Section 2.1(d) or, if applicable, Section 7.7 of the Purchase Agreement (notwithstanding that NutraCea will receive additional Units in exchange therefor) and NutraCea’s Capital Contribution total shall not be reduced as a result of any purchase by AF of Units from NutraCea pursuant to Section 2.1(b) of the Purchase Agreement.

“Capital Expenditure” has the meaning set forth in the Purchase Agreement.

"Capital Transaction" means (i) the sale, lease, exchange, condemnation, casualty or other disposition of the Company’s or Subsidiaries business or capital assets, whether voluntary or involuntary, and (ii) any financing or refinancing of the Company’s or Subsidiaries assets or other Company borrowing; except for (a) credit purchases of goods and services on a current basis and in the ordinary course of business, (b) the Brazilian Loan and (c) any other financing or refinancing by a Subsidiary the proceeds of which are primarily used for capital improvements and expansion by the Subsidiary.

“Certificate” and “Certificate of Formation” means the Certificate of Formation for the Company, as originally filed with the Delaware Secretary of the State pursuant to Section 18-201 of the Act.

“Change of Control” means (a) a sale, lease or other transfer of all or substantially all of the assets of the Company (which, for purposes of this definition, shall include the assets of its Subsidiaries), (b) a reorganization, merger or consolidation of the Company or Irgovel with or into any other Person, or an acquisition of the Company or Irgovel effected by an exchange of outstanding securities of the Company or Irgovel, in which transaction or series of related transactions the holders of Units or Irgovel securities outstanding immediately prior to such transaction no longer retain (either by such Units or Irgovel securities remaining outstanding or by such Units or Irgovel securities being converted into voting securities of the surviving entity) after such transaction at least fifty percent (50%) of the total Voting Power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (c)  any sale of voting control or other transaction similar to those described in clause (b) above following which the Company’s Members immediately prior to such transaction no longer hold effective control of the Company following such transaction, whether through voting power, ownership, ability to elect Manager or the Management Committee, or otherwise.

“Charter Documents” means, with respect to any Person, such Person’s formation or other governing documents, including but not limited to, as applicable, its certificate or articles of incorporation, by-laws, certificate or articles of organization or formation, operating agreement, limited liability company agreement, certificate of limited partnership, certificate of formation and partnership agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.  A reference to a specific section of the Code refers not only to that specific section but any corresponding provisions of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provisions are in effect on the date of application of this Agreement containing such reference.

“Company” has the meaning set forth in Section 1.1.

“Company Loss” has the meaning set forth in Section 9.5.

“Company Rep” has the meaning set forth in Section 9.5.

“Competing Business” means any of the activities constituting the Business in which any Person or division of any Person may engage within all or any part of Brazil.

“Confidential Information” has the meaning set forth in Section 5.8.3.

“Conversion” has the meaning set forth in the Investor Rights Agreement.

“Demand Request” has the meaning set forth in the Investor Rights Agreement.

“Designees” has the meaning set forth in Section 6.2.1(a).

“Disposition Closing” has the meaning set forth in Section 10.6.

“Disposition Event” means, with respect to any Member, the death, Bankruptcy or dissolution (other than dissolution following or in connection with a Transfer permitted pursuant to ARTICLE IX) of such Member.

“Distributable Cash” means, as of any date of determination with respect to each of the Company and its Subsidiaries taken as a whole, except as otherwise mutually agreed between AF and NutraCea, the positive amount, if any, of the excess of such Persons’ current assets determined in accordance with GAAP over the sum of (i) One Hundred Twenty Percent (120%) of the amount of such Persons’ current liabilities determined in accordance with GAAP, (ii) amounts which are clearly earmarked to be disbursed within the sixty (60) days following such date of determination to pay for Capital Expenditures, (iii) amounts which are clearly earmarked to be disbursed within the sixty (60) days following such date of determination to repay items of such Persons’ funded indebtedness, (iv) an additional amount reasonably determined by AF and NutraCea for any pending litigation as of such date against the Company or any of its Subsidiaries and (v) any additional amount that the Company reasonably requires to avoid incurring an Event of Default (as defined in the Purchase Agreement) upon the completion of such Distribution.

“Distribution”, “Distribute” and “Distributed” means the transfer of money or property by the Company to the Members without consideration.

“Drag Along Response Date” has the meaning set forth in Section 16.6.

“Drag Along Trigger Date” means the earliest to occur of the following (i) the fourth (4th) anniversary of the Effective Date or (ii) if an Event of Default occurs, the second (2nd) anniversary of the Effective Date, or (iii) if NutraCea makes a Roll Up Postponement Election (as defined in the Investor Rights Agreement), the date that that is thirty seven (37) months after the Effective Date.

“Economic Interest” means a Member’s share, or Economic Interest Owner’s share, of the Company’s Taxable Net Income, Taxable Net Loss, and/or Distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or any right to information concerning the business and affairs of the Company.

“Economic Interest Owner” means the owner of an Economic Interest (i) who has not been admitted as a Member in accordance with the requirements of this Agreement, or (ii) whose Membership Interest (but not that Member’s Economic Interest) has terminated.

“Effective Date” has the meaning set forth in the Preamble hereto.

“Eligible Preemptive Interests” has the meaning set forth in Section 15.2.

“Event of Default” has the meaning set forth in the Purchase Agreement.

“Exercise Period” has the meaning set forth in Section 9.4.2.

“Fair Market Value” of any asset as of any date means the purchase price which a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction; provided, however, that the Fair Market Value of any securities listed on any national securities exchange or quoted on the NASDAQ Stock Exchange (the “Nasdaq”) or the over the counter market, such amount as determined based upon the dollar volume-weighted average of the closing prices of the sales of securities of the type in question, on all securities exchanges on which such securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted on the Nasdaq as of 4:00 P.M., New York time, or, if on any day such securities are not quoted on the Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over the counter market as reported by the National Quotation Bureau, LLC or any similar successor organization, in each such case averaged over a period of 30 consecutive Business Days prior to such day.

“Fiduciary Duties” has the meaning set forth in Section 6.4.

“Fiscal Year” means each year ended on December 31, or other fiscal year of the Company.

“Former Member” has the meaning set forth in Section 10.1.

“Former Member’s Interest” has the meaning set forth in Section 10.1.

“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor), consistently applied, as such principles exist from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

“Initial Public Offering” means an underwritten offering of common equity securities of the Company (including a Successor Corporation) pursuant to a registration statement under the Securities Act, or any similar document if such offering is conducted outside the United States, having an aggregate gross offering price of at least Fifty Million Dollars ($50,000,000), and (b) after which such securities are traded on a securities exchange approved by a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).

“Interest Purchase Notice” has the meaning set forth in Section 15.2.

“Investor Indemnified Party” has the meaning set forth in the Purchase Agreement.

“Investor Rights Agreement” has the meaning set forth in Section 1.6.

“Interest Sale Election Period” has the meaning set forth in Section 15.2.

“Interest Sale Notice” has the meaning set forth in Section 15.2.

“Investor Fee” has the meaning set forth in the Purchase Agreement.

“Irgovel” means Industria Riograndese de Oleos Vegetais Ltda, a limited liability company organized under the laws of the Federative Republic of Brazil.

“Majority in Interest of the Members” means one or more Percentage Interests of the Members which exceed fifty percent (50%) of the aggregate of all Percentage Interests held by all Members; provided, that following an Event of Default, “Majority in Interest” means one or more Members which hold, in the aggregate, in excess of seventy five percent (75%) of the aggregate of all Units held by AF and its Assignees.

“Management Committee” initially means a five (5) person committee, unless a different number is authorized in accordance with Section 6.2, and shall comprise such successors and replacements as may be selected from time to time pursuant to Section 6.2.1 of this Agreement.

“Manager” means W. John Short, for so long as he is a duly appointed Manager pursuant to Section 6.1, and each other Person from time to time added as a Manager in accordance with the terms hereof.

“Member” means any Person holding Units that has been admitted to the Company as a Member with the approval of the Manager and the Management Committee or is an Assignee who has become a Member in accordance with ARTICLE IX.

“Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs of the Company.

“Nasdaq” has the meaning set forth in the definition of Fair Market Value.

“New Securities” has the meaning set forth in Section 15.1.

“Non-Competing Business” means any business that is not a Competing Business.

“Non-Transferring Member” has the meaning set forth in Section 9.4.

“NutraCea” has the meaning set forth in the Preamble hereto.

“NutraCea Bankruptcy”  means the Chapter 11 Case No. 2:09-bk-28817-CGC, in the United States Bankruptcy Court for the District of Arizona, in which NutraCea was the debtor and debtor-in-possession.

“NutraCea Designees” has the meaning set forth in Section 6.2.1(a).

“Observer” has the meaning set forth in Section 6.2.6.

“Original Agreement” has the meaning set forth in Section 1.2.

“Participating Member” has the meaning set forth in Section 9.5.

“Participation Rights Transfer Costs” has the meaning set forth in Section 9.5.

“Percentage Interest” means, with respect to each Unit Holder, the product of (a) 100 and (b) the quotient obtained by dividing (i) the number of Units held by a Member by (ii) the total number of Units then outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Presenting Member” has the meaning set forth in Section 5.8.2.

“Proposed Buyer” has the meaning set forth in Section 16.1.

“Purchase Agreement” has the meaning set forth in Section 1.6.

“Purchasing Member” has the meaning set forth in Section 9.4.4.

“Regulatory Allocation” has the meaning set forth in Section 8.8.

“Related Documents” shall mean the Purchase Agreement, the Investor Rights Agreement, the License Agreement and any other document entered into or delivered in connection with the transactions contemplated herein or therein.

“Remaining Member” has the meaning set forth in Section 10.1.

“Restructured Person” has the meaning set forth in Section 17.19.

“Sale Deadline” has the meaning set forth in Section 9.4.5.

“Sale Notice” has the meaning set forth in Section 16.1.

“Securities Act” means the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as of the same shall be in effect at the time.  References to a particular section of the Securities Act of 1933 shall include a reference to the comparable section, if any, of any such similar successor federal statute.

“Selling Member” has the meaning set forth in Section 9.5.

“Shared Employee” has the meaning set forth in Section 6.14.

“Subsidiary” means, for all purposes hereunder other than Section 6.2.5, any Person of which more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company at any date of determination, either directly or through other Subsidiaries.  Solely for purposes of Section 6.2.5, “Subsidiary” means any Person of which, directly or indirectly, (i) more than Fifty Percent (50%) of the Voting Power is owned or controlled by the Company, (ii) the Company may appoint a majority of the members of the Person’s board of directors, (iii) the Company may appoint a majority of the Person’s executive officers, or (iv) the Company is one of the three (3) largest holders of equity interests.

“Successor Corporation” has the meaning set forth in Section 17.2.

“Super-Majority in Interest” means one or more Members which hold, in the aggregate, in excess of seventy five percent (75%) of the aggregate of all Percentage Interests held by Members.

“Super-Majority of the Management Committee” means (i) so long as the Management Committee is comprised of five (5) individuals, four (4) of the five (5) members of the Management Committee, and (ii) at any time when the Management Committee is expanded pursuant to Section 6.2, a number of members of the Management Committee that is (a) equal to a majority of such members and (b) includes at least one (1) AF Designee and one (1) NutraCea Designee.

“Taxable Net Income and Taxable Net Loss” means the income, gain, loss, deductions and credits of the Company in the aggregate or separately, as appropriate, determined by certified public accountants for the Company and in accordance with United States generally accepted accounting principals, consistently applied, at the close of each Fiscal Year, reflected on the Company’s information tax return filed for federal income tax purposes.

“Transfer” or “Transferred” means any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Membership Interest; provided, that in no event shall the lien and related rights provided to the unsecured creditors pursuant to the NutraCea Bankruptcy be considered a “Transfer” hereunder.

“Transferring Member” has the meaning set forth in Section 9.4.

“Transferred Membership Interest” has the meaning set forth in Section 9.4.

“Transfer Notice” has the meaning set forth in Section 9.4.1.

“Units” means a portion of a Membership Interest of a Member.  Each Unit shall represent an equal portion of the total Percentage Interests held by all Members, and the number of Units held by each Member shall be set forth on Exhibit A, as amended from time to time.  Units repurchased or redeemed by the Company shall terminate and no longer exist.

“Unit Holder” means a Member owning a Unit.

“Unreturned AF Capital Contributions” means, as of any date of determination, the total (but not less than zero) of (i) the product of (a) the number two (2) and (b) the Capital Contributions of AF, less (ii) the aggregate amount of Distributions paid to AF in respect of AF’s Units pursuant to Section 7.2 (but not less, for purposes of clarity, the Investor Fee).

“Unreturned NutraCea Capital Contributions” means, as of any date of determination, the total (but not less than zero) of (i) the product of (a) the number two (2) and (b) the excess of (x) the Capital Contributions of NutraCea, over (y) the aggregate purchase price paid by AF to NutraCea to purchase Units from NutraCea pursuant to Section 2.1(a), if applicable, Section 2.2(b) of the Purchase Agreement, and, if applicable, Section 2.2(c) of the Purchase Agreement, less (ii) the aggregate amount of Distributions paid to NutraCea in respect of NutraCea’s Units pursuant to Section 7.2.

“Unreturned Capital Contributions” means, as applicable, the Unreturned AF Capital Contributions and the Unreturned NutraCea Capital Contributions.

“Voting Power” means with respect to any Person, the power to vote for or designate members of the board of directors, management committee, the manager or a similar Person or group, whether exercised by virtue of the record ownership of securities, under a close corporation, a limited liability company agreement, partnership agreement or similar agreement or under an irrevocable proxy.

ARTICLE III
Organization of the Company

3.1           Formation.  The Members have formed a limited liability company under the Act.  This Agreement controls all rights and obligations of the Members, Economic Interest Owners and Managers, as such, to the fullest extent permitted by law.

3.2           Name.  The name of the Company shall be “Nutra SA, LLC.”  The Company may conduct business under that name or upon compliance with applicable laws, any other name that the Manager, with the prior approval of the Management Committee, deems appropriate or advisable.  The Company’s name shall be the exclusive property of the Company and no Member shall have any rights in the name or any derivations thereof.

3.3           Term.  The term of the Company will commence on the date of the filing of the Certificate and shall terminate as provided under ARTICLE XII.

3.4           Office and Agent.

3.4.1         Registered Office.  The Company shall continuously maintain a registered agent in the State of Delaware as required by Section 18-104(a)(2) of the Act. The initial registered office of the Company shall be 2711 Centerville Road, Suite 400, Wilmington, DE.  The initial registered agent shall be Corporation Service Company.  The Manager, with consent of the Management Committee, may change the registered office and/or the registered agent at any time and from time to time, as permitted under the Act, upon prior written notice to the Members.

3.4.2         Other Offices.  The principal office of the Company shall be located at NutraCea’s corporate offices in Scottsdale, Arizona, or such location as the Manager, with the approval of the Management Committee, may determine.  The Company also may have such other offices anywhere within and without the State of California, as the Manager, with approval of the Management Committee, from time to time may determine.

3.5           Purpose of the Company. The purpose of the Company is to (i) to own, hold and divest of equity securities of Irgovel and other Subsidiaries of the Company and (ii) take such other activities incidental to the foregoing and not prohibited under the terms of this Agreement or applicable law or regulation.  At all times from and after the date of this Agreement, the Company shall not engage in any business or other activities other than the foregoing.

3.6           Purpose of Irgovel and Other Subsidiaries.  The purpose of the Irgovel and each other Subsidiary of the Company is to (i) own, manage, design, develop and operate facilities in Brazil for the production of (a) rice bran oil, (b) stabilized rice bran for use in the production of rice bran oil, and (c) the first stage rice bran oil derivative components lecithin, fatty acids and animal and human food grade defatted rice bran and (ii) take such other activities incidental to the foregoing and not prohibited under the terms of this Agreement or applicable law or regulation (the “Business”). At all times from and after the date of this Agreement, neither the Company nor any Subsidiary of the Company shall engage in any business or other activities other than the Business. Without limiting the generality of the foregoing, the Business shall not include the production of any rice bran oil derivative products other than those specified in Section 3.6(i)(c) above.

ARTICLE IV
Capital Contributions; Percentage Interest and Units.

4.1           Initial Capital Contributions.  Prior to the Effective Date, NutraCea has made or shall be deemed to have made a total of $18,000,000 in Capital Contributions to the Company and received therefore a total of 9,000,000 Units. Contemporaneously with the execution of this Agreement, AF will acquire Units from NutraCea and the Company and NutraCea will acquire Units from the Company, in each case as set forth in the Purchase Agreement.  Following such acquisitions, the Company’s books and records will reflect that each Member has the Capital Contributions set forth opposite each Member’s name on Exhibit A attached hereto, which Exhibit A shall be revised to reflect changes to the Member’s Capital Contributions in accordance with the terms hereof.

4.2           Percentage Interests.  As of the date hereof after giving effect to the transactions described in Section 4.1, the Members shall own the number of Units and have the Percentage Interests set forth opposite each Member’s name on Exhibit A, which Exhibit A shall be revised to reflect any additional Units from time to time sold or acquired by the Members.

4.3           Capital Accounts.  The Company shall establish an individual Capital Account for each Member.  The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall initially be credited with the Capital Contribution made by such Member pursuant to Section 4.1.  If a Member transfers the Member’s Membership Interest in accordance with this Agreement, such Member’s Capital Account shall carry over to the new owner of such Membership Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

4.4           Additional Capital Contributions. Except and solely to the extent required by the Purchase Agreement and Section 7.5 below, no Member shall have any obligation to make additional Capital Contributions to, or acquire additional Units from, the Company.

4.5           Loans.   In the event additional capital is necessary to meet operating expenses and capital expenditures or as otherwise reasonably determined by the Manager, the Manager, from time to time, may obtain loans to the Company from third parties or Members for all or a portion of such cash needs with and subject to the prior approval of the Management Committee and as set forth in Section 6.2.4.  Such loans may be unsecured or secured by all or a portion of the Company’s assets.  Any loan from a Member shall be subject to the requirements of Section 5.6.

4.6           Return of Capital Contribution.  Except as provided in the Purchase Agreement, no time is agreed upon as to when the Capital Contributions of the Members are to be returned or whether the Capital Contributions of the Members will be returned.  Subject to Section 7.2, the Members shall not have the right to withdraw or demand return of their Capital Contributions nor shall the Members have the right to demand and receive property other than cash in return for their Capital Contributions.

ARTICLE V
Units; Members.

5.1           Classes of Members.   The Company has the authority to issue a total of Thirteen Million (13,000,000) Units (“Authorized Units”).  No additional class or series of Units and no increase or decrease in the amount or type of Authorized Units may be made without the prior written consent of AF and NutraCea.  Any Membership Interests in the Company shall be represented by Units. The Members shall have the rights of Members as provided herein.

5.2           Admission of Additional Members.  Other than substitute Members admitted pursuant to ARTICLE IX, additional Members may be admitted to the Company, only with the consent of the Manager and the Management Committee (which shall, prior to an Event of Default, require consent by action of a Super-Majority of the Management Committee and, following an Event of Default, require consent acting in accordance with Section 6.2.2.  Any additional Members shall obtain Units and Membership Interests and will participate in the management, Taxable Net Income, Taxable Net Losses, and Distributions of the Company on such terms as are set forth herein.  Substitute Members and assignees of Members may be admitted only in accordance with ARTICLE IX.  Upon admission of a new or substitute Member, this Agreement shall be amended to set forth the name, Capital Contribution, number of Units and Percentage Interest of the new Member and the new Member shall enter into this Agreement as amended, subject to the following:

5.2.1         Compliance with Law.  The admission must comply with all applicable state and federal securities and all other applicable laws; and

5.2.2        Agreement.  Each additional Member shall agree to be bound by the terms of this Agreement.

5.3           Withdrawals or Resignations.  No Member may withdraw or resign from the Company, whether as a result of the Bankruptcy of such Member or as result of any other events specified in Section 18-304 of the Delaware Act.  So long as a Member continues to own or hold any Units, such Member will not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company will be null and void.  When any Person who is a Member ceases to own or hold any Units, such Person will no longer be a Member.

5.4           Payments to Members.  Except (i) as approved in writing by a Super-Majority of the Management Committee or included in an annual budget approved by the Management Committee in accordance with Section 6.2.5, (ii) as specified in this Agreement or any other Related Document, or (iii) as otherwise provided in an agreement between the Company and the Member that has been approved by a Super-Majority of the Management Committee, no Member or Affiliate of a Member is entitled to remuneration for services rendered or goods provided to the Company.

5.5           Intentionally Deleted.

5.6           Loans and Other Transactions with the Company.  With the express prior approval of a Super-Majority of the Management Committee, a Member may loan money to the Company on terms and conditions so approved.  No such loan shall constitute a Capital Contribution or increase the Percentage Interest of the lending Member.  Notwithstanding the foregoing, following an Event of Default, the Management Committee acting in accordance with Section 6.2.2 shall have the authority to approve such a loan, so long as such loan contains terms and conditions representative of an arm’s-length transaction.

5.7           Meetings of Members.  Except as required by applicable law, no annual or regular meetings of the Members are required.  However, if meetings are held, then such meetings shall be held in accordance with this Section 5.7 and applicable law.

5.7.1         Place of Meetings.  Meetings of Members shall be held at any place stated in any proper notice of meeting.

5.7.2         Power to Call Meetings.  Meetings of the Members may be called by the Manager, any two (2) members of the Management Committee or by any Member holding twenty five percent (25%) or more of the total Units then outstanding, for the purpose of addressing any matters on which the Members may vote.

5.7.3         Notice of Meetings.

(a)           Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given not less than ten (10) Business Days nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at the meeting; provided that each Member shall be able to waive the notice requirements hereof in whole or part.  The notice shall state the place, date and hour of meeting and shall set forth in reasonable detail the business to be transacted at such meeting.  No other business may be transacted at such meeting, unless AF and NutraCea are present at the meeting and each approves such other business.

(b)           Notice of a Members’ meeting shall be given either personally or by mail or other means of written communication, addressed to the Member at the address of Member appearing on the books of the Company or given by the Member to the Company for the purpose of notice.  The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.

(c)           Upon written request to the Manager by any Person(s) entitled to call a meeting of the Members, the Manager shall immediately cause notice to be given to the Members entitled to vote that a meeting will be held at a time requested by the Person(s) calling the meeting, not less than ten (10) Business  Days nor more than sixty (60) days after the receipt of the request.  If the notice is not given within five (5) days after the receipt of the request, the Person(s) entitled to call the meeting may give the notice.

(d)           When a Members’ meeting is adjourned to another time or place, except as provided in the last sentence of this paragraph, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Company may transact any business that may have been transacted at the original meeting.  If the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

5.7.4         Action without a Meeting.  Any action that may be taken at any meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is executed and delivered to the Company by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote thereon were present and voting; provided, however, that written notice of the intention to take such action shall be delivered (along with the form of written consent that is to be executed in connection with the taking of such action) to all the Members at least ten (10) Business Days prior to taking any such action by written consent.

Any Member giving a written consent, or the Member’s proxy holder, may revoke the consent by a writing received by the Company prior to the time that the written consents of Members having the minimum number of votes that would be required to authorize the proposed action have been filed with the Company, but may not do so thereafter.  Such revocation is effective upon its receipt at the office of the Company.

5.7.5         Proxies.  The use of proxies in connection with this Section 5.7 will be governed in the same manner as in the case of corporations formed under the Delaware General Corporation Law.

5.8           Business Activities of Members; Confidentiality.

5.8.1         Non-Competing Business.  The Members and their Affiliates may engage or invest in, independently or with others, any business activity relating to a Non-Competing Business. Neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.  The Members, as such, shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company relating to a Non-Competing Business.  Each Member hereby waives any and all rights and claims which it may otherwise have against the other Members and their officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any of such activities.

5.8.2         Competing Business.  Neither NutraCea, nor any of NutraCea’s Affiliates, nor AF shall directly or indirectly own, manage, operate, control or participate in the operation of any Competing Business, whether independently or with others, unless expressly approved in writing in advance by the Member(s) other than the Presenting Member (as defined below).  NutraCea and, in the event that AF is intended to invest in such opportunity, AF, as such, shall be obligated to present any investment opportunity or prospective economic advantage to the Company relating to a Competing Business (such Member presenting the opportunity on behalf of itself or, as applicable, it Affiliates, the “Presenting Member”).  However, if the Member(s) other than the Presenting Member approves any of such activities in writing, then the Member(s) other than the Presenting Member hereby waives any and all rights and claims which it may otherwise have against the Presenting Member and the Presenting Member’s officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any of such activities.  For the avoidance of doubt (i) Affiliates of AF, other than AF, shall not be restricted from owning, managing, operating, controlling or participating in the operation of any Competing Business and (ii) AF, its Affiliates and their respective officers, directors, shareholders, partners, members, managers, agents and employees shall have no duty to present any investment opportunity or prospective economic advantage to the Company relating to a Competing Business if such opportunity is to be invested in by Persons other than AF, which determination shall be made by AF and/or its Affiliates in their sole discretion.

5.8.3         Confidentiality.  During the term of the Company AF, the AF Designees and all other AF representatives will receive or gain access to certain non-public information regarding the Company, its Business, or its Subsidiaries, including without limitation, technical information, market and marketing information, tactics, strategies and costs, manufacturing techniques,  processes, costs and technologies, accounting, financial, personnel and planning information, details of banking and other borrowing relationships, customer lists and customer contact information, product formulations, product and component costs and pricing tactics and strategies, supplier names and contact information, employee and consultant or advisor  names, compensation and contact information, raw material purchase costs and contracts, legal information and other intellectual property rights and confidential information proprietary to the Company, its Subsidiaries or NutraCea (“Confidential Information”). AF agrees, and any representative of AF will agree, to hold in confidence and trust and to act in a fiduciary manner with respect to all such Confidential information, except to the extent otherwise required by law and any other applicable regulatory process.  Notwithstanding the foregoing, AF may disclose limited portions of such information to its existing and potential investors (including, for the avoidance of doubt, its limited partners); provided that AF informs such existing and potential investors that such information is confidential and AF assumes responsibility for the misuse or improper disclosure of such information by the existing and potential investors.  AF understands and agrees that material nonpublic information regarding the Company or its Subsidiaries constitutes material nonpublic information of NutraCea, and agrees to comply with all applicable securities laws with regard to its use of such information.  Notwithstanding anything to the contrary contained herein, each of AF, the AF Designees and all other AF representatives shall be free to use any means, concept and idea that (i) is or becomes generally available to the public other than as a result of a disclosure by AF, an AF Designee or any other AF representative in violation of this Agreement; (ii) is or becomes available to AF, the AF Designee or AF representative, as applicable, on a non-confidential basis from a source other than AF, an AF Designee or any other AF representative, as long as the other source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal, or fiduciary obligation; (iii) is demonstrably within AF’s, the AF Designee’s or the other AF representative’s possession before it is provided to such person; or (iv) is of general application and not related to any specific Company technology, products, projects or other work product and is retained in the unaided memory of such Person without reference to any material which is written or otherwise fixed in tangible form and not developed by reference to any such materials.

5.9           Members Are Not Agents.  The management of the Company is vested in the Manager, the Management Committee and duly appointed officers of the Company. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any member in such capacity bind or execute any Agreement or instrument on behalf of the Company.

ARTICLE VI
Management and Control of the Company.

6.1           Management of the Company. The business, property and affairs of the Company shall be managed by the Manager, subject to (a) the oversight of the Management Committee, (b) such assistance, direction, approvals and consents as are required hereunder from the Management Committee, (c) the authority granted to the Company’s officers by a Super-Majority of the Management Committee and (d) the terms and conditions set forth in the Certificate and in this Agreement; provided, that, following an Event of Default, the Company’s officers shall be granted authority by the Management Committee acting in accordance with Section 6.2.2.  The Manager, with direction, approval and consent of the Management Committee when specifically required pursuant hereto, but subject to the powers delegated to the Company’s officers, shall have full and complete authority, power, and discretion to manage and control the Business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s Business, property and affairs, but in all cases subject to the limitations and consistent with the requirements set forth herein and in the Purchase Agreement.  The Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts.  Without limiting the generality of the foregoing and subject to the limitations imposed under Section 6.2.4, and Section 6.3 or in other express provisions of this Agreement, any employment agreement between the Manager and the Company that has been approved by a Super-Majority of the Management Committee or any other required approvals of the Management Committee set forth herein, the Manager shall have all necessary powers to manage and carry out the purposes, Business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers of a “manager” described in the Act; provided, that, following an Event of Default, any employment agreement between the Manager and the Company shall be approved by the Management Committee acting in accordance with Section 6.2.2, so long as such employment agreement contains terms and conditions representative of an arm’s-length transaction. Notwithstanding anything to the contrary contained herein, the Manager shall use its commercially reasonable best efforts to prevent the Company from engaging in any transaction that may cause any member who is not a United States Person as defined in section 7701 of the Code to recognize effectively connected income as a result of its investment in the Company.

6.1.1         Election of Manager(s), Number, Term, and Qualifications; Vote of Managers.  The Company shall initially have one (1) Manager.  The initial Manager shall be W. John Short.  The number of Managers of the Company shall be fixed from time to time by the affirmative vote or written consent of a Super-Majority of the Management Committee; provided, that, following an Event of Default, such number of Managers shall be fixed by the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2 and provided further, that in no instance shall there be less than one (1) Manager and provided further, that if the number of Managers is increased to more than one (1), the Certificate shall be amended to delete the statement that the Company has only one Manager.  Unless a Manager resigns or is removed, the Manager shall hold office until a successor is elected and qualified.  Managers shall be elected by the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2.  A Manager need not be a Member, an individual, a resident of any specific State, or a citizen of the United States.  If there is more than one (1) Manager, the vote of a majority of the Managers shall govern all decisions to be made by the Managers.

6.1.2         Resignation.  Any Manager may resign at any time by giving written notice to the Members and remaining Managers without prejudice to the rights, if any, of the Company under any contract to which the Manager is a party.  The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

6.1.3         Removal.  All or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of a Super-Majority of the Management Committee at a meeting called expressly for that purpose, or by the written consent of a Super-Majority of the Management Committee; provided, that following an Event of Default, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2.  Any removal shall be without prejudice to the rights, if any, of the Manager under any employment contract and, if the Manager is also a Member, shall not affect the Manager’s rights as a Member or constitute a withdrawal of a Member.

6.2           Management Committee. The Company shall be managed by the Manager in accordance with this Agreement, subject to the general oversight of the Management Committee and such other limitations specifically set forth herein.  The Management Committee shall be composed of five (5) individuals, or such other greater odd number of individuals as is approved by AF and NutraCea, who may each be Members, Managers or any other Person selected to serve on the Management Committee as provided herein.

6.2.1         Election, Resignation and Removal of Management Committee Members.

(a)           Election.  Three (3) members of the Management Committee (or two (2) upon the occurrence of an Event of Default) shall consist of individuals appointed by NutraCea (“NutraCea Designees”).  The initial NutraCea Designees shall be W. John Short, Dale Belt and Leo Gingras.  The remaining two (2) members of the Management Committee (or three (3), upon the occurrence of an Event of Default) shall consist of individuals appointed by AF (“AF Designees”, and together with the NutraCea Designees, the “Designees”).  The initial AF Designees shall be Juan Lucena Maguire and Ana Paula Bannwart.  Notwithstanding the foregoing, immediately and automatically upon the occurrence of an Event of Default without requiring the further action of any Person, (i) AF shall be entitled to appoint three (3) members of the Management Committee, (ii) the three (3) members of the Management Committee previously appointed by NutraCea shall no longer be Management Committee members and shall no longer have the right to exercise any right or authority as a Management Committee member, and (iii) NutraCea shall be entitled to re-appoint two (2) of such three (3) members.  AF and NutraCea, respectively, may appoint the persons described in the foregoing clauses (i) and (iii) by sending written notice thereof to the other party.

(b)           Resignation. Any member of the Management Committee may resign at any time by giving written notice to the Manager and the remaining Members of the Management Committee.  The resignation of any member of the Management Committee shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a member of the Management Committee who is also a Member shall not affect the resigning member’s rights as a Member and shall not constitute a withdrawal of a Member.

(c)           Removal.  Subject to the written notice requirement of the last sentence of Section 6.2.1(a), the NutraCea Designees may be removed or replaced only by NutraCea, and the AF Designees may be removed or replaced only by AF.  NutraCea and AF may remove their respective designees at any time, with or without cause.  Any removal of a member of the Management Committee that is a Member shall not affect such removed member’s rights as a Member or constitute a withdrawal of a Member.

6.2.2         Meetings of the Management Committee.  The Management Committee shall hold regularly scheduled meetings at least once each calendar quarter, and participation by telephone shall be arranged for Management Committee members and allowed observers if so requested. The Management Committee shall designate the times of these regular meetings.  No notice need be given of regular meetings for which the Management Committee has designated a time.  Special meetings of the Management Committee may be held at any time upon the call of any two (2) members of the Management Committee.  Notice of any special meeting shall be sent to the last known address of each Management Committee member at least five (5) Business Days before the meeting.  Notice of any meeting shall state the place, date and hour of meeting and shall set forth in reasonable detail the business to be transacted at such meeting.  No other business may be transacted at such meeting, unless at least one (1) AF Designee and one (1) NutraCea Designee are each present at the meeting and each approves such other business.  Attendance at such meeting shall also constitute a waiver of notice thereof, except where a Person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(a)           A quorum for the transaction of business at a meeting shall require the presence of a majority of the members of the Management Committee and at least one NutraCea Designee and one AF Designee.  Except as otherwise provided in this Agreement, the vote or consent of three (3) Management Committee members shall be the act of the Management Committee.

(b)           Meetings of the Management Committee shall be held at such location to be determined by the Management Committee.  The Management Committee may appoint from its members (i) a Chairman who shall preside at meetings, and (ii) a Secretary of the meeting.  At least one (1) Management Committee meeting each year shall be held in person.

(c)           Anything in this Section 6.2 to the contrary notwithstanding, any action that may be taken at a meeting of the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, shall be signed by those Persons with the requisite authority to take such action under this Agreement; provided that written notice of the intention to take such action shall be delivered (along with the form of written consent that is to be executed in connection with the taking of such action) to each member of the Management Committee at least five (5) Business Days prior to taking any such action by written consent (unless such notice is waived by the members of the Management Committee). Such consent shall have the same force and effect as a vote duly called and held.

(d)           Meetings may be held by means of conference telephone or similar communications equipment so long as all persons participating in the meeting can hear each other.  Participation in a meeting by means of conference telephone shall constitute presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

(e)           The Company shall pay all reasonable out-of-pocket expenses incurred by the members of the Management Committee in attending any meetings of the Management Committee.

6.2.3         Powers of the Management Committee.  Except as specifically provided herein, the Management Committee shall have no power to cause the Company to do any act, but shall have such approval and other authority as expressly provided hereunder.  Following an Event of Default, the Management Committee shall have the authority to remove the Company’s and its Subsidiaries’ independent auditors and to select the replacement of new auditors so long as such auditors are reasonably acceptable to the independent auditors of NutraCea for purposes of providing any necessary reports and consents in NutraCea’s periodic filings with the SEC.

6.2.4         Approval of a Super-Majority of the Management Committee.  Notwithstanding anything to the contrary contained herein, neither the Manager nor any Company officer shall have authority to cause the Company or any of its Subsidiaries to take, and the Company shall not take or cause any of its Subsidiaries to take, directly or indirectly, any of the following actions without first obtaining the prior affirmative vote or written consent of a Super-Majority of the Management Committee; provided, however, that following an Event of Default, the affirmative vote or written consent of the Management Committee acting in accordance with Section 6.2.2 shall be sufficient to for the Company to take those actions and transactions described in this Section 6.2.4, except that a Super-Majority of the Management Committee shall continue to be required for the Company to take those actions and transactions described in (f), (g), (h), (l), and (t) below:

(a)           Any amendment to this Agreement, the Certificate, or the Charter Documents of any of the Company’s Subsidiaries;

(b)           Intentionally Deleted;

(c)           The offering or sale by the Company or its Subsidiaries of any equity or debt securities, or any securities convertible into or exercisable or exchangeable for such securities, or for warrants, options or other rights to acquire any such securities;

(d)           The redemption or repurchase of any securities of the Company or its Subsidiaries;

(e)           Entry by the Company or any of its Subsidiaries into lines of business other than owning, managing, designing, developing or operating rice bran oil mills in Brazil (including by way of entering into a partnership, joint venture or strategic alliance outside of such lines of business);

(f)            Dissolve, liquidate or approve the dissolution or liquidation of the Company or its Subsidiaries;

(g)           Terminate the business or operations of the Company or its Subsidiaries;

(h)           cause or permit any Bankruptcy to occur with respect to the Company or any of its Subsidiaries;

(i)             Incurrence of any debt by the Company or any of its Subsidiaries that is not included in the Annual Budget that would cause (a) the total outstanding indebtedness of the Company or any of its Subsidiaries to exceed One Million Dollars ($1,000,000) or (b) the aggregate outstanding indebtedness of the Company and its Subsidiaries on a consolidated basis to exceed One Million Dollars ($1,000,000); provided, however, that this Section 6.2.4(i) shall not apply with respect to the Brazilian Loan;

(j)             Granting or establishing a lien, security interest or other encumbrance on the assets or equity securities of the Company or its Subsidiaries other than liens incurred in the ordinary course of business or pursuant to the Brazilian Loan;

(k)            Causing the Company or any of its Subsidiaries to guarantee the debts or other obligations of any Person other than pursuant to the Brazilian Loan;

(l)             Selecting an independent auditor for the Company or any of its Subsidiaries; provided that NutraCea may also elect (at its sole cost and expense) to have its auditor audit the Company and its Subsidiaries;

(m)           Selling, transferring, assigning or otherwise disposing of any material assets of the Company or its Subsidiaries, whether in one transaction or a series of related transactions in any consecutive twelve (12) month period, other than (i) the sale of inventory and replaced or redundant equipment in the ordinary course of business and (ii) pursuant to an Approved Sale in accordance with Article XVI.

(n)           Acquiring more than Fifty Percent (50%) of the equity or voting securities or all or substantially all of the assets of another Person, in one or more related transactions occurring in any consecutive twelve (12) month period, whether by merger, consolidation, purchase of stock or assets, recapitalization or otherwise;

(o)           Approving or modifying the Annual Budget of the Company and its Subsidiaries;

(p)           Approving any expenditure by the Company or any of its Subsidiaries that varies in any material respect from the Annual Budget;

(q)           Approving any loan, advance or other extension of credit by the Company or any of its Subsidiaries that varies in any material respect from the Annual Budget;

(r)            Adopting any employee compensation or benefit plan by the Company or any of its Subsidiaries that is (or modifying any of the foregoing to the extent) not reflected in the Annual Budget, including bonus plans, profit sharing arrangements and incentive compensation plans, but excluding the payment of base salaries of non-executive employees;

(s)            Commencing or settling any litigation or other legal proceeding, other than collection proceedings for accounts receivable and similar matters arising in the ordinary course of business;

(t)            Making or modifying of any election regarding the characterization of the Company or its Subsidiaries for United States tax purposes;

(u)           Causing the Company or any Subsidiary to enter into any transaction with any officers or directors of the Company or any of its Subsidiaries or with any of their Affiliates; and

(v)           Increasing or decreasing the compensation or benefits payable to the officers, directors or managers of the Company or any of its Subsidiaries.

6.2.5         Annual Budget.  The Annual Budget shall reflect reasonable expectations of administrative expenses of the Company and operations of its Subsidiaries.  On or before the expiration of each budget period, the Company shall adopt, in accordance with Section 6.2.4, a new Annual Budget for the Company and its Subsidiaries for the next budget period, which period shall initially be a calendar year.  The Company shall provide a copy of each new approved budget to all Members promptly following adoption.  The Manager and officers of the Company and its Subsidiaries shall operate the Company and the Subsidiaries consistent with this Agreement and in a manner that will allow the Company and such Subsidiaries to comply in all material respects with the Annual Budget, except as to such matters as are expressly approved and authorized in accordance with Section 6.2.4.  Any material adjustments or variations to the Annual Budget must be expressly approved in accordance with Section 6.2.4.  Following an Event of Default, the Management Committee shall reasonably consult with the NutraCea Designees prior to approving the Annual Budget and any material adjustments or variations thereto in accordance with Section 6.2.4.

6.2.6         Observer’s Rights.  One (1) representative from time to time designated by each of NutraCea and AF (each, an “Observer”) shall have the right to attend all meetings of the Management Committee, and any committee thereof, in a nonvoting observer capacity and, in this respect, the Company shall provide such representatives copies of all notices, minutes, consents and all other materials provided to the Management Committee members, at the time such materials are provided to the Management Committee members.  The Company shall pay all reasonable out-of-pocket expenses incurred by the Observers in attending these meetings.  Any Observer attending meetings of the Management Committee or otherwise receiving information regarding the Company and its prospects shall keep all information so obtained confidential and shall not disclose such information unless required by applicable law.

6.2.7         Fees for Management Committee Members.  The Company shall pay or cause a Subsidiary to promptly (i) reimburse each member of the Management Committee for reasonable out of pocket expenses incurred in connection with his or her participation at the meetings of the Management Committee and (ii) pay each member of the Management Committee a fee of R$ 25,000 for each quarterly Management Committee meeting attended in person and a fee of R$ 2,000 for each quarterly meeting attended telephonically).

6.3           Consent of Members.  In addition to any other limitations expressly set forth in this Agreement, no Manager or officer shall have the authority to cause the Company to engage in (and the Company shall not engage in) the following transactions without first obtaining the affirmative vote or written consent of AF and NutraCea.

6.3.1        The sale, exchange or other disposition of all, or substantially all, of the equity securities or consolidated assets of the Company and its Subsidiaries, other than pursuant to an Approved Sale in accordance with Article XVI;

6.3.2        Any act which would make it impossible to carry on the Business of the Company;

6.3.3        Permitting of any additional Capital Contributions or issuance of Units other than pursuant to the Purchase Agreement;

6.3.4         An alteration of the primary purpose of the Business; and

6.3.5         The amendment of this Agreement or the Certificate.

6.4           Liability of Manager and Management Committee Members; Performance of Duties.  No Manager, member of the Management Committee or officer shall be liable, responsible or accountable to the Company or to any Member for any mistake of fact or judgment, or doing or failing to do any act, or any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of gross negligence, reckless or intentional misconduct committed fraudulently or in bad faith or a knowing violation of law by the Manager, Management Committee member or officer.  In performing their respective duties, the Manager, the Management Committee members and any officers may rely on information obtained from agents or consultants retained by the Company, if the Manager, Management Committee member or officer reasonably and in good faith believes such persons to be reliable and competent as to such matter. The preceding sentence will in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.  Subject to the foregoing, Manager(s) and members of the Management Committee shall have the same duties of directors under Delaware law applicable to directors of corporations organized under the Delaware General Corporations Law (“Fiduciary Duties”); provided that neither the AF Designees nor the NutraCea Designees in exercising their rights to decline to approve (or, following a vote or discussion in which a member of the Management Committee exercised such rights to decline, in compromising to approve) the authority of the Company or its Subsidiaries to take, directly or indirectly, the actions pursuant to Sections 6.2.4(a), 6.2.4(c), 6.2.4(d), 6.2.4(f), 6.2.4(g), 6.2.4(h), 6.2.4(i), 6.2.4(j), 6.2.4(k), 6.2.4(m), 6.2.4(n), 6.2.4(p), 6.2.4(q), 6.2.4(r), 6.2.4(t), 6.2.4(u) and 6.2.4(v) shall owe such Fiduciary Duties to any Person with respect to such AF Designees’ or NutraCea Designees,’ as applicable, vote under such provisions of Section 6.2.4.  Each Member hereby waives any and all rights and claims, with respect to Fiduciary Duties, which they may otherwise have against the AF Designees and the NutraCea Designees and their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates with respect to the votes described in the previous sentence.

6.5           Devotion of Time.  Except as otherwise provided herein or in any employment agreements, neither the Manager, any Management Committee members nor the Members of the Company are obligated to devote all or any specified portion of their time or business efforts to the affairs of the Company, but each shall devote appropriate time, effort and skill for the successful operation of the Company.

6.6           Competing Activities by Management Committee Members.

6.6.1         Subject to Section 5.8 hereof and Section 7.5 of the Purchase Agreement, the NutraCea Designees and their agents and Affiliates may not engage or invest in, independently or with others, any Competing Business, and the NutraCea Designees shall be obligated to present any investment opportunity or prospective economic advantage, each with respect to a Competing Business, to the Company.

6.6.2         Subject to Section 5.8 hereof and Section 7.5 of the Purchase Agreement, and subject to their compliance with the confidentiality requirements set forth in Section 5.8.3, the AF Designees and their agents and Affiliates may engage or invest in, independently or with others, any business activity, whether or not competitive with the business and operations of the Company (provided that such investment is not made through AF).  Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom.  The AF Designees, as such, shall not be obligated to present any investment opportunity or prospective economic advantage to the Company unless such investment opportunity is to be invested in by AF (which determination shall be made by the AF Designees in the sole discretion), even if the opportunity is of the character that, if presented to the Company, could be taken by the Company.  Subject to the AF Designees’ compliance (and compliance by their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates) with the confidentiality requirements set forth in Section 5.8.3, each Member hereby waives any and all rights and claims which they may otherwise have against the AF Designees and their officers, directors, shareholders, partners, members, managers, agents, employees and Affiliates as a result of any of such activities.

6.7           Transactions between the Company and the Managers.  Notwithstanding that it may constitute a conflict of interest, a Manager may, and may cause his, her or its Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is not expressly prohibited by this Agreement, the Management Committee approved the transaction by the vote of Persons having no interest in the transaction (other than their interests as Members) and the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm’s length.

6.8           Payments to Managers.  Except as specified in this Agreement or the Purchase Agreement, no Manager, Management Committee member or Affiliate thereof is entitled to remuneration for services rendered or goods provided to the Company.

6.9           Acts of Manager as Conclusive Evidence of Authority.  Any note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by a Manager and any officer designated with signatory authority by the Management Committee is not invalidated as to the Company by any lack of authority of the signing party in the absence of actual knowledge on the part of the other Person that the signing party had no authority to execute the same.

6.10         Limited Liability.  No person who is a Manager or officer or both a Manager and officer of the Company or a member of the Management Committee shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager, officer or Management Committee member.

6.11          Membership Interests of and Voting by Manager.  Except as otherwise provided in this Agreement, Membership Interests held by the Manager as a Member shall entitle the Manager to all the rights of a Member, including without limitation the voting rights of a Member and the rights of an Economic Interest Owner.

6.12          Officers of the Company.  The Manager, with approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), may designate one or more individuals as officers of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Manager. Officers need not be Members, Managers or residents of any specific State.

6.12.1       Term. Any officer may be removed by the Manager or action of a Super-Majority of the Management Committee (or, following an Event of Default, the action of the Management Committee acting in accordance with Section 6.2.2) at any time, with or without cause, and may be removed as provided in Section 6.12.5.  Each officer of the Company shall hold office for one year, and their reappointment shall be subject to the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers and agents of the Company and its Subsidiaries shall be fixed by the Manager, with approval of a Super-Majority of the Management Committee, unless included in the Annual Budget; provided, that, following an Event of Default, the fixture of such salaries and other compensation shall be approved by the Management Committee acting in accordance with Section 6.2.2, so long as such salaries and other compensation contain terms and conditions representative of an arm’s-length transaction.

6.12.2       Initial Officers.  The Manager hereby appoints, and a Super-Majority of the Management Committee hereby approves, the following officers of the Company, who shall be subject to removal as provided in this Section 6.12:  (i) Leo Gingras, Chief Executive Officer, (ii) Bhavesh Patel, Secretary, (iii) Dan Beckett, Treasurer, and (iv) David Hutchinson, Vice President-Technical Services. So long as Leo Gingras and David Hutchinson are acting in their capacities as Chief Executive Officer and Vice President--Technical Services of the Company, respectively, each of them shall devote fifty percent (50%) of their working time to the Company and its Subsidiaries, and the balance of their working time will be devoted to NutraCea affairs.  Bhavesh Patel and Dan Beckett also shall be part-time employees of the Company and its Subsidiaries, and the balance of their working time will be devoted to NutraCea affairs. Unless otherwise approved by a Super-Majority of the Management Committee (or, following an Event of Default, unless approved by the Management Committee acting in accordance with Section 6.2.2), all other officers of the Company shall devote 100% of their working time to the Company and its Subsidiaries.

6.12.3       Management Search Firm.  A Super-Majority of the Management Committee (or, following an Event of Default, the Management Committee acting in accordance with Section 6.2.2) shall select and engage an executive search firm to provide a pool of potential candidates to serve as additional officers of the Company. Additional officers shall be appointed with the approval of the Manager and a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).

6.12.4       Powers and Duties of Officers.  The Chief Executive Officer, President, if any, and Vice Presidents shall have such powers and shall perform such duties as shall have been assigned to them from time to time by the Manager. The Secretary shall give, or cause to be given, notice of all meetings, and all other notices required by law or by this Agreement.  The Secretary shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her from time to time by the Manager. The Treasurer shall have the custody of all funds, securities, evidences of indebtedness and other valuable documents of the Company.  The Treasurer shall receive and give or cause to be given receipts and acquaintances for moneys paid in on account of the Company and shall pay out of the funds on hand all just debts of the Company of whatever nature upon maturity of the same.  The Treasurer shall enter or cause to be entered in books of the Company to be kept for that purpose full and accurate accounts of all moneys received and paid out on account of the Company, and whenever required by Manager or the Management Committee, the Treasurer shall render a statement of the Company’s cash accounts. The Treasurer shall keep or cause to be kept such other books as will show a true record of the expenses, losses, gains, assets and liabilities of the Company.  Without limitation upon the foregoing, the Treasurer shall perform such other duties as may be assigned to him from time to time by the Manager.  If the Company has a Chief Financial Officer, the Chief Financial Officer shall be the Treasurer.  Officers of the Company will have the duties of officers under Delaware law applicable to officers of corporations organized under the Delaware General Corporations Law unless other duties are designated by the Manager with the approval of a Super-Majority of the Management Committee; provided, that, following an Event of Default, such approval shall be provided by the Management Committee acting in accordance with Section 6.2.2

6.12.5       Vote of Confidence.  At any time and from time to time, any member of the Management Committee may call for a vote of confidence with respect to any officer or key employee of the Company.  If that key employee or officer fails to obtain an affirmative vote of a Super-Majority of the Management Committee (or, following an Event of Default, the affirmative vote of the Management Committee acting in accordance with Section 6.2.2), the employee or officer will be replaced expeditiously in a manner intended to minimize any negative impact on the operations of the Company and its Subsidiaries. AF represents and warrants to NutraCea that AF has no intention, as of the Effective Date, to call for a vote of confidence with regard to any officer or key employee of the Company.

6.13         Subsidiary Officers.  The Manager, with approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), may designate one or more individuals as officers of Irgovel and any other Subsidiary of the Company, who shall have such titles and exercise and perform such powers and duties as shall be assigned to them from time to time by the Manager.  Officers need not be Members, Managers or residents of any specific country.

6.13.1       Initial Officers.  Immediately following the Effective Date, the initial officer of Irgovel shall be Alberto Brunelli, as President. Within sixty (60) days after the Effective Date, a Super-Majority of the Management Committee shall appoint an individual to serve as Chief Financial Officer of Irgovel.  Unless otherwise approved by a Super-Majority of the Management Committee (or, following an Event of Default, unless approved by the Management Committee acting in accordance with Section 6.2.2), all officers of Irgovel shall devote 100% of their working time to Irgovel.

6.13.2       Management Search Firm.  A Super-Majority of the Management Committee (or, following an Event of Default, the Management Committee acting in accordance with Section 6.2.2) shall select and engage an executive search firm to provide a pool of potential candidates to serve as additional officers of the Company’s Subsidiaries. Additional officers shall be appointed with the approval of the Manager and a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2).

6.13.3       Term.  Unless earlier terminated as provided below or otherwise designated by the Manager with the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), the term of each officer of Irgovel or any other Company Subsidiary shall be one year.  For purposes of this determination, the officers described in Section 6.13 (a) will be deemed to have started their terms on the Effective Date.

6.13.4       Removal and Replacement of Designated Officers.  The Manager, with the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), may take such action as may be necessary or useful to replace any officer of Irgovel or any other Company Subsidiary designated above in this Section 6.13 and cause the appointment of successor officers.

6.13.5       Vote of Confidence.  At any time and from time to time, any member of the Management Committee may call for a vote of confidence with respect to any officer or key employee of Irgovel or any other Company Subsidiary.  If that key employee or officer fails to obtain an affirmative vote of a Super-Majority of the Management Committee (or, following an Event of Default, the affirmative vote of the Management Committee acting in accordance with Section 6.2.2), the employee or officer will be replaced expeditiously in a manner that will minimize any negative impact on the operations of the Company and its Subsidiaries. AF represents and warrants to NutraCea that AF has no intention, as of the Effective Date, to call for a vote of confidence with regard to any officer or key employee of Irgovel.

6.14          NutraCea Reimbursement for Shared Employees.  If the Company or any of its Subsidiaries requires the services of any NutraCea employee, as determined by the Manager with the approval of a Super-Majority of the Management Committee (or, following an Event of Default, the approval of the Management Committee acting in accordance with Section 6.2.2), the Manager may contract for such the services of such employee (each, a “Shared Employee”) and the Company or its Subsidiary shall promptly reimburse (A) NutraCea for such employee’s time in an amount equal to the product of (i) the percent of time that a NutraCea employee is required to provide services to the Company and its Subsidiaries, and (ii) the amount of base salary and related payroll taxes and benefits paid by NutraCea to such NutraCea employee and (B) such employee or NutraCea, as the case may be, for the reasonable out-of-pocket travel expenses incurred by such employee in connection with his or her service to the Company or its Subsidiary.  Such amounts that are reimbursed pursuant to this Section 6.14 shall be paid by Irgovel in Brazil, unless otherwise approved by a Super-Majority of the Management Committee (or, following an Event of Default, the approved by the Management Committee acting in accordance with Section 6.2.2).  As of the date hereof, the only Shared Employees are Leo Gingras, as Chief Operating Officer, David Hutchinson, as Vice President-Technical Services, Bhavesh Patel, as Secretary and Dan Beckett, as Treasurer, it being agreed that the annual reimbursable amount for Leo Gingras, David Hutchinson, Bhavesh Patel and Dan Becket shall be deemed to equal: One Hundred Thirty Five Thousand Dollars ($135,000) for Leo Gingras, Sixty Thousand Dollars ($60,000) for David Hutchinson, Fifteen Thousand Dollars ($15,000) for Bhavesh Patel, and Fifteen Thousand Dollars ($15,000) for Dan Beckett; provided, however, that the aggregate amount paid to NutraCea in any calendar year pursuant to this Section 6.14 shall not exceed the Investor Fee in any calendar year, and provided further, that, if NutraCea transfers any Units for consideration, then the aggregate amount payable to NutraCea pursuant to this Section 6.14 shall be proportionately reduced by the pro rata amount of such Units transferred as compared to the aggregate amount of such Units then held by NutraCea; and provided further, that, on the Effective Date the Company shall prepay to NutraCea annual reimbursable total for the entire year of 2011 for such four employees in the amount of Two Hundred and Twenty-Five Thousand Dollars ($225,000).

6.15         Officers of Subsidiaries.  Notwithstanding anything to the contrary herein, the Company shall direct its Subsidiaries to appoint the Chief Financial Officer of each such Subsidiary at such time or times, and only at such time or times, as AF may designate.

ARTICLE VII
Distributions of Distributable Cash

7.1           Intentionally Deleted.

7.2           Other Distribution of Distributable Cash.  Subject to applicable law, Section 7.5 and Section 12.3, the Manager shall Distribute all Distributable Cash to the Members on the 30th day of March of each calendar year and at such other time or times as AF and NutraCea may mutually agree (and at no other times); provided, that the Manager shall Distribute all or a portion of Distributable Cash arising from Capital Transactions at such time or times as AF may designate (and at no other times).  Subject to the foregoing, Distributions of Distributable Cash shall be made in the following order and priority:

7.2.1         AF Preference.  First, to AF to the extent of the Unreturned AF Capital Contributions;

7.2.2         NutraCea Preference.  Next, to NutraCea to the extent of the Unreturned NutraCea Capital Contributions; and

7.2.3         Percentage Interests.  Next, to the Members in proportion to the Members’ Percentage Interest.

7.3           No Restoration of Deficit Capital Account Balance.  No Member or Manager shall be obligated to contribute to the Company to restore a deficit in that Member’s Capital Account balance.  No Member shall be obligated to contribute to the Company to allow a return of capital to any other Member.

7.4           Intentionally Deleted.

7.5           Limitations on Distributions.

7.5.1         Prohibited Distributions. No cash or property shall be distributed to a Member to the extent that the Distribution is prohibited by Section 18-607 of the Act.

7.5.2         Purchase Agreement Distributions. The payment of Distributions to NutraCea shall be subject to Section 8.4 of the Purchase Agreement, and to the extent the Company is required by such section of such agreement to pay an amount to the relevant Investor Indemnified Party, then the Company shall make such payment using Distributions that are otherwise payable to NutraCea hereunder and NutraCea shall be deemed to have received such Distributions for all purposes hereof.

7.6           Distributions of Subsidiaries.  The Company shall direct its Subsidiaries to distribute to it all cash needed to allow the Company to meet its requirements pursuant to Section 7.2.

ARTICLE VIII
Allocations of Taxable Net Income and Taxable Net Loss.

8.1           Taxable Net Income.  Except as otherwise provided in Section 8.2 or Section 8.3, Taxable Net Income shall be allocated to the Members in accordance with each Member’s Percentage Interest.

8.2           Taxable Net Loss.  Except as provided in this Section 8.2 or Section 8.3, Taxable Net Loss shall be allocated to the Members in accordance with each Member’s Percentage Interest.  Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), that would be realized on a foreclosure of the Company’s property.  Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 8.2).  Any Taxable Net Loss reallocated under this Section 8.2 shall be taken into account in computing subsequent allocations of Taxable Net Income and Losses pursuant to this ARTICLE VIII, so that the net amount of any item so allocated and the Taxable Net Income and Losses allocated to each Member pursuant to this ARTICLE VIII, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this ARTICLE VIII if no reallocation of Taxable Net Losses had occurred under this ARTICLE VIII.

8.3           Special Allocations.

8.3.1        Minimum Gain Chargeback.  Notwithstanding Section 8.1 and Section 8.2, if there is a net decrease in Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company minimum gain that is allocable to the disposition of Company property subject to a nonrecourse liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2).  Allocations pursuant to this Section 8.3.1 shall be made in proportion to the amounts required to be allocated to each Member under this Section 8.3.1.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f).  This Section 8.3.1 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

8.3.2        Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding Section 8.1 and Section 8.2 of this Agreement, if there is a net decrease in Company minimum gain attributable to a Member nonrecourse debt, during any fiscal year, each Member who has a share of the Company minimum gain attributable to such Member nonrecourse debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to that portion of such Member’s share of the net decrease in Company minimum gain attributable to such Member nonrecourse debt that is allocable to the disposition of Company property subject to such Member nonrecourse debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)).  Allocations pursuant to this Section 8.3.2 shall be made in proportion to the amounts required to be allocated to each Member under this ARTICLE VIII.  The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  This Section 8.3.2 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

8.3.3        Nonrecourse Deductions.  Notwithstanding Section 8.3.2, any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) for any fiscal year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

8.3.4        Member Nonrecourse Deductions.  Notwithstanding Section 8.3.2, those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member nonrecourse debt for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

8.3.5        Qualified Income Offset.  Notwithstanding Section 8.2, if a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of Company minimum gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible.  Any special allocations of items of income and gain pursuant to this Section 8.3.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to this ARTICLE VIII, so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Section 8.3.5 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this ARTICLE VIII if such unexpected adjustments, allocations, or distributions had not occurred.

8.4           Code Section 704(c) Allocations.  Notwithstanding any other provision in this ARTICLE XIII, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Market Value on the date of the contribution.  Allocations pursuant to Section 8.4 are solely for purposes of federal, state and local taxes.  As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

8.5           Allocation of Taxable Net Income and Loss and Distributions On Transferred Interest.  If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon his or her respective Economic Interest at the close of such day.

8.6           Recapture Chargeback.  In the event the Company has taxable income chargeable as ordinary income under the recapture provisions of the Code, each Member’s share of taxable gain or loss as a result of gain from sales shall be allocated, to the extent possible, pro rata among the Members who received depreciation or cost recovery allocations which gave rise to the recapture income until the amount of such prior allocations has been charged back to such Members.

8.7           Section 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of and Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

8.8           Curative Allocations.  The allocations set forth in Section 8.3.1 through Section 8.3.5, and in Section 8.7, hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 8.8.  Therefore, notwithstanding any other provision of this ARTICLE VIII (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss, or deduction in whatever manner the Manager determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and the Company items were allocated pursuant to Section 8.1 and Section 8.2.  In exercising the Manager’s discretion under this Section 8.8, the Manager shall take into account future Regulatory Allocations under Section 8.3.5 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.3.5.

8.9           Obligations of Members to Report Allocations.  The Members acknowledge and agree to the allocations made by this ARTICLE VIII and agree to be bound by the provisions of this ARTICLE VIII in reporting their shares of Company income and loss for income tax purposes.

ARTICLE IX
Transfer and Assignment of Interests.

9.1           Transfer and Assignment of Interests.  Except as provided in Section 9.3, Section 9.4, Section 9.5, Article X and Article XI, no Member shall be entitled to Transfer all or any portion of such Member’s Membership Interest.  Transfers in violation of this ARTICLE IX shall be void ab initio, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit(s) for any purpose.  After the consummation of any Transfer of any part of a Membership Interest, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

9.2           Substitution of Members.  No Assignee of a Transfer permitted under this Agreement shall become a Member until the Assignee is admitted as a Member as set forth in the next sentence (other than any Assignee that is a Member immediately prior to such a Transfer, who shall automatically become a Member with respect to any additional Units they so acquire).  An Assignee of a Transfer permitted by this Agreement shall be admitted as a Member upon such time as (i) such Person executes an instrument accepting and adopting the terms and provisions of this Agreement and agreeing to be bound by the terms hereof, and (ii) such person pays any reasonable out of pocket expenses incurred by the Company in connection with his or her admission as a new Member.  At such time the Manager shall update Exhibit A hereto to reflect the relevant Transfer and the admission of such new Member.  The admission of such Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.  Any Member who Transfers all of its Units in accordance with this Agreement (i) shall cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

9.3           Permitted Transfers.  Subject to Section 9.6, each Member may Transfer all or any portion of its Membership Interests (a) to any Affiliate of such Member, (b) to any other Member, and (c) in a Transfer expressly permitted by this Agreement (including pursuant to and after compliance with Section 9.4 or pursuant to any of Section 9.5, ARTICLE X or ARTICLE XVI) or the Investor Rights Agreement.

9.4           Right of First Refusal to Purchase Interest Transferred in Accordance with Section 9.1.  Except with respect to a Transfer permitted (i) pursuant to any of Section 9.3(a), Section 9.5, ARTICLE X or ARTICLE XVI) or (ii) permitted pursuant to the Investor Rights Agreement, each time a Member or Economic Interest Owner (a “Transferring Member”) proposes to Transfer all or any part of his, her or its Membership or Economic Interest (or as required by operation of law or other involuntary transfer to do so) (such Membership Interest or Economic Interest proposed to be Transferred, the “Transferred Membership Interest”), such Member shall first offer such Transferred Membership Interest to the non-transferring Members (“Non-Transferring Members”) in accordance with the following provisions:

9.4.1        Notice of Intent to Transfer.  Such Transferring Member shall deliver a written notice (“Transfer Notice”) to the Non-Transferring Members stating (i) such Transferring Member’s bona fide intention to Transfer such Transferred Membership Interest, (ii) the number of Units constituting the Transferred Membership Interest to be Transferred, (iii) the purchase price and terms of payment for which the Transferring Member proposes to Transfer such Transferred Membership Interest, and (iv) all other material terms of the proposed Transfer.

9.4.2        Notice of Intent to Purchase.  Within thirty (30) days after receipt of the Transfer Notice (“Exercise Period”), the Non-Transferring Members may irrevocably elect to purchase all (but not less than all) of the Transferred Membership Interest by delivering written notice thereof to the other Non-Transferring Members and the Transferring Member.  The failure of any Non-Transferring Member to make such election within such period shall constitute an election on the part of that Non-Transferring Member not to purchase the Transferred Membership Interest.  If there is more than one Non-Transferring Member that has timely elected to purchase the Transferred Membership Interest, each Non-Transferring Member so electing to purchase shall be entitled to purchase a portion of the Transferred Membership Interest in the same proportion that the number of Units held by such Non-Transferring Members bears to the aggregate of Units held by all of the Non-Transferring Members electing to so purchase the Transferred Membership Interest.

9.4.3        Intentionally Deleted.

9.4.4        Purchase Terms.  Within ninety (90) days after receipt of the Transfer Notice, the Non-Transferring Members that have timely elected to purchase the Transferred Membership Interest (“Purchasing Members”) shall purchase all (but not less than all) of the Transferred Membership Interest upon the price and other terms designated in the Transfer Notice.  If the Transfer Notice provides for the payment of non-cash consideration, the Company and such Purchasing Members each may elect to pay the consideration in cash in an amount equal to the Fair Market Value of the non-cash consideration offered determined as of the date of the Transfer Notice.

9.4.5        Sale to Third Parties.  Subject to Section 9.5, if the Company or the Non-Transferring Members elect not to purchase all of the Transferred Membership Interest designated in the Transfer Notice, then the Transferring Member may transfer the Transferred Membership Interest described in the Transfer Notice to any third party so long as (i) such Transfer  is completed within one hundred fifty (150) days after the expiration of the Exercise Period (the “Sale Deadline”), and (ii) such Transfer is made at a price not less than the price designated in the Transfer Notice and on terms that are not materially more favorable to the transferee than designated in the Transfer Notice.  If Transferring Member does not consummate the proposed Transfer pursuant to any such definitive agreement on or prior to the Sale Deadline then the Transferring Member may not, without the written consent of the Members, Transfer any portion of its Membership Interest in a Transfer that is subject to this Section 9.4 until the first anniversary of the last day of the Exercise Period.

9.5            Right of Co-Sale.  Subject to prior compliance with Section 9.4, if any Non-Transferring Member does not timely elect to purchase the Transferred Membership Interest in accordance with Section 9.4, then such Non-Transferring Member may elect to participate in the sale of the Transferred Membership Interest pursuant to Section 9.4.5 on the terms described in this Section 9.5 by sending irrevocable written notice thereof to the Transferring Member prior to the expiration of the Exercise Period.  Each such Non-Transferring Member who timely elects to participate in such sale (a “Participating Member”) shall be entitled to sell a portion of its Membership Interest equal to (i) the total number of Units proposed to be sold by the Transferring Member multiplied by (ii) a fraction, the numerator of which is the total number of Units held by such Participating Member and the denominator of which is the total number of Units held by the Transferring Member and all Participating Members (collectively, the “Selling Members”).  The sale by Participating Members of their Membership Interests under this Section 9.5 shall be on the same, or more favorable, terms and conditions as specified in the Transfer Notice (subject to Section 17.1 below).  Such terms and conditions shall not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the Membership Interest being sold and authority to sell such Membership Interest and indemnities directly related thereto.  The Transferring Member shall use its commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Members in any contemplated Transfer and to the inclusion of their respective Membership Interests in the contemplated Transfer, and the Transferring Member shall not Transfer any of its Membership Interest to any prospective transferee if such prospective transferee(s) declines to allow the participation of the Participating Members or the inclusion of such Participating Member’s Membership Interest sought to be included pursuant to this Section 9.5.  To the extent that Participating Members participate in a Transfer consummated in accordance with this Section 9.5, the Selling Members shall bear the reasonable expenses incurred on or behalf of the Selling Members participating in such Transfer and incurred in connection with such Transfer (“Participation Rights Transfer Costs”) (such reasonable expenses will be allocated to the Selling Members as described in Section 17.1 below).  Each Selling Member shall be obligated to join agreements relating to such Transfer that may provide for indemnity (on a several, but not joint and several, basis) by each Selling Member in respect of representations and warranties regarding the Company, its Subsidiaries and their respective assets, properties, liabilities, operations and businesses (collectively, the “Company Reps”) not made by such Selling Member; provided that no Selling Member shall be obligated to make payments in connection with such indemnity (a “Company Loss”) in excess of the total consideration received by such Selling Member in connection with such Transfer, and any Company Losses will be allocated to the Selling Members as described in Section 17.1 below.

9.6           Limitations.

9.6.1         Investment Company. Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred or issued by the Company if such Transfer or issuance would require the Company to register under the Investment Company Act of 1940, as amended from time to time.

9.6.2         Safe Harbor. In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Company (within the meaning of Treasury Regulation Section 1.7704 1(d)) and the Company shall not issue any Units if and to the extent that such Transfer or issuance would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704 1(h), including the look through rule in Treasury Regulation Section 1.7704 1(h)(3)).

9.6.3         Deemed Termination. Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred and the Company may not issue any Unit unless (i) such Transfer or issuance, as the case may be, shall not affect the Company’s existence or qualification as a limited liability company under the Delaware Act, (ii) such Transfer or issuance, as the case may be, shall not cause the Company to be classified as other than a partnership for United States federal income tax purposes, and (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Company under Code Section 708, unless the Management Committee determines that any such termination will not have a material adverse impact on the Members.

9.7           Termination of Restrictions.  The restrictions on the Transfer of Units and Membership Interests set forth in this ARTICLE IX shall continue until the earliest of (i) the consummation of an Initial Public Offering, (ii) the consummation of a transaction pursuant to ARTICLE XVI, and (iii) the consummation of a Change of Control (so long as all of the outstanding Membership Interests of the Company are converted into the right to receive cash and/or publicly traded equity securities in such transaction).

ARTICLE X
Consequences of a Disposition Event.

10.1          Disposition Event.  Upon the occurrence of a Disposition Event, the Company and/or the remaining Members (“Remaining Members”) shall have the option to purchase, and the Member (or his or her legal representative) whose actions or conduct resulted in the Disposition Event (“Former Member”) shall sell, the Former Member’s Membership Interest (“Former Member’s Interest”) as provided in this ARTICLE X.  The Former Member shall promptly notify the Company and all Members in writing after the occurrence of a Disposition Event.

10.2          Purchase Price.  The purchase price for the Former Member’s Interest shall  be an amount equal to the Fair Market Value of the Former Member’s Interest as of the Disposition Event, as determined by an independent appraiser jointly selected by the Former Member and by the Manager.  If the Former Member and Manager are unable to select an appraiser within thirty (30) days after the Former Member is given notice as provided herein, the Former Member and the Manager shall each select an appraiser within thirty (30) days after notice from the Manager or Former Member and the two appraisers so selected shall select a third appraiser who alone shall determine the value of the Former Member’s Interest.  The Company and the Former Member shall each pay one-half of the cost of the appraisal.  Notwithstanding the foregoing, if the Disposition Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company and/or the Remaining Members as a result of such breach.

10.3          Notice of Intent to Purchase.  Within thirty (30) days after the purchase price of the Former Member’s Interest has been determined in accordance with Section 10.2, each Remaining Member shall notify the other Members in writing of such Remaining Member’s desire to purchase a portion of the Former Member’s Interest.  The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of the Remaining Member not to purchase any of the Former Member’s Interest.  Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member’s Interest in the same proportion as the number of Units held by the Remaining Member bears to the aggregate of the Units held by all of the Remaining Members electing to purchase the Former Member’s Interest.

10.4          Election to Purchase Less than All of the Former Member’s Interest.  If any Remaining Member elects to purchase none or less than all of his or her pro rata share of the Former Member’s Interest, then the Remaining Members can elect to purchase more than their pro rata share.  If the Remaining Members fail to purchase the entire interest of the Former Member, the Company may purchase any remaining share of the Former Member’s Interest.

10.5          Payment of Purchase Price.  The Company or the Remaining Members, as the case may be, shall pay the purchase price within ninety (90) days following the determination of the purchase price. The purchase price shall be payable as follows: (i) at least twenty percent (20%) of the purchase price shall be paid at the Disposition Closing (defined below) and the balance of the purchase price shall be payable in three (3) equal annual principal installments, plus simple accrued interest at the annual rate of six percent (6.0%), commencing on the one (1) year anniversary date of the Disposition Closing and continuing on such date for each succeeding year for the three (3) years. The Company and/or the Remaining Members, as applicable, shall have the right to prepay in full or in part at any time without penalty.  The obligation to pay the balance due shall be evidenced by a promissory note, which promissory note shall be subordinate to all Senior Indebtedness, as defined in the Purchase Agreement.

10.6          Closing of Purchase of Former Member’s Interest.  The closing (“Disposition Closing”) for the sale of a Former Member’s Interest pursuant to this ARTICLE X shall be held no later than ninety (90) days after the determination of the purchase price.  At the Disposition Closing, the Former Member shall deliver to the Company and/or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member’s Interest.  The Former Member, the Company and the Remaining Members shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

ARTICLE XI
Accounting, Records, Reporting by Members

11.1          Books and Records.  The books and records of the Company and its Subsidiaries shall be kept, and the financial position and the results of its operations recorded, in accordance with GAAP, or in the case of Irgovel, Brazilian GAAP.  The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

11.1.1       Books and Records of the Company. The Company shall maintain at its principal office, 6720 North Scottsdale Road, Suite 390, Scottsdale, AZ 85253, all of the following and any other information required by Section 18-305 of the Act: (i) a current list of the full name and last known business, residence or mailing address of each Member, Management Committee member and Manager, both past and present; (ii) a copy of the Certificate and all amendments thereto, together with any power of attorney pursuant to which any amendment thereto has been executed; (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent Fiscal Years; (iv) copies of this Agreement and any amendments hereto, and copies of any writings permitted or required under the Act; (v) copies of any financial statements of the Company for the three most recent Fiscal Years; (vi) minutes of any meetings of Members and any written consents obtained from Members; (vii) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (viii) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

11.1.2       Books and Records of Irgovel. Irgovel shall maintain at its principal office, 7351 Avenida Presidente Joao Goulart, Distrio Industrial CEP 96.040-000, City of Pelotas, State of Rio Grande Del Sol, Federated Republic of Brazil, all of the following and any other information required by applicable law: (i) a current list of the full name and last known business, residence or mailing address of each quotaholder, board member and officer, both past and present; (ii) a copy of its Charter Documents and all amendments thereto, together with any power of attorney pursuant to which any amendment thereto has been executed; (iii) copies of Irgovel’s national, state and local income tax or information returns and reports, if any, for Irgovel’s three most recent fiscal years; (iv) copies of any financial statements of the Company for Irgovel’s three most recent fiscal years; (v) minutes of any meetings of quotaholders and any written consents obtained from quotaholders; (vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each quotaholder and which each quotaholder has agreed to contribute in the future, and the date on which each became a quotaholder; and (vii) the books and records of Irgovel as they relate to the internal affairs of Irgovel for at least Irgovel’s current and past four fiscal years.

11.2          Inspection by Members.

11.2.1       Inspection.  Except as provided in Section 11.2.2, any Company records are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours by such Member or Member’s agent.  The Company may impose a reasonable charge, not to exceed the estimated cost of labor and material for production or reproduction, for copies of any documentation provided to a Member.

11.2.2       Confidentiality.  The Manager shall have the right to keep confidential from the Members (but not from the members of the Management Committee), for such period as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company, of its business, or which the Company is required by law or by agreement with a third party to keep confidential.  The provisions of this Section 11.2.2 shall in no way limit the ability of the Designees from inspecting such information.

11.3          Reports.  The Company shall deliver or cause to be delivered, by March 1 (and in any event not later than April 1) of each year, to each Person who was a Unit Holder at any time during the previous year, all information necessary for the preparation of such Person’s United States federal income tax returns and any state, local and foreign income tax returns which such Person is required to file as a result of the Company being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person’s share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes) and the amount of any Distributions made to or for the account of such Person.  Upon the written request of any such Person, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax returns which must be filed by such Person.  At the close of each taxable year, at the Company’s cost and expense, the Company shall prepare or cause to be prepared all required Company federal, state and local information and income tax returns, which returns and any accompanying Schedules K-1 (or comparable schedules in the case of state and local returns) shall be delivered to the holders of Units no later than April 1 of the succeeding taxable year and timely filed with the appropriate federal, state and local taxing authorities.

11.4          Bank Accounts.  The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other person.  The Manager, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts.  All checks, drafts, and other instruments obligating the Company to pay money shall be signed in accordance with the requirements of this Agreement.

11.5          Tax Matters Member.  The Members shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. The Manager, or any other individual appointed by a Super-Majority of the Management Committee, shall be the “Tax Matters Partner,” as defined in Code Section 6231.

11.6          Annual Audit.  The Company shall cause to be prepared and distributed to all Members within one hundred and twenty days (120) days after the end of each Fiscal Year the following consolidated financial statements for the Company and its Subsidiaries, each audited by a certified public accounting firm allowed hereunder: (a) a statement of cash flow for such year; (b) a statement of income for such year; and (c) a balance sheet as of end of the Fiscal Year.

ARTICLE XII
Dissolution and Winding Up

12.1          Conditions of Dissolution.  The Company shall dissolve upon the occurrence of any of the following events:

12.1.1       Election.  The election by a Super-Majority in Interest; or

12.1.2       Sale.  The sale or other disposition of all or substantially all of the assets of the Company and the distribution of the proceeds of the sale or other disposition to the Members.

12.2          Winding Up.  Upon the dissolution of the Company under the Act or this Agreement, the Company’s assets shall be disposed of and its affairs wound up and the conduct of the Company’s business shall be limited to those matters consistent with the disposition of assets and winding up of affairs.

12.3          Order of Payment of Liabilities, Distribution of Assets, Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be liquidated and the proceeds distributed, after taking into account Taxable Net Income and Loss allocations for the Company’s taxable year during which the liquidation occurs, to the Members in accordance with the priorities and preferences set forth in Section 7.2.  Such liquidating distributions shall be made by the earlier of (i) the end of the Company’s taxable year in which the Company is liquidated, or (ii) ninety (90) days after the date of such liquidation.

12.4          Limitations on Payments Made in Dissolution.  Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely to the assets of the Company for the return of the Member’s positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of Company profits against any other Member except as provided in ARTICLE XIII.

ARTICLE XIII
Indemnification of Agents.

13.1          Indemnification of Manager and Management Committee.   The Company, its receiver, or its trustee shall indemnify and hold harmless the Manager, the Members, the Management Committee members and the officers, and each of them, and each of their employees, agents, representatives and successors, to the fullest extent permitted by law, from and against any loss, expense, damage, claim, liability, expense or injury suffered or sustained by them because of any act or omission arising our of their activities on behalf of the Company or in furtherance of the interests of the Company or their status as a Manager, officer, Management Committee member, Member or agent of the Company, including without limitation any judgment, award, settlement, attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, regardless of whether the indemnified party ceases to act in the capacity at the time the liability or expense is paid or incurred and regardless of the identity of the party bringing the claim or action. Reasonable expenses incurred by an indemnified party in connection with the foregoing matters, to the fullest extent permitted by law, shall be paid or reimbursed by the Company in advance of the final disposition of such proceedings. A Person shall not be denied indemnification hereunder because such person had an interest in the action to which the indemnification applies, if the Person is otherwise entitled to indemnity hereunder.

13.2          Limitation on Indemnification.  Notwithstanding Section 13.1 above, no Person shall be entitled to or shall receive indemnification in respect to any matters that proximately result from the person’s fraud, bad faith, gross negligence or willful misconduct or the person’s material breach of this Agreement.

13.3          Indemnification on Successful Defense.  To the extent that the Person entitled to indemnification is successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 13.1, or in the defense of any claim, issue or matter therein, the Company shall indemnify the Person against the expenses, including attorney’s fees, actually and reasonably incurred in connection therewith.

ARTICLE XIV
Investment Representations.

Each Member hereby represents and warrants to, and agrees with, the other Members and the Company as set forth below.

14.1          Preexisting Relationship or Experience.  He, she or it has a preexisting personal or business relationship with the Company or the Manager, or by reason of his, her or its business or financial experience, or the business or financial experience of the financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate or selling agent of the Company, he, she, or it is capable of evaluating the risks and merits of an investment in the Company and of protecting his, her or its own interests in connection with this investment.

14.2          No Advertising.  He, she or it has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

14.3          Investment Intent.  He, she or it is acquiring the Membership Interest for investment purposes for his, her or its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest.  No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

ARTICLE XV
Pre-Emptive Rights.

15.1          Generally.  Subject to Section 15.4, the Members shall be entitled to receive notice of, and participate in, at the same price and on the same terms, any issuance by the Company or any Subsidiary of the Company of New Securities from and after the date hereof so that each Member may maintain its then current Percentage Interest in the Company or the Company Subsidiary, as applicable, provided that if a Member does not own any equity securities of a Company Subsidiary, then the Member may obtain an ownership interest of New Securities proposed to be issued by a Company Security equivalent to such Member’s Percentage Interest in the Company.  “New Securities” shall mean any Membership Interests or equity interests in the Company or any Subsidiary of the Company, whether now authorized or not, and rights, convertible securities, options or warrants to purchase such Membership Interests, and securities of any type whatsoever that are, or may become, exercisable or convertible into Membership Interests.

15.2          Notice of Sales.  If the Company or any Subsidiary of the Company proposes to sell New Securities from and after the date hereof, the Company must first provide written notice of such proposed sale (the “Interest Sale Notice”) to each Member.  The Interest Sale Notice shall state the class, series or subclass of New Securities proposed to be sold, the aggregate number of New Securities proposed to be sold, the purchase price per New Security and any other material terms or conditions of the offering.  Each Member shall be entitled to elect to purchase up to that number of New Securities proposed to be sold as shall be required to maintain the Member’s then current aggregate Percentage Interest in respect of its Units, or, in the case of a sale of New Securities of a Subsidiary of the Company, to obtain an interest in the Subsidiary that is equivalent to the Percentage Interest held by the Member in the Company.  To make an election, a Member shall provide a written notice (each such notice, a “Interest Purchase Notice”) to the Company of such election within fifteen (15) Business Days after the date of the Interest Sale Notice (the “Interest Sale Election Period”), which notice shall include the number of New Securities that the Member desires to purchase.  If the aggregate number of New Securities that a Member desires to purchase (as evidenced by the Interest Purchase Notices) exceeds the total number of New Securities that may be purchased by the Members under this Section 15.2 (“Eligible Preemptive Interests”), each Member will be entitled to purchase up to its pro rata share of the Eligible Preemptive Interests, based on the Percentage Interest of the Member in respect of its Units on the date of the Interest Sale Notice, compared to the sum of the Percentage Interests in respect of Units on the date of the Interest Sale Notice of all Members that timely delivered Interest Purchase Notices electing to purchase New Securities under this ARTICLE XV.

15.3          Consummation of Sales.  The Company or the Company’s Subsidiary, as applicable, must consummate the sale of the New Securities to those recipients of the Interest Sale Notice who elect to purchase the New Securities within ten (10) Business Days after the expiration of the Interest Sale Election Period, unless the Company and the Member recipient mutually agree to a different schedule for closing.  After the Company or the Company’s Subsidiary, as applicable, has sold all of the New Securities requested by the recipients of the Interest Sale Notice, the Company or Company Subsidiary shall be entitled to sell any New Securities referenced in the Interest Sale Notice not otherwise purchased by the recipients of the Interest Sale Notice; provided, however, that if the Company or the Company Subsidiary does not consummate the sale of all such remaining New Securities within forty (40) Business Days after the expiration of the Interest Sale Election Period, the Company and the Company Subsidiary must first again comply with the requirements of this Section 15 before selling any New Securities that remain unsold (or for which the Company or the Company Subsidiary has not received an irrevocable written purchase commitment) at the end of such forty (40) Business Day period.

15.4          Pre-Emptive Rights Not Applicable.  The pre-emptive rights in this Section 15 shall not be applicable to:

15.4.1       the issuance or sale of additional Units approved by a Super-Majority in Interest in writing prior to such issuance or sale; or

15.4.2       the issuance of Units in connection with a bona fide business acquisition of or by the Company or the Subsidiary, whether by merger, consolidation, sale or purchase of assets, sale or exchange of Units or otherwise, each as approved by a Super-Majority in Interest.

ARTICLE XVI
Drag-Along Rights

16.1          Approved Sale.  From and after the Drag Along Trigger Date, AF may cause a sale of the business, in one or a series of related transactions, by way of selling 100% of the outstanding equity securities of the Company (whether by amalgamation, merger, consolidation, recapitalization, sale or Units or otherwise) or all or substantially all of the Company’s assets to one or more third parties, including third parties not yet identified by AF, who are not Affiliates of AF (an “Approved Sale”).  AF may elect to cause an Approved Sale by sending written notice (a “Sale Notice”) thereof to the Manager and the other Members.  The Manager and NutraCea shall (and shall cause the Company and its Subsidiaries to) promptly take all necessary and desirable actions as are reasonably directed by AF in connection with the consummation of any Approved Sale, including (i) cooperating with the proposed advisor that will lead the sale process of the Company or its assets and cooperating with the proposed buyer(s) (each, a “Proposed Buyer”) and AF in the evaluation of an Approved Sale, (ii) hiring legal counsel selected by AF to act on behalf of the Company and the Members in connection with such Approved Sale, (iii) facilitating each Proposed Buyer’s due diligence process in respect of any such Approved Sale, (iv) executing sale contracts and other customary documents approved by AF, (v) making required governmental filings, (vi) obtaining any audit required by a Proposed Buyer’s financing sources, and (vii) in the case of NutraCea, causing the Manager and the NutraCea Designees to take all necessary or reasonably desirable actions to effect such Approved Sale.  The Company shall bear all costs and expenses of any actual or proposed Approved Sale to the extent such costs or expenses are incurred by the Company or on behalf of the Members generally (including, but not limited to, the advisors and legal counsel which provide services to the Company with respect to the Approved Sale); provided, that the Company shall not bear the costs of additional advisors or legal counsel which provide services that only benefit a specific Member or Members.

16.2          Holder Obligations.  In connection with an Approved Sale, each Unit Holder and the Company will consent to and raise no objections against the Approved Sale.  If the Approved Sale is structured as an asset sale, merger or consolidation, then each Unit Holder shall vote for or consent to, and waive any dissenters rights, appraisal rights or similar rights in connection with, such transaction.  If the Approved Sale is structured as a Transfer of Units, then each Unit Holder shall Transfer all of his or its Units and rights to acquire Units on the terms and conditions approved by AF.  Each Unit Holder and the Company shall take all necessary or desirable actions in connection with the consummation of an Approved Sale as requested by AF, including executing a sale contract pursuant to which each Unit Holder will severally (but not jointly) make representations and warranties concerning solely (a) the ownership of the Units (if any) to be sold by such holder, and (b) such holder’s ability to execute such sale contract and necessary ancillary documents and perform the obligations thereunder, and provide indemnities solely in respect of such representations and warranties made by such holder.  Each Unit Holder agrees that, if AF so requests, the agreements relating to the Approved Sale may provide for indemnity (on a several, but not joint and several, basis) by each Unit Holder in respect of the Company Reps not made by such Unit Holder; provided that no Unit Holder shall be obligated to make payments in connection with a Company Loss in excess of the total consideration received by such Unit Holder in connection with such Approved Sale, and any Company Losses will be allocated to such Unit Holders as described in Section 17.1 below.  Notwithstanding the foregoing, the obligations of the holders of Units with respect to an Approved Sale are subject to the satisfaction of the following conditions: (x) each Unit Holder shall receive the same form of consideration allocated in accordance with Section 17.1 or, if holders of Units are given an option as to such form of consideration to be received, each Unit Holder shall be given the same option; and (y) each holder of then currently exercisable rights to acquire Units shall be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as a holder of such Units.

16.3          Sharing of Costs.  All holders of Member Units will bear their respective share (as described in Section 17.1 hereof) of the costs of any actual or proposed Approved Sale to the extent such costs are incurred for the benefit of all holders of Member Units and are not otherwise paid by the acquiring party, including the costs of any legal counsel described in Section 16.1 above.  Any cost incurred by any Unit Holder on its own behalf will not be considered a cost of the Approved Sale and will be borne by such Unit Holder incurring such cost.

16.4          Purchaser Representative.  If the Company or the holders of Units enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated under the Securities Act, may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), some or all of the holders of Units, will, at the request of AF, appoint one purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to AF.  If the holders of Units appoint a purchaser representative at the request of AF, the Company will pay the reasonable fees of such purchaser representative.

16.5          Tax Withholding.  If the Company believes that any withholding taxes may be payable in connection with the amounts payable or other consideration payable to any Unit Holder in connection with any Approved Sale, the Company shall so notify the affected holder and the Company may withhold from the transaction consideration payable to such holder any amounts required to be withheld under applicable tax laws or regulations.

16.6          Right of First Offer.  Notwithstanding anything to the contrary contained in this ARTICLE XVI, if AF provides NutraCea with a Sale Notice, then in lieu of consummating the Approved Sale in accordance with this ARTICLE XVI, NutraCea may elect to purchase 100% of AF’s Membership Interest at a cash purchase price equal to (x) AF’s Percentage Interest multiplied by (y) the aggregate transaction consideration payable to the holders of Units in such Approved Sale.  NutraCea may exercise such right by delivering irrevocable written notice thereof to AF no later than the 30th day (the “Drag Along Response Date”) after the date on which AF delivered the Sale Notice.  If NutraCea timely exercises such right, then NutraCea shall close such purchase and pay the full purchase price to AF no later than the 120th day after the Drag Along Response Date.  If NutraCea does not timely exercise such right or fails to close such purchase, then AF shall be entitled to cause the Approved Sale as contemplated above; provided, that if such Approved Sale does not close within one hundred eighty (180) days after (a) the Drag Along Response Date, if NutraCea does not timely exercise such right, or (b) the 120th day after the Drag Along Response Date, if NutraCea fails to close such purchase, then AF may not exercise any of its rights under this ARTICLE XVI for one year thereafter.

16.7          Termination of Drag Along Rights.  The provisions of this ARTICLE XVI shall terminate upon (i) the consummation of an Initial Public Offering or (ii) the consummation of a Change of Control (so long as all of the outstanding Membership Interests of the Company are converted into the right to receive cash and/or publicly traded equity securities in such transaction or such Change of Control occurs pursuant to clause (a) of the definition of Change of Control).

ARTICLE XVII
Miscellaneous.

17.1         Allocation of Consideration in Tag Along Sale or Approved Sale.  In the event of consummation of sale of Units pursuant to Section 9.5 or ARTICLE XVI, each participating Unit Holder shall receive in exchange or consideration for the Membership Interests being sold by such holder the same portion of the aggregate consideration from such transaction (net of costs, expenses and losses of the types described below) that such holder would have received if such aggregate net consideration had been distributed by the Company in accordance with the rights and preferences set forth in Section 7.2 as in effect immediately prior to such sale or exchange (and, if less than all of the equity securities of the Company are included in such transaction, then the allocation of such aggregate net consideration shall be determined as if the equity securities included in such transaction were all of the equity securities of the Company then outstanding).  A holder’s “share” of any Company Loss or any Participation Rights Transfer Costs shall be the amount required to be paid by such holder so that subsequent to such holder’s payment, the net portion of the aggregate consideration received by such holder is equal to the amount that such holder would have received if the Company had paid such costs and the aggregate consideration received by all Unit Holder or the Company in the transaction in question, net of all such losses and expenses, had been distributed by the Company as described in the first sentence of this Section 17.1.

17.2          Public Offering.  In the event that a Super-Majority of the Management Committee (or, following an Event of Default, the Management Committee acting in accordance with Section 6.2.4) approves an Initial Public Offering or AF provides a Demand Request in accordance with Section 2.1 of the Investor Rights Agreement, then the Company and all holders of Units shall take all necessary or desirable actions in connection with such offering as the Management Committee reasonably requests.  Without limiting the generality of the foregoing, (i) if requested, the Company and all holders of Units shall take such actions as may be necessary or desirable for the Company and/or one or more of its Subsidiaries to convert to a corporate form, including the approval of a merger of the Company and/or one or more of its Subsidiaries with and into a corporation, with the result that each Member shall hold capital stock of such surviving corporation (the “Successor Corporation”) with relative rights, preferences and privileges substantially equivalent to the Units held by such Person, and (ii) the Company and the Members that are parties thereto shall take such actions as may be necessary or desirable to cause the Company or the Successor Corporation and such Members to have rights and obligations that are comparable to those set forth in this Agreement and the other Related Documents.  Notwithstanding the foregoing, if the Management Committee so elects in connection with any such Initial Public Offering, the capital stock to be issued in respect of the Units will consist of common stock of the class issued in such offering, and such shares of common stock, valued for this purpose at the Initial Public Offering price, will be allocated among the holders of Units as if they were distributed in accordance with Section 7.2 as in effect immediately prior to such conversion.

17.3          Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof.

17.4          Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (a) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, (c) words of any gender include each other gender, (d) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (e) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (f) “or” shall mean “and/or” and (g) in the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his or her counsel.

17.5          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

17.6          Notice.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth below the party’s signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.  If notice is delivered to the Company, one copy should be sent to the Manager of the Company and to Dale Belt, Fax: (602) 522-3011.

17.7          Amendment.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all the Members.  Any amendment or waiver affected in accordance with this paragraph shall be binding upon each Member at the time of such amendment or waiver, each such Member’s Assignee(s), and the Company.  No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

17.8          Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties.  No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

17.9          Attorneys’ Fees; Prejudgment Interest.  If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

17.10        Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

17.11        Successors and Assigns.  AF may transfer any and all rights, duties and obligations hereunder to any transferee of Units (or securities AF received in exchange therefor pursuant to a Conversion) held by AF that are transferred, in one transfer or a series of transfers, in accordance with this Agreement so long as such transfer constitutes at least fifty percent (50%) of (x) the Units or securities then held by AF plus (y) the number of Units or securities AF has the right and/or obligation to purchase in accordance with the Purchase Agreement at such time.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Members or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

17.12        Specific Performance.  Each party’s obligations under this Agreement are unique.  The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages.  Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

17.13        Intentionally Deleted.

17.14        Time.  Time is of the essence of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

17.15        Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

17.16        Further Assurances.  The Members shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

17.17       Governing Law; Venue.  The laws of the State of Delaware, including, with limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the Members.  Nevertheless, to the extent that reference need be made to the law of any state to enforce the decision made in any legal proceeding brought pursuant hereto, the internal laws of the State of New York (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

17.18        Inconsistency. In the event that, at any time, any provision of this Agreement is inconsistent with any provision of any Charter Document of Irgovel or any other Company Subsidiary, so long as it shall remain in effect, the terms of this Agreement shall supersede and prevail over the provisions of such Charter Document, and the Company and Members shall promptly take all necessary steps to amend any such Charter Document to conform to the terms and requirements hereof.

17.19        Reorganization.  In the event that AF so requests, the Company, the Management Committee and all holders of Units shall agree and take all necessary or desirable actions to restructure the ownership of the Company and its Subsidiaries in order to qualify for Brazilian Investment Fund, FIPs (Fundos de Investimento em Participações) or other similar status under Brazilian tax laws. Without limiting the generality of the foregoing, (i) if requested, the Company and all holders of Units shall take such actions as may be necessary or desirable for the Company and/or one or more of its Subsidiaries to complete such restructuring, including the transfer or Distribution of the assets of the Company and the formation of one or more new Persons, and (ii) the Company and the Members that are parties thereto shall take such actions as may be necessary or desirable to cause the Company and any Person which acquires economic interests of the Company or its Subsidiaries through this process (a “Restructured Person”), to have the aggregate rights and obligations that are substantively equivalent in all material respects as those set forth in this Agreement and the other Related Documents.  Notwithstanding the foregoing, the holders of Units shall, immediately following such restructuring, directly or indirectly through such Restructured Person(s) and/or the Company own interests in the Company’s assets in the same proportion as such holders of Units held Economic Interests and Membership Interests in the Company, including, without limitation, such rights pursuant to Section 7 and Section 6.2.4, immediately prior to such restructuring transaction.

[remainder of page intentionally left blank]

The Parties have executed this Agreement as of the date first above written.

MEMBERS

NUTRACEA

By:
W. John Short, Authorized Signatory

Address:	6720 N. Scottsdale Road, Suite 390
Scottsdale, Arizona 85253
Facsimile:	(602) 522-3001

AF

AF Bran Holdings-NL LLC		AF Bran Holdings LLC

By:		By:
	Ettore Biagioni, Authorized Signatory		Ettore Biagioni, Authorized Signatory
Title:	President	Title:	President

Address:		Address:
	250 Park Ave., Suite 2000		250 Park Ave., Suite 2000
	New York, NY 10177		New York, NY 10177
Facsimile:	(212) 750-0191	Facsimile:	(212) 750-0191

COMPANY		MANAGER

NUTRA SA, LLC

By:		By:
	W. John Short, Authorized Signatory		W. John Short, Authorized Signatory
Title:	Manager	Title:

Address:	c/o NutraCea	Address:	c/o NutraCea
	6720 N. Scottsdale Road, Ste. 390		6720 N. Scottsdale Road, Ste 390
	Scottsdale, Arizona 85253		Scottsdale, Arizona 85253
Facsimile:	(602) 522-3001	Facsimile:	(602) 522-3001

[SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT:  NUTRA SA, LLC]

The undersigned agrees to the terms of this Agreement:

IRGOVEL

INDUSTRIA RIOGRANDESE DE OLEOS VEGETAIS LTDA

By:
W. John Short, Authorized Signatory

Address:	Av. Presidente Joao Goulart, 7351
Distrito Industrial
Pelotas, RS
Brazil 96040-000
Facsimile:	55 (53) 3301-9247

[SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT:  NUTRA SA, LLC]

EXHIBIT A

Capital Contributions

Member	Total Initial Capital Contributions
NutraCea	$14,000,000
AF Bran Holdings-NL LLC	$6,777,552
AF Bran Holdings LLC	$947,448

Percentage Interests

Member	Units	Percentage Interest
NutraCea	7,000,000	64.4%
AF Bran Holdings-NL LLC	3,388,776	31.2%
AF Bran Holdings LLC	473,724	4.4%

		100%

Initial Capital Accounts

Member	Initial Capital Accounts (as of Effective Date)
NutraCea	$14,000,000
AF Bran Holdings-NL LLC	$6,777,552
AF Bran Holdings LLC	$947,448

EXHIBIT C

NUTRA SA, LLC

INVESTOR RIGHTS AGREEMENT

___________, 2010

TABLE OF CONTENTS
Page

(1)	Section 1 Definitions	1

	(1) 1.1 Certain Definitions	1

(2)	Section 2 Registration Rights	8

	(2) 2.1 Requested Registration	8

	(3) 2.2 Piggyback Registrations.	10

	(4) 2.3 Expenses of Registration	12

	(5) 2.4 Registration Procedures	12

	(6) 2.5 Indemnification	15

	(7) 2.6 Information by Investor; Trading Halts	17

	(8) 2.7 International Registrations	17

	(9) 2.8 Termination of Registration Rights	18

	(10) 2.9 NutraCea	18

(3)	Section 3 Information Covenants of the Company	18

	(11) 3.1 Basic Financial Information and Inspection Rights	18

	(12) 3.2 Termination of Covenants	20

(4)	Section 4 Preemptive Right	20

	(13) 4.1 Preemptive Right	20

(5)	Section 5 Conversion Rights.	21

	(14) 5.1 Conversion Rights	21

(6)	Section 6 Roll Up Rights	22

	(15) 6.1 Roll Up Into Global Holding Company	22

	(16) 6.2 Roll Up Into NutraCea	24

i

TABLE OF CONTENTS
(continued)

Page

(7)	Section 7 Call Option	27

	(17) 7.1 Call Option	27

(8)	Section 8 Miscellaneous	29

	(18) 8.1 Amendment	29

	(19) 8.2 Notices	29

	(20) 8.3 Successors and Assigns	30

	(21) 8.4 Entire Agreement	30

	(22) 8.5 Severability	30

	(23) 8.6 Construction	30

	(24) 8.7 Counterparts	30

	(25) 8.8 Intentionally Deleted	31

	(26) 8.9 Governing Law; Venue	31

	(27) 8.10 Further Assurances	31

	(28) 8.11 Attorneys’ Fees; Prejudgment Interest	31

	(29) 8.12 Time	31

	(30) 8.13 Remedies Cumulative	32

	(31) 8.14 Parties in Interest	32

-ii-

NUTRA SA, LLC.
INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (“Agreement”) is made as of ________, 2010 (“Effective Date”), by and among Nutra SA, LLC, a Delaware limited liability company (“Company”), NutraCea, a California corporation (“NutraCea”), Industria Riograndese de Oleos Vegetais Ltda, a limited liability company organized under the laws of the Federative Republic of Brazil  (“Irgovel”), and AF Bran Holdings-NL LLC and AF Bran Holdings LLC, in each case, a Delaware limited liability company (collectively, “Investor”).  The parties hereto agree as follows:

RECITALS

A.            Investor, NutraCea, Irgovel and the Company are parties to a Membership Interest Purchase Agreement dated December ___, 2010 (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Company’s Units to Investor that Investor, NutraCea, Irgovel and the Company execute and deliver this Agreement.

Section 1
Definitions

1.1           Certain Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below in this Section 1.1.  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

(a)      “Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Sections 18-101 through 18-1109, as amended from time to time and any corresponding provisions of succeeding law.

(b)      “Advice” shall have the meaning set forth in Section 6.2 hereto.

(c)      “Affiliate” shall have the meaning set forth in the LLC Agreement.

(d)      “Agreement” shall have the meaning set forth in the Preamble hereto.

(e)      “Alternative Call Price” shall have the meaning set forth in Section 7.1(f) hereto.

(f)       “Alternative Share Number” shall have the meaning set forth in Section 6.2(b)(i).

(g)      “Bloomberg” shall mean Bloomberg, L.P.

(h)      “Business Day” shall have the meaning set forth in the Purchase Agreement.

(i)       “Call Election Notice” shall have the meaning set forth in Section 7.1(c) hereto.

(j)       “Call Option” shall have the meaning set forth in Section 7.1(b) hereto.

(k)      “Call Price” shall have the meaning set forth in Section 7.1(a)(i) hereto.

(l)       “Call Purchase Date” shall have the meaning set forth in Section 7.1(c) hereto.

(m)     “Call Securities” shall have the meaning set forth in Section 7.1(a)(i) hereto.

(n)      “Call Shortfall” shall have the meaning set forth in Section 7.1(f) hereto.

(o)      “Change of Control” shall have the meaning set forth in the LLC Agreement.

(p)      “Closing Date” shall have the meaning set forth in the Purchase Agreement.

(q)      “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(r)       “Common Stock” shall mean the Common Stock of NutraCea.

(s)      “Common Stock Equivalents” shall mean, as of the applicable date of determination, all outstanding, matured and unmatured, options, warrants and other rights exercisable or convertible into Common Stock.

(t)      “Company” shall have the meaning set forth in the Preamble hereto.

(u)      “Consultation Meeting” shall have the meaning set forth in Section 3.1(b) hereto.

(v)      “Conversion” shall have the meaning set forth in Section 5.1 hereto.

(w)     “Conversion Election” shall have the meaning set forth in Section 5.1 hereto.

(x)      “Conversion Election Notice” shall have the meaning set forth in Section 5.1 hereto.

(y)      “Demand Registration” shall have the meaning set forth in Section 2.1(a) hereto.

(z)      “Discontinuation Notice” shall have the meaning set forth in Section 6.2 hereto.

(aa)     “Effective Date” shall have the meaning set forth in the Preamble hereto.

(bb)    “Election Period” shall have the meaning set forth in Section 4.1(c) hereto.

(cc)     “Equity Call Price” shall have the meaning set forth in Section 7.1(a)(i) hereto.

(dd)    “Equity Value” shall have the meaning set forth in Section 7.1(a)(i) hereto.

(ee)     “Event of Default” shall have the meaning set forth in the Purchase Agreement.

(ff)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(gg)    “Fully-Diluted Shares” shall mean, as of the applicable date of determination, a number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock outstanding and (ii) the number of Common Stock Equivalents.

(hh)    “GHC Formation Date” shall mean the first date on which a Global Holding Company exists.

(ii)       “GHC Roll Up” shall have the meaning set forth in Section 6.1 hereto.

(jj)      “GHC Roll Up Request” shall have the meaning set forth in Section 6.1 hereto.

(kk)    “GHC Roll Up Request Date” shall have the meaning set forth in Section 6.1 hereto.

(ll)      “GHC Roll Up Trigger Date” shall mean the earlier to occur of (i) the second (2nd) anniversary of the GHC Formation Date, or (ii) if an Event of Default has occurred, the later of (A) the second anniversary of the Closing Date and (B) the GHC Formation Date.

(mm)   “GHC Stock” shall mean the equity securities of a Global Holding Company.

(nn)    “GHC Stock Price” shall mean, as of the applicable date of determination, the greater of (i) the arithmetic average of the VWAP of the GHC Stock on each of the thirty (30) consecutive Trading Days immediately preceding the applicable date of determination and (ii) the average of the high and low closing sales price on the Principal Market (or, if the Principal Market is not the principal trading market for such security during any such period, then on the principal securities exchange or securities market on which such security is then traded) during the twelve (12) month period immediately preceding the applicable date of determination; provided, however, if the GHC Stock is not publicly traded on a securities market, then “GHC Stock Price” shall be determined based on the Equity Value of the Global Holding Company as determined in accordance with Section 7 hereof, but excluding the effect of Section 7.1(f).

(oo)    “Global Holding Company” shall mean any entity the majority of the equity interests and Voting Power of which are held by NutraCea or one of its Subsidiaries (other than the Company or Irgovel), which is formed by NutraCea or one of its Subsidiaries after the Initial Closing Date and that owns three (3) or more rice bran oil facilities located in more than two (2) countries outside of Brazil that are operated by NutraCea or any of its Subsidiaries.

(pp)    “Indemnified Party” shall have the meaning set forth in Section 2.3(c) hereto.

(qq)    “Indemnifying Party” shall have the meaning set forth in Section 2.3(c) hereto.

(rr)      “Initial Closing Date” shall have the meaning set forth in the Purchase Agreement.

(ss)    “Initial Conversion Date” shall have the meaning set forth in Section 5.1 hereto.

(tt)      “Initial Public Offering” shall have the meaning set forth in the LLC Agreement.

(uu)    “Investment Bank” shall mean a nationally recognized investment bank located in the United States or another appraiser, in each case, (i) approved by Investor and NutraCea and (ii) experienced in valuing securities of similarly situated businesses.

(vv)    “Investor” shall have the meaning set forth in the Preamble hereto.

(ww)   “Investor Fee” shall have the meaning set forth in the Purchase Agreement.

(xx)     “Investor Ownership Percentage” shall have the meaning set forth in Section 7.1(a)(i) hereto.

(yy)    “Investor Roll Up Securities” shall mean all the Units acquired by Investor pursuant to the Purchase Agreement, or, in the event that Investor made a Conversion Election and holds no Units, all the equity interests in the Company’s Subsidiaries that have been issued or sold to Investor in a Conversion.

(zz)     “Investor Roll Up Percentage” shall mean, as of the applicable date of determination (i) if a Conversion has not occurred, the Investor Ownership Percentage in the Company on such date, or (ii) if a Conversion has occurred, the Investor Ownership Percentage that Investor would have had in the Company on such date, assuming no Conversion had occurred; provided that, notwithstanding anything to the contrary set forth in this Agreement, in connection with a NutraCea Roll Up or a GHC Roll Up, any securities issued to NutraCea pursuant to Section 7.7 of the Purchase Agreement shall not be included when calculating any such Investor Ownership Percentage.

(aaa)   “Investor Units” shall have the meaning set forth in Section 5.1 hereto.

(bbb)  “Irgovel” shall have the meaning set forth in the Preamble hereto.

(ccc)   “LLC Agreement” shall mean the Limited Liability Agreement of the Company, as amended to date.

(ddd)  “Long-Form Registration” shall have the meaning set forth in Section 2.1(a) hereto.

(eee)   “Make-Up Share Number” shall have the meaning set forth in Section 6.2(b)(i).

(fff)     “Make-Up Warrant” shall have the meaning set forth in Section 6.2(b)(i).

(ggg)  “Management Committee” shall have the meaning set forth in the LLC Agreement.

(hhh)  “Minimum Call Price” shall have the meaning set forth in Section 7.1(a)(i) hereto.

(iii)      “Misleading Prospectus” shall have the meaning set forth in Section 2.4(e).

(jjj)      “New Notice” shall have the meaning set forth in Section 4.1(c).

(kkk)   “New NutraCea Securities” shall have the meaning set forth in Section 4.1(a) hereto.

(lll)      “NutraCea” shall have the meaning set forth in the Preamble hereto.

(mmm) “NutraCea Appraised Value” shall have the meaning set forth in Section 6.2(b)(ii) hereto.

(nnn)  “NutraCea Redetermination” shall have the meaning set forth in Section 6.2(b)(ii) hereto.

(ooo)  “NutraCea Redetermination Notice” shall have the meaning set forth in Section 6.2(b)(ii) hereto.

(ppp)  “NutraCea Roll Up Election” shall have the meaning set forth in Section 6.2 hereto.

(qqq)  “NutraCea Roll Up” shall have the meaning set forth in Section 6.2 hereto.

(rrr)     “NutraCea Roll Up Date” shall have the meaning set forth in Section 6.2 hereto.

(sss)   “NutraCea Roll Up Election Notice” shall have the meaning set forth in Section 6.2 hereto.

(ttt)     “NutraCea Roll Up Election Date” shall have the meaning set forth in Section 6.2 hereto.

(uuu)  “NutraCea Roll Up Trigger Date”  shall mean the earlier to occur of (i) the third (3rd) anniversary of the Closing Date, or (ii) if an Event of Default has occurred, the second (2nd) anniversary of the Closing Date.

(vvv)  “NutraCea Stock Price” shall mean, as of the applicable date of determination, the greater of (i) the arithmetic average of the VWAP of the Common Stock on each of the thirty (30) consecutive Trading Days immediately preceding the applicable date of determination and (ii) the average of the high and low closing sales price on the Principal Market (or, if the Principal Market is not the principal trading market for such security during any such period, then on the principal securities exchange or securities market on which such security is then traded) during the twelve (12) month period immediately preceding the applicable date of determination; provided, however, if the Common Stock is not publicly traded on a securities market or the Common Stock is not registered under Section 12 of the Exchange Act, then “NutraCea Stock Price” shall be determined based on the Equity Value of NutraCea as determined in accordance with Section 7 hereof (but excluding the effects of Section 7.1(f)) or, in the event of a NutraCea Redetermination, in accordance with Section 6.2(b)(ii).

(www)“Older Notice” shall have the meaning set forth in Section 4.1(c).

(xxx)    “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other form of entity.

(yyy)  “Piggyback Registration” shall have the meaning set forth in Section 2.2(a) hereto.

(zzz)    “Principal Market” shall mean the OTC Bulletin Board.

(aaaa) “Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

(bbbb) “Registrable Securities” shall mean (i) shares of the Common Stock issued or issuable for the Investor Units in a NutraCea Roll Up, (ii) the equity securities issued in a Conversion, GHC Roll Up or other exchange, (iii) the Investor Units, and (iv) any equity securities issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) through (iii) above (including the equity securities in any Successor Corporation); provided, however, that Registrable Securities shall not include any equity securities described in clause (i) through (iv) above that have previously been registered or which have been sold to the public either pursuant to a registration statement or applicable laws or regulations that allow the shares to be freely traded after being sold in accordance with such laws and regulations, or which have been sold in a private transaction.

(cccc) “Registrant Company” shall have the meaning set forth in Section 2.1 hereto.

(dddd) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the applicable rules and regulations of the applicable jurisdiction.

(eeee) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Irgovel, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include the compensation of regular employees of Irgovel, which shall be paid in any event by the applicable Registrant Company.

(ffff)    “Roll Up Date CSE Shares” shall have the meaning set forth in Section 6.2(b)(i) hereto.

(gggg)  “Roll Up Postponement Election” shall have the meaning set forth in Section 6.2(c) hereto.

(hhhh) "SEC" means the U.S. Securities and Exchange Commission.

(iiii)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(jjjj)     “Short-Form Registration” shall have the meaning set forth in Section 2.1(a) hereto.

(kkkk) “Subsidiary” shall have the meaning set forth in the LLC Agreement.

(llll)    “Subsequent Units” shall have the meaning set forth in Section 5.1(a) hereto.

(mmmm) “Successor Corporation” shall have the meaning set forth in the LLC Agreement.

(nnnn) “Trading Day” shall mean any day on which an equity security is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the equity security, then on the principal securities exchange or securities market on which the equity security is then traded; provided that “Trading Day” shall not include any day on which the equity security is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the equity security is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(oooo) “Units” shall have the meaning set forth in the LLC Agreement.

(pppp) “Valuation Reference Date” shall have the meaning set forth in Section 7.1(d)(i) hereto.

(qqqq) “VWAP” shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).

Section 2
Registration Rights

2.1    Requested Registration.

(a)      Request for Registration.  Subject to the conditions set forth in this Section 2.1, if the Company, NutraCea, a Global Holding Company, any of their respective Subsidiaries or a Successor Corporation, in each case, to the extent Investor owns equity securities of such Person (each such Person a “Registrant Company”), shall receive from Investor a written request that such Registrant Company effect a registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (a "Long-Form Registration") or on Form S-3 or any similar short-form registration, if such a short form is available (a "Short-Form Registration") on an established internationally recognized securities market with respect to twenty percent (20%) or more of Investor’s outstanding Registrable Securities in such Registrant Company (such request shall state the number of shares of Registrable Securities to be disposed of, and the intended methods of disposition of such shares by Investor), the applicable Registrant Company will as soon as reasonably practicable, file and use commercially reasonable efforts to effect such registration and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request. All registrations requested pursuant to this Section 2.1(a) are referred to herein as "Demand Registrations.”  Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered, the anticipated method or methods of distribution  and the anticipated per share price range for such offering.

(b)      Limitations on Requested Registration.  The Registrant Companies shall not be obligated to effect, or to take any action to effect, any such Demand Registration pursuant to this Section 2.1:

(i)             Prior to the later of the two (2) year anniversary of the date of this Agreement;

(ii)            With respect to registrations relating to NutraCea’s capital stock, before a NutraCea Roll Up has been completed;

(iii)           If the aggregate offering price, net of underwriters’ discounts and expenses, is less than Twenty Million Dollars ($20,000,000) for a Long-Form Registration or Ten Million Dollars ($10,000,000) for a Short-Form Registration;

(iv)           With respect to registrations relating to NutraCea’s capital stock, during the period starting with the date Sixty (60) days prior to NutraCea’s good faith estimate of the date of filing of, and ending on a date Ninety (90) days after the effective date of, a NutraCea-initiated registration (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); provided that NutraCea is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; and provided further, that NutraCea shall only be able to delay any request for a Demand Registration only one (1) time in any two (2) year period and such delay shall be for a maximum of Two Hundred Forty (240) days;

(v)           With respect to registrations relating to NutraCea’s capital stock, in any particular jurisdiction in which NutraCea would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless NutraCea is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

(vi)           With respect to more than three (3) Long-Form Registrations pursuant to this Section 2.1; provided that a registration will not count as a Long-Form Registration hereunder (i) unless and until it has become effective and unless the applicable holders of such Registrable Securities sell the lesser of (a) 75% of the Registrable Securities requested to be included by them in such Long-Form Registration or (b) a total of $20,000,000 of Registrable Securities.

(c)      Deferral.  If (i) in the good faith judgment of the Management Committee, the filing of a registration statement covering the Registrable Securities would be detrimental to the applicable Registrant Company and the Management Committee concludes, as a result, that it is in the best interests of such Registrant Company to defer the filing of such registration statement at such time, and (ii) the applicable Registrant Company shall furnish to Investor a certificate signed by the president of the applicable Registrant Company stating that in the good faith judgment of the board of directors of the applicable Registrant Company, it would be detrimental to the applicable Registrant Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of such Registrant Company to defer the filing of such registration statement, then, the applicable Registrant Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of Investor, and, provided further, that such Registrant Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d)      Underwriting.  If Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, Investor shall so advise the applicable Registrant Company as a part of its request made pursuant to this Section 2.1.  If the applicable Registrant Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, Investor shall offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the applicable Registrant Company or such other persons in such underwriting and the inclusion of the applicable Registrant Company’s and such person’s other securities of the applicable Registrant Company and their acceptance of the further applicable provisions of this Section 2.  The applicable Registrant Company shall (together with Investor) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by Investor, which underwriters are reasonably acceptable to the applicable Registrant Company.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise Investor in writing that marketing factors require a limitation on the number of shares to be underwritten, or, if the registration relates to the resale of the capital stock of NutraCea and guidance of the Commission would require limiting the number of Registrable Securities included in the registration, the number of Registrable Securities that may be so included shall be allocated as follows:  (i) first, to Investor and (ii) second, to the applicable Registrant Company, which the applicable Registrant Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the applicable Registrant Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the applicable Registrant Company, the underwriter or Investor.  The securities so excluded shall also be withdrawn from registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.

2.2      Piggyback Registrations.

(a)      Right to Piggyback.  Subject to Section 2.2(e) below, whenever the applicable Registrant Company proposes to register any of its equity securities under the Securities Act for its own account or for the account of any holder of equity securities (other than (i) pursuant to a Demand Registration, in which case the ability of a holder of Registrable Securities to participate in such Demand Registration shall be governed by Section 2.1 and (ii) pursuant to a registration statement on Form S-8 or S-4 or any similar or successor form) (a "Piggyback Registration"), the applicable Registrant Company shall give written notice at least thirty (30) days prior to the date the registration statement is to be filed to all applicable holders of Registrable Securities of its intention to effect such a registration and of such holders' rights under this Section 2.2.  Upon the written request of any holder of Registrable Securities receiving such notice (which request must specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the applicable Registrant Company shall include in such registration (subject to the provisions of this Agreement) all Registrable Securities requested to be registered pursuant to this Section 2.2(a), subject to Sections 2.2(b) and 2.2(c) below, with respect to which the applicable Registrant Company has received written requests for inclusion therein within twenty (20) days after the receipt of the applicable Registrant Company's notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective, and if such holder withdraws its request for inclusion, no Registrant Company shall be obligated to pay any expenses of such holder with respect to such registration.

(b)      Priority on Primary Registrations. Notwithstanding any other provision of this Section 2.2, if the underwriters advise Investor in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included in an underwritten primary registration shall be allocated as follows:  (i) first, to the applicable Registrant Company for its own account, (ii) second, to Investor and (iii) third, to the applicable Registrant Company, which the applicable Registrant Company may allocate, at its discretion, for the account of other holders or employees of the applicable Registrant Company.

(c)      Priority on Secondary Registrations. Notwithstanding any other provision of this Section 2.2, if the underwriters advise Investor in writing that marketing factors require a limitation on the number of shares to be underwritten, or, if the registration relates to the resale of the capital stock of NutraCea and guidance of the Commission would require limiting the number of Registrable Securities including in the registration, the number of Registrable Securities that may be so included in an underwritten secondary registration shall be allocated as follows: (i) first, to Investor or, if the registration relates to NutraCea’s capital stock, up to the full amount of Registrable Securities requested to be included in such registration by Investor and such Persons that obtained registration rights from NutraCea on a pari passu basis with Investor in connection with a capital raising transaction occurring after the date hereof, allocated pro rata among the Investor and such Persons, on the basis of the amount of securities requested to be included therein and (ii) second, to the applicable Registrant Company, which the applicable Registrant Company may allocate, at its discretion, for the account of other holders or employees of the applicable Registrant Company.

(d)      Underwriting. If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the applicable Registrant Company, the underwriter or Investor, and none of the Registrant Companies shall have any obligation to pay the expenses of such person in connection with such registration.  The securities so excluded shall also be withdrawn from registration.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration.

(e)      NutraCea Shares.  Investor shall have no rights under this Section 2.2 with respect to registrations for shares of NutraCea capital stock before the NutraCea Roll Up has been completed.

2.3      Expenses of Registration.

(a)      All Registration Expenses incurred in connection with registrations pursuant to Section 2.1 and 2.2 hereof shall be borne by the applicable Registrant Company.

(b)      In connection with each Demand Registration and each Piggyback Registration effected by Investor or any of its assignees pursuant to this Agreement, the applicable Registrant Company shall reimburse Investor for the reasonable fees and disbursements of one counsel chosen by Investor, which fees and disbursements shall not exceed One Hundred Thousand Dollars ($100,000) for any underwritten registration or Twenty Thousand Dollars ($20,000) for any other registration.

2.4      Registration Procedures.  Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the applicable Registrant Company shall use all reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Registrant Company shall as expeditiously as practicable:

(a)      prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the applicable Registrant Company shall furnish to the counsel selected pursuant to Section 2.3(b) copies of all such documents proposed to be filed, which documents will be subject to the prompt review and comment of such counsel), and upon filing such documents, promptly notify in writing such counsel of the receipt by the applicable Registrant Company of any written comments by the SEC with respect to such registration statement or prospectus or any amendment or supplement thereto or any written request by the SEC for the amending or supplementing thereof or for additional information with respect thereto;

(b)      notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 90 days (one year in the case of a registration statement on Form S-3) or, if such registration statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by any underwriter or dealer or such shorter period as will terminate when all the securities covered by such registration statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such registration statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to applicable law;

(c)      furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including, without limitation, each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)      use all reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the applicable Registrant Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction in any jurisdiction where it is not so subject or (iii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction in any jurisdiction where it is not so subject);

(e)      promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that or upon the discovery of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made (“Misleading Prospectus”), and, at the request of any such seller, as soon as reasonably practicable, file and furnish to all sellers a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(f)      cause all such Registrable Securities to be listed or authorized for quotation on each securities exchange or automated quotation system on which similar securities issued by the applicable Registrant Company are then listed or quoted (or, if no similar securities issued by the applicable Registrant Company are then listed or quoted, the applicable Registrant Company shall use all commercially reasonable efforts to cause all such Registrable Securities to be listed or authorized for quotation on the New York Stock Exchange or the NASD automated quotation system);

(g)      provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h)      enter into such customary agreements (including, without limitation, underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a split or a combination of stock or units); provided that no holder of Registrable Securities shall have any indemnification or contribution obligations inconsistent with Section 2.5 hereof;

(i)       make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the applicable Registrant Company, and cause the applicable Registrant Company's officers, directors, employees and independent accountants to supply all information and participate in due diligence sessions reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j)       otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the applicable Registrant Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(k)      use all reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, and, in the event of such issuance, immediately notify the holders of Registrable Securities included in such registration statement of the receipt by the applicable Registrant Company of such notification and shall use all reasonable efforts promptly to obtain the withdrawal of such order;

(l)       use all reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(m)      obtain one or more "cold comfort" letters, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the applicable Registrant Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the holders of a majority of the Registrable Securities being sold reasonably request;

(n)      provide a legal opinion of the applicable Registrant Company's outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including, without limitation, the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

(o)      use all reasonable efforts to cause its officers to support the marketing of the Registrable Securities being sold (including, without limitation, participating in "road shows" as may be reasonably requested by the underwriters administering the offering and sale of such Registrable Securities) to the extent reasonably possible, taking into account such officers' responsibility to manage the applicable Registrant Company's business.

If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of the applicable Registrant Company and if in such holder's sole and exclusive judgment, such holder is or might be deemed to be an underwriter or a controlling person of the applicable Registrant Company, such holder shall have the right to (i) require the insertion therein of language, in form and substance satisfactory to such holder and presented to the applicable Registrant Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the applicable Registrant Company's securities covered thereby and that such holding does not imply that such holder shall assist in meeting any future financial requirements of the applicable Registrant Company or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar Federal statute then in force, require the deletion of the reference to such holder (provided that with respect to this clause (ii), if requested by the applicable Registrant Company, such holder shall furnish to the applicable Registrant Company an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to the applicable Registrant Company).

2.5      Indemnification.

(a)      To the extent permitted by law, the applicable Registrant Company will indemnify and hold harmless Investor and each of its employees, officers, directors, general and limited partners, legal counsel and accountants, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof), joint or several, arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the applicable Registrant Company of any securities laws or any rule or regulation thereunder applicable to the applicable Registrant Company and relating to action or inaction required of the applicable Registrant Company in connection with any offering covered by such registration, qualification, or compliance, and the applicable Registrant Company will reimburse each Investor, each of its officers, directors, partners, legal counsel, and accountants, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, including any amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected with the consent of the applicable Registrant Company (which consent shall not be unreasonably withheld); provided that the applicable Registrant Company will not be liable in any such case to the extent that (i) any such claim, loss, damage, liability, or action is based on any untrue statement or omission arises out of or is based upon written information furnished to the applicable Registrant Company by such Investor, any of Investor’s partners, managers, officers, directors, legal counsel or accountants, any person controlling Investor, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein or (ii) the use by such Investor of a prospectus from the time the Registrant Company has provided such Investor a Discontinuation Notice until the time the Registrant Company has provided such Investor with an Advice; and provided, further that, the indemnity agreement contained in this Section 2.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the applicable Registrant Company (which consent shall not be unreasonably withheld).

(b)      To the extent permitted by law, Investor will, if Registrable Securities held by Investor are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the applicable Registrant Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the applicable Registrant Company’s securities covered by such a registration statement, each person who controls the applicable Registrant Company or such underwriter, and each of their officers, directors, and partners, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) made by Investor of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, (ii) any omission (or alleged omission) by Investor to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the applicable Registrant Company and such directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the applicable Registrant Company by Investor and stated to be specifically for use therein or (iii) the use by such Investor of a prospectus from the time the Registrant Company has provided such Investor a Discontinuation Notice until the time the Registrant Company has provided such Investor with an Advice; provided, however, that the obligations of Investor hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of Investor (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.5(b) exceed the net proceeds from the offering received by Investor.

(c)      Each party entitled to indemnification under this Section 2.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.5, to the extent such failure is not prejudicial.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)      If the indemnification provided for in this Section 2.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)      Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.6      Information by Investor; Trading Halts.  Investor shall furnish to the applicable Registrant Company such information regarding Investor and the distribution proposed by Investor as the applicable Registrant Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.  Investor agrees that, upon receipt of a notice from the applicable Registrant Company (a “Discontinuation Notice”) that (i) the applicable prospectus is a Misleading Prospectus or (ii) the Commission (or equivalent regulatory body in the applicable jurisdiction) or any other governmental authority has issued any stop order suspending the effectiveness of the applicable registration statement or initiates a proceeding for that purpose, Investor will forthwith discontinue disposition of such Registrable Securities under a registration statement until it is advised in writing (the “Advice”) by the applicable Registrant Company that the use of the applicable prospectus (as it may have been supplemented or amended) may be resumed; provided, that the applicable Registrant Company shall promptly notify Investor when the events described in (i) and (ii) above cease to be in effect.  The Registrant Company may provide appropriate stop orders to enforce the provisions of this paragraph.

2.7      International Registrations.  The parties hereto acknowledge and agree that this Section 2 has been prepared with a view of a public offering in the United States and that the terms hereof shall apply to a public offering in any other jurisdiction.  In the event a registration or qualification of securities is effected in any jurisdiction other than the United States, then the parties hereto shall amend this Section 2 as necessary to reflect the applicable practices and legal requirements in such jurisdiction, and to preserve the substance of the commercial agreement between the parties hereto reflected in this Section 2.

2.8      Termination of Registration Rights.  The right of Investor to request registration or inclusion in any registration of Common Stock pursuant to Section 2.1 of 2.2 shall terminate seven (7) years after the occurrence of a NutraCea Roll Up.

2.9      NutraCea.  To the extent that any Registrant Company is not a party to this Agreement, NutraCea hereby agrees to cause such Registrant Company to be bound by the provisions hereof.

Section 3
Information Covenants of the Company

In addition to any similar agreements contained in the Purchase Agreement and the LLC Agreement, the Company hereby covenants and agrees, as follows:

3.1      Basic Financial Information and Inspection Rights.

(a)      Basic Financial Information.  The Company will furnish the following reports to Investor:

(i)        As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by the Company’s independent public accountants.

(ii)       As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(iii)      As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(b)       Consultation Rights.  So long as Investor holds any equity interests in the Company or any of its Subsidiaries, the Company and/or its Subsidiaries, as applicable, will offer to Investor the opportunity to consult with and advise management of the Company and/or its Subsidiaries concerning significant business issues at mutually agreeable times and places (any such contact, a “Consultation Meeting”).  Investor shall provide NutraCea, the Company and, as applicable, its Subsidiary with at least seven (7) days prior written notice of any in person Consultation Meeting.  At any Consultation Meeting, the management and/or advisors of NutraCea, the Company and, as applicable, its Subsidiary will be permitted to participate in all parts of the meeting.  Each of Investor and NutraCea shall periodically, but no less often than once per month, share with the other party a summary of any material information such receiving party obtains in a Consultation Meeting or any other such communication with the management of the Company or any of its Subsidiaries.  Notwithstanding the foregoing, for so long as Investor holds any equity interests of the Company or any of its Subsidiaries, Investor shall have the opportunity to communicate telephonically or by email from time to time, and at any time during normal business hours, with the management of the Company and/or its Subsidiaries.

(c)      Inspection Rights.  So long as Investor holds any equity interests of the Company or any of its Subsidiaries, the Company will afford to Investor and to Investor’s accountants and counsel, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ respective properties, books and records.  Investor shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations.

(d)      Board Meetings.  So long as Investor holds any equity interests of a Registrant Company and has the right to appoint a member to the Management Committee, the Company shall present to the Management Committee at its quarterly meetings all material information with respect to the Company and its Subsidiaries regarding the products which such companies produce, the markets in which such companies operate, the markets into which such companies consider expanding, such companies’ competitive environments, the financial performance of the businesses in which the Company holds investments and any strategic alternatives such Registrant Companies have considered.

(d)       Confidential.  Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to it or learned by it in connection with its rights under this Section 3.1, except to the extent otherwise required by law and any other regulatory process to which Investor is subject.  Notwithstanding the foregoing, Investor shall be able to disclose such information to its existing and potential investors (including, for the avoidance of doubt, its limited partners); provided that Investor informs such investors that such information is confidential and Investor assumes responsibility for the misuse or improper disclosure of such information by such investors.  Investor understands and agrees that material nonpublic information regarding Irgovel constitutes material nonpublic information of NutraCea, and Investor agrees to comply with all applicable securities laws with regard to its use of such information.

3.2      Termination of Covenants.  The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the earlier to occur of (i) a NutraCea Roll Up or (ii) the initial public offering of the securities of Irgovel.

Section 4
Preemptive Right

4.1      Preemptive Right.   NutraCea hereby grants to Investor the right of first refusal to purchase its pro rata share of New NutraCea Securities (as defined in this Section 4.1(a)) which NutraCea may, from time to time, propose to sell and issue after the date of the NutraCea Roll Up (“NutraCea Roll Up Consummation Date”).  Investor’s pro rata share, for purposes of this right of first refusal, shall be equal to the Investor Roll Up Percentage, determined as of the date NutraCea delivers to Investor the notice of issuance of New NutraCea Securities pursuant to Section 4.1(b) below.  This right of first refusal shall be subject to the following provisions:

(a)      “New NutraCea Securities” shall mean any capital stock (including Common Stock and/or preferred stock) of NutraCea whether now authorized or not, and warrants to purchase such capital stock; provided that the term “New NutraCea Securities” does not include:

(i)       shares of Common Stock or options or other securities exercisable for Common Stock that are issued after the date of this Agreement to officers, employees, consultants or directors of NutraCea pursuant to such persons’ employment, consulting or official relationships to NutraCea;

(ii)      securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities of NutraCea as of the NutraCea Roll Up Consummation Date;

(iii)      securities issued or issuable as a dividend or distribution on capital stock or pursuant to an antidilution adjustment under NutraCea securities;

(iv)     securities issued or issuable pursuant to the acquisition of another entity or its assets business by NutraCea or one of NutraCea’s subsidiaries;

(v)      securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction;

(vi)     securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships;

(vii)    securities issued to suppliers or third party service providers in connection with the provision of goods or services; and

(viii)   Any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New NutraCea Securities pursuant to subsections (i) through (vii) above.

(b)      In the event NutraCea proposes to undertake an issuance of New NutraCea Securities, it shall give Investor written notice of its intention, describing the type of New NutraCea Securities, and their price and the general terms upon which NutraCea proposes to issue the same.  Investor shall have fifteen (15) days after any such notice is mailed or delivered to agree to purchase Investor’s pro rata share of such New NutraCea Securities by giving written notice to NutraCea, and stating therein the quantity of New NutraCea Securities to be purchased.

(c)      In the event Investor fails to exercise fully the right of first refusal within said fifteen (15) day period (the “Election Period”), NutraCea shall have one hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New NutraCea Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of said agreement) to sell that portion of the New NutraCea Securities with respect to which Investor’s right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in NutraCea’s notice to Investor delivered pursuant to Section 4.1(b).  In the event NutraCea has not sold within such hundred twenty (120) day period following the Election Period, or such hundred twenty (120) period following the date of said agreement, NutraCea shall not thereafter issue or sell any New NutraCea Securities, without first again offering such securities to Investor in the manner provided in this Section 4.1; provided, however, that if (i) NutraCea proposes to sell New NutraCea Securities, (ii) delivers a New NutraCea Securities Offering Notice (“New Notice”) to Investor with respect to that sale, (iii) has previously provided a New NutraCea Securities Offering Notice with respect to such proposed sale (“Older Notice”) to Investor more than fifteen (15) days earlier, and (iv) the only material changes from the Older Notice to the New Notice is the price per share and/or the total number of shares to be sold, then Investor shall have only three (3) days after receipt of the New Notice to elect to purchase Investor’s pro rata share of the New NutraCea Securities described in the New Notice as provided in Section 4.1(b).

(d)      The covenants set forth in this Section 4 shall not be effective until the NutraCea Roll Up Consummation Date and shall terminate and be of no further force and effect on the seventh (7th) anniversary of the NutraCea Roll Up Consummation Date.

Section 5
Conversion Rights.

5.1      Conversion Rights.  Following the six (6) month anniversary of the Closing Date, Investor may elect (“Conversion Election”) to exchange all, but not less than all, of the Units of that Investor purchased pursuant to the Purchase Agreement (“Investor Units”) for equity interests in each of the Company’s Subsidiaries as provided in this Section 5 (“Conversion”).  To make a Conversion Election, Investor shall provide written notice to the Company and NutraCea (“Conversion Election Notice”), which notice shall state that Investor is electing to convert all of Investor’s interest in the Company into equity interests in the Company’s Subsidiaries and the proposed date that such conversion will occur (“Initial Conversion Date”), which date may not be less than thirty (30) days after Investor delivers the Conversion Election Notice to the Company and NutraCea.  If Investor makes a valid Conversion Election, the following terms shall apply to the Conversion:

(a)      Complete Conversion.  The Conversion Election will apply with respect to all of the Investor Units as well as all Units of Membership Interest in the Company that Investor has not yet acquired as of the Initial Conversion Date but may subsequently be required to purchase pursuant to Purchase Agreement (“Subsequent Units”), regardless of the holders of such Units and whether or not the Unit purchase obligation arises before or after the Initial Conversion Date. Upon the closing of the purchase of Subsequent Units the Subsequent Units will automatically convert into equity in the Company Subsidiaries in accordance with the provisions of Section 5.1(b).

(b)      Number of Securities.  Immediately following the Conversion, the ratio of the number of equity securities of each such Company Subsidiary held by Investor to the total number of equity securities of such Company Subsidiary shall equal the ratio of the number of Units held by Investor immediately before the Conversion to the total number of Units outstanding immediately before the Conversion.  If Investor purchases additional Units after a Conversion has occurred, such purchase shall be deemed to be a Conversion Election with respect to such additional Units, and immediately following the Conversion related thereto, the ratio of the number of equity securities of a Company Subsidiary held by Investor to the total number of equity securities of the Company Subsidiary shall equal the ratio of the number of Units held by Investor immediately before such Conversion, assuming no prior Conversions had occurred, to the total number of Units outstanding immediately before such Conversion, assuming no prior Conversions had occurred.

(c)      Timing of Conversions.  The Company, Irgovel and Investor shall use reasonable best efforts to effect the Conversions as provided herein on the date set forth in the Conversion Election Notice (but in no event shall such Conversion occur more than sixty (60) days after such date).

(d)      Rights.  If Investor makes a Conversion Election, Investor will possess rights and obligations with respect to the equity securities of the Company’s Subsidiaries that are equivalent to the rights (economic and otherwise) and obligations of Investor as a holder of Units pursuant to the LLC Agreement, this Agreement (other than with respect to the provisions of this Section 5) and the Purchase Agreement.

Section 6
Roll Up Rights

6.1      Roll Up Into Global Holding Company.  Following the GHC Roll Up Trigger Date, Investor may request (“GHC Roll Up Request”) to have all, but not less than all, of the Investor Roll Up Securities (as well as any equivalent securities held directly or indirectly by NutraCea) be exchanged for GHC Stock (a “GHC Roll Up”).  To make a GHC Roll Up Request, Investor shall provide written notice to the Company and NutraCea, which notice shall state that Investor is requesting to convert all of the Investor Roll Up Securities into equity securities of the Global Holding Company.  Subject to Section 6.1(c), following receipt of the GHC Roll Up Request, NutraCea shall use reasonable best efforts to effect the GHC Roll Up within ninety (90) days of the date that Investor delivered the GHC Roll Up Request to NutraCea (“GHC Roll Up Request Date”) on the following terms:

(a)      Complete Roll Up.  The GHC Roll Up will apply with respect to all Investor Roll Up Securities (as well as any equivalent securities held directly or indirectly by NutraCea), and if the GHC Roll Up is completed, Investor and NutraCea shall cease to have any rights with respect to the Company or its Subsidiaries (other than a Subsidiary that is a Global Holding Company) pursuant to the LLC Agreement, the Purchase Agreement and this Agreement.

(b)      Number of Securities.  If the GHC Roll Up occurs, the number of shares or interests of GHC Stock that will be issued in exchange for the Investor Roll Up Securities (as well as any equivalent securities held directly or indirectly by NutraCea) shall be an amount such that the aggregate GHC Stock Price of such shares or interests of GHC Stock is equal to the aggregate value of the Investor Roll Up Securities (or the equivalent securities held directly or indirectly by NutraCea, as the case may be) exchanged therefor (based on the Equity Value of the applicable issuers of such Investor Roll Up Securities (or the equivalent securities held directly or indirectly by NutraCea, as the case may be), but excluding the effect of Section 7.1(f)).  For purposes of determining the value of the Investor Roll Up Securities or the equivalent securities held directly or indirectly by NutraCea, any distribution, liquidation or other preferences shall be disregarded and the relative value of each unit or share of Investor Roll Up Securities and the equivalent securities held directly or indirectly by NutraCea shall be deemed to have identical rights.  Notwithstanding the foregoing provisions of this Section 6.1(b), immediately following the GHC Roll Up, (i) the ratio of the number of interests or shares of GHC Stock acquired by Investor in the GHC Roll Up to the number of interests or shares of GHC Stock outstanding shall not exceed the Investor Roll Up Percentage immediately before the GHC Roll Up and (ii) the ratio of the number of interests or shares of GHC Stock acquired by Investor in the GHC Roll Up to the aggregate number of interests or shares of GHC Stock held by NutraCea and any of its Subsidiaries immediately following the GHC Roll Up shall not exceed 0.49.

(c)      Condition to GHC Roll Up.  Investor acknowledges that the GHC Roll Up may require the consent of other parties that at the time of the GHC Roll Up Request own interests in the Global Holding Company or that are joint venture partners with the Global Holding Company. The Company will use reasonable best efforts to obtain such consents promptly following the GHC Roll Up Request.  The obligations of the Company and NutraCea to proceed with the GHC Roll Up are expressly subject to and conditioned upon obtaining such required consents in a form and substance reasonably satisfactory to the Company and NutraCea within ninety (90) days following the GHC Roll Up Request.

(d)      Rights.  The GHC Stock that Investor and NutraCea receives in a GHC Roll Up will have the same rights and restrictions afforded to such GHC Stock before the GHC Roll Up; provided that, subject to any required consent of the other holders of GHC Stock which the Company will use reasonable best efforts to obtain, the GHC Stock shall in all events grant Investor customary tag-along-rights, Preemptive Rights, information rights, veto rights over affiliate transactions (except such affiliate transactions conducted on terms and conditions representative of an arm’s-length transaction) and, so long as the Investor Ownership Percentage in the Global Holding Company is at least 20%, (i) the right to designate a member to the board of directors or other similar governing body of the Global Holding Company and (ii) the specific veto rights to approve the events and actions listed on Annex A hereto.  In providing its reasonable best efforts to obtain consents under this Section 6.1, NutraCea shall not be required to provide any consideration to other holders of GHC Stock or to relinquish any rights held by NutraCea with respect to the Global Holding Company other than rights that are reduced or eliminated solely as a result of NutraCea holding a smaller percentage of the outstanding GHC Stock after the GHC Roll Up than NutraCea held before the GHC Roll Up.

6.2      Roll Up Into NutraCea.  Following the NutraCea Roll Up Trigger Date, but subject to Sectioin 6.2(c) below, Investor may request (“NutraCea Roll Up Election”), to have all, but not less than all, of the Investor Roll Up Securities be exchanged for Common Stock (a “NutraCea Roll Up”).  To make a NutraCea Roll Up Election, Investor shall provide written notice to the Company and NutraCea (“NutraCea Roll Up Election Notice”), which notice shall state that Investor is requesting to convert all of the Investor Roll Up Securities into Common Stock and the proposed date that such NutraCea Roll Up Election will occur (“NutraCea Roll Up Date”), which date may not be less than thirty (30) days after Investor delivers the NutraCea Roll Up Election Notice to the Company and NutraCea.  The date that NutraCea receives the NutraCea Roll Up Election Notice shall be referred to herein as the “NutraCea Roll Up Election Date.”  The NutraCea Roll Up will be expressly subject to and conditioned upon the following:

(a)      Complete Roll Up.  The NutraCea Roll Up will apply with respect to all Investor Roll Up Securities, and if the NutraCea Roll Up is completed, Investor shall cease to have any rights with respect to the Company or its Subsidiaries pursuant to the LLC Agreement, the Purchase Agreement and this Agreement (other than under Sections 2 and 4 of this Agreement).

(b)      Number of Securities.  The number of shares of Common Stock that will be issued in exchange for the Investor Roll Up Securities shall be an amount such that the aggregate NutraCea Stock Price of such Common Stock is equal to the aggregate value of the Investor Roll Up Securities exchanged therefor (based on the Equity Value of the applicable issuers of such Investor Roll Up Securities, but excluding the effect of Section 7.1(f)).  For purposes of determining the value of the Investor Roll Up Securities, clause (i)(a) in each of the definitions of Unreturned AF Capital Contributions and Unreturned NutraCea Capital Contributions set forth in the LLC Agreement shall replaced with the following: “(i) the number one (1)” any distribution, liquidation or other preferences shall be disregarded.  Notwithstanding the foregoing provisions of this Section 6.1(b), the number of shares of Common Stock that are issued to Investor in a NutraCea Roll Up are further limited by the following:

(i)        Immediately following the NutraCea Roll Up, the percentage of outstanding shares of Common Stock acquired by Investor shall not exceed the lesser of (a) the Investor Roll Up Percentage and (b) 49%. If the number of shares of Common Stock issued to Investor in a NutraCea Roll-up is limited by (b) (and not limited by (a)) of the immediately preceding sentence, then NutraCea and Investor shall determine the number of shares of Common Stock that would have been issuable to Investor if the 49% limitation in (b) was based upon the Fully Diluted Shares instead of the outstanding shares of Common Stock (the number of shares of Common Stock so determined, the “Alternative Share Number”, the difference between the Alternative Share Number and the number of shares that are issuable to Investor in the NutraCea Roll Up, the “Make-Up Share Number” and the shares of Common Stock represented by the particular Common Stock Equivalents outstanding on such date of determination “Roll Up Date CSE Shares”).  On the NutraCea Roll Up Date, NutraCea shall issue to Investor a warrant to purchase such number of shares of Common Stock equal to the Make-Up Share Number (“Make-Up Warrant”). The Make-Up Warrant, shall be exercisable, in whole or in any number of parts but not more than one time in any six (6) month period (provided, that the Make-Up Warrant shall be deemed to be exercised in any event immediately prior to (i) a Change of Control and (ii) the termination of such Make-Up Warrant), for one share of Common Stock for each Roll Up Date CSE Share that has been converted or exercised into a share of Common Stock.  The Make-Up Warrant shall have a term equal to the longest term of any Common Stock Equivalent representing a Roll Up Date CSE Share plus ninety (90) days.  The Make-Up Warrant shall be exercisable for the par value of the Common Stock, and shall not contain cashless or net exercise provisions.

(ii)       If, as determined above in this Section 6.2(b) (not limited by paragraph 6.2(b)(i)), the number of shares of Common Stock that would be issuable to Investor in a NutraCea Roll Up would (i) result in the Investor holding in excess of 25% of the Fully Diluted Shares as of such date or (ii) in the event that NutraCea has filed a periodic report with the Commission during the five (5) month period prior to NutraCea Roll Up Election Date, have an aggregate NutraCea Stock Price that would exceed 25% of the sum of (A) NutraCea’s total shareholders’ equity as provided in such periodic report, (B) any additional amounts of equity raised by NutraCea in a financing between the last day of the period covered by such report and the applicable date of determination and (C) an adjustment to reflect the assumption that NutraCea owns 100% of the Company, then NutraCea may elect to redetermine the number of shares of Common Stock issuable to Investor in the NutraCea Roll Up (“NutraCea Redetermination”) as provided below.  If NutraCea’ elects to make a NutraCea Redetermination, then NutraCea shall notify Investor in writing (“NutraCea Redetermination Notice”) that NutraCea is making such election within ten (10) Business Days after the NutraCea Roll Up Election Date.  Within ten (10) Business Days after NutraCea delivers the NutraCea Redetermination Notice, NutraCea shall engage an Investment Bank to determine the Equity Value of NutraCea.  NutraCea shall instruct the Investment Bank to determine the value of NutraCea as a going concern, reflecting goodwill, the future prospects of NutraCea and its Subsidiaries and assuming NutraCea owns 100% of the Company, within thirty (30) days of NutraCea’s engagement of the Investment Bank (at the sole cost and expense of NutraCea).  The Equity Value of NutraCea, as determined by the Investment Bank, shall be referred to herein as the “NutraCea Appraised Value”.  Within ten (10) days following receipt of a written report from the Investment Bank that contains the NutraCea Appraised Value, for purposes of determining the number of shares of Common Stock that will be issued to Investor in the NutraCea Roll Up, the NutraCea Stock Price shall be recalculated in accordance with the proviso set forth in the definition thereof regardless of whether such stock is publicly traded (and for such purposes, the Equity Value of NutraCea shall equal the greater of (i) the NutraCea Appraised Value, (ii) the aggregate NutraCea Stock Price as initially determined in connection with such NutraCea Roll Up and (iii) the sum of (A) NutraCea’s total shareholders’ equity as provided in the applicable periodic report and (B) any additional amounts of equity raised by NutraCea in a financing between the last day of such report and the applicable date of determination).  Such recalculated value for the NutraCea Stock Price shall then be used in the calculations in Section 6.2(b) to determine the number of shares of Common Stock that will be issued to Investor pursuant to a NutraCea Roll Up.  In no event shall the NutraCea Redetermination eliminate or restrict the provisions of Section 6.2(b)(i) above.

(c)      Dilution Postponement.  If the number of shares of Common Stock that would be issued to Investor exceeds twenty five (25%) of the number of Fully Diluted Shares as of the NutraCea Roll Up Election Date and an Event of Default has not occurred, then NutraCea may elect to postpone its obligation to complete a NutraCea Roll Up (“Roll Up Postponement Election”) until the fourth (4th) anniversary of the Closing Date by providing written notice to Investor that it is making a Roll Up Postponement Election.  If NutraCea makes a Roll Up Postponement Election, Investor will be deemed to have withdrawn Investor’s NutraCea Roll Up Election without prejudicing Investor from making another NutraCea Roll Up Election with a NutraCea Roll Up Election Date no sooner than the fourth (4th) anniversary of the Closing Date.

(d)      Restricted Securities.  The issuance of shares of Common Stock to Investor in the NutraCea Roll Up may not be registered pursuant to the Securities Act or any state or foreign securities laws.  The issuance of any unregistered shares will be made in reliance upon exemptions from registration under the Securities Act and applicable state and foreign securities laws.  As a condition to the issuance of such shares, Investor will represent to the Company that Investor is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act) and Investor shall make such other standard representations warranties requested by NutraCea to reasonably ensure that there are valid securities law exemptions for the issuance thereof.  Investor understands and agrees that any certificates representing unregistered shares of Common Stock will contain standard restricted legends for shares issued based upon exemptions from registration under the Securities Act and applicable state and foreign securities laws.

(e)      Reservation.  NutraCea shall use its reasonable best efforts to cause on or before the NutraCea Roll Up Date for there to be reserved and made available out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as are issuable upon the exercise of the NutraCea Roll Up solely for the purpose of issuance upon the exercise of the NutraCea Roll Up.  If the NutraCea does not have a sufficient number of authorized but unissued shares of Common Stock available to be issued to Investor upon the exercise of a NutraCea Roll Up, Investor shall have the option to require NutraCea to pay investor, within Ninety (90) days of Investor’s election to do so, the cash value, in one or more payments, equal to all, or any portion, of the value of the Common Stock Investor would have received if such authorized but unissued shares of Common Stock had been available for the NutraCea Roll Up; provided, that such option shall expire on the date that NutraCea makes such number of authorized but unissued shares available to enable Investor to fully exercise the NutraCea Roll Up.  If the issuance of shares of Common Stock in the NutraCea Roll Up is not registered pursuant to the Securities Act, the Company shall take all such actions as may be necessary to assure that all such Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).  If the issuance of shares of Common Stock in the NutraCea Roll Up is registered pursuant to the Securities Act, NutraCea shall comply with its obligations under Section 2 of this Agreement.

Section 7
Call Option

7.1      Call Option.

(a)      Definitions.  For purposes of this Section 7, the following capitalized terms shall have the following meanings:

(i)      “Investor Ownership Percentage” shall mean, as of the applicable date of determination, a fraction equal to (i) in the case of the Company, the quotient determined by dividing (a) the number of Units held by Investor by (b) the number of Units outstanding, and (ii) in the case of any other Person, the quotient determined by dividing (a) the number of equity securities of such Person owned by Investor by (b) the number of equity securities of such Person issued and outstanding.

(ii)      “Call Securities” shall mean all equity securities of the Company or any of its Subsidiaries.

(iii)     “Equity Value” shall mean, as of the applicable date of determination, an amount determined in accordance with Section 7.1(d) below.

(iv)    “Equity Call Price” shall mean, as of the applicable date of determination, the product of (i) the Equity Value for an entity and (ii) the Investor Ownership Percentage in such entity.

(v)      “Call Price” shall mean, as of the applicable date of determination, the greater of (i) the Equity Call Price of the Company and (ii) the sum of the Equity Call Prices for all of the Company’s Subsidiaries; provided, however, that the Call Price shall in no event be less than the Minimum Call Price.

(vi)     “Minimum Call Price” shall mean, as of the applicable date of determination, the difference between (i) the product of (A) three (3) and (B) the total purchase price paid by Investor to purchase Units from NutraCea and the Company pursuant to the Purchase Agreement and (ii) the total amount of distributions made to Investor by the Company or any Subsidiary of the Company based upon Investor’s ownership of equity securities of such entities (not including, for purposes of clarity, the Investor Fee).

(b)      Call Option.  At any time between the third (3rd) anniversary of the Effective Date and the seventh (7th) anniversary of the Effective Date, NutraCea or its assignee shall have the option (the “Call Option”) to require Investor to sell to NutraCea (or its assignee), upon the terms and subject to the conditions set forth in this Section 7, all of the Call Securities then owned by Investor and any assignee(s) of Investor, plus all rights of Investor under this Agreement, the Purchase Agreement and the LLC Agreement at a purchase price equal to the Call Price.

(c)      Manner of Exercise.  In order to exercise NutraCea’s Call Option, NutraCea shall deliver an irrevocable Notice (“Call Election Notice”) to the Company and Investor that NutraCea elects to exercise such Call Option upon the terms and subject to the conditions set forth in this Agreement.  Prior to the one hundred twentieth (120th) day following the determination of the Equity Values pursuant to Section 7.1(d) (“Call Purchase Date”), NutraCea shall purchase from Investor all of the Call Securities held by Investor.

(d)      Determination of Equity Values.

(i)       Equity Value.  The “Equity Value” of any Person shall equal the aggregate fair market value of the equity securities of such Person (or, if greater, the sum of the fair market value of the equity securities of each Subsidiary of such Person) as of the applicable date of determination; provided that, with respect to the Call Option, such date shall be the date that NutraCea delivers the Call Election Notice to Investor (“Valuation Reference Date”).  The Equity Value of an entity shall include the goodwill value of such entity and reflect the future prospects of the entity.  The Equity Value shall be determined by agreement of Investor and NutraCea on the applicable date of determination.  If NutraCea and Investor are unable to agree upon an Equity Value of any Person within sixty (60) days of the applicable date of determination, the Equity Value of such Person shall be determined as provided in Section 7.1(d)(ii) and Section 7.1(d)(iii) below.

(ii)       Appraiser Selection.  If any Equity Value is not determined by the method set forth in Section 7.1(d)(i), then Investor and NutraCea shall agree on an independent appraiser experienced in valuing securities and companies of the type in question within ten (10) days following expiration of the sixty (60) day period described in Section 7(d)(i).  If Investor and NutraCea do not agree on such an appraiser within such ten (10) days, then each of Investor and NutraCea shall select an appraiser experienced in valuing securities and companies of the type in question within ten (10) days following expiration of the previous ten (10) day period, and the two selected appraisers shall then select a third independent appraiser experienced in valuing securities and companies of the type in question within ten (10) days following their selection by the parties; provided that if either Investor or NutraCea fails to select an appraiser within such ten (10) day period, and the other so selects an appraiser, the appraiser so selected shall act alone; and provided further that if the two appraisers selected by Investor and NutraCea do not agree on a third appraiser within ten (10) days after both of them are so selected, then a judge of any state or federal court located in Delaware shall appoint a third appraiser on the request of either Investor or NutraCea.  No appraisers selected hereunder shall have less than five (5) years experience in appraising businesses similar to that of the Company, and no appraiser shall be an Affiliate of or have provided any services to any of NutraCea, Investor or any of their Affiliates.

(iii)    Appraisal Process.  Each such appraiser shall submit a sealed appraisal of the Equity Value for the applicable Person within thirty (30) days following the appointment of the third appraiser.  In the event that only one such appraiser was selected pursuant to clause (ii) above, such appraisal for each applicable Person shall constitute the Equity Value of such Person for purposes the this Agreement.  In the event three appraisers were selected pursuant to clause (ii) above, for each applicable Person, the appraisal differing most from the mean shall be discarded and the remaining two appraisals shall be added together and divided by two (2) and such amount shall constitute the Equity Value of such Person for purposes of this Agreement (provided that if any such appraiser fails to submit a sealed appraisal within the time allowed under the preceding section, such appraisal shall be disregarded and the remaining appraisals shall be used to determine the Equity Value of the applicable Person as provided herein).  The cost of the appraisals shall be borne equally by Investor and NutraCea.

(e)      Payment of Purchase Price.  NutraCea shall pay to Investor the Call Price on the Call Purchase Date by wire transfer of immediately available funds to an account designated in writing by Investor or by delivery of a certified or cashiers' check.

(f)      Clawback.  If a Call Election Notice is delivered and effected and a Change of Control or Initial Public Offering occurs in the twenty four (24) month period following the Valuation Reference Date, then the Call Price shall be determined again as of the date of such Change of Control or Initial Public Offering taking into account the value ascribed to such securities in connection with such transaction (such redetermined Call Price, the “Alternative Call Price”).  If the Alternative Call Price is greater than the Call Price determined in connection with the Call Election Notice (such difference, the “Call Shortfall”), then the Call Price shall be deemed to equal the Alternative Call Price, and NutraCea shall pay to Investor an amount equal to the Call Shortfall at such times as NutraCea is paid in such Change of Control or Initial Public Offering.  For the purposes of this Section 7.1(f), the terms “Change of Control” and “Initial Public Offering” shall include a Change of Control or Initial Public Offering of a Subsidiary of the Company.

Section 8
Miscellaneous

8.1      Amendment.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of NutraCea, the Company and Investor.  Any amendment or waiver affected in accordance with this paragraph shall be binding upon each holder of any securities purchased under the Purchase Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company. No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

8.2      Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the party, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth below the party’s signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.  If notice is delivered to the Company, one copy should be sent to the Manager of the Company and to Dale Belt, Fax: (602) 522-3011.

8.3      Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Company or NutraCea without the prior written consent of Investor.  Any attempt by the Company, Irgovel or NutraCea without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Investor may transfer any and all rights, duties and obligations hereunder to any transferee of Units (or securities Investor received in exchange therefor pursuant to a Conversion) held by Investor that are transferred, in one transfer or a series of transfers, in accordance with the LLC Agreement so long as such transfer constitutes at least fifty percent (50%) of (x) the Units or securities then held by Investor plus (y) the number of Units or securities Investor has the right and/or obligation to purchase in accordance with the Purchase Agreement at such time.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.4      Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

8.5      Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

8.6      Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (a) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, (c) words of any gender include each other gender, (d) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (e) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (f) “or” shall mean “and/or” and (g) in the event any claim is made by any party hereto relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or his or her counsel.

8.7      Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the parties hereto had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or party thereto shall re execute original forms thereof and deliver them to all other parties hereto.  No party hereto shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party hereto forever waives any such defense.

8.8      Intentionally Deleted.

8.9      Governing Law; Venue.  The laws of the State of Delaware, including, with limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the members of the Company.  Nevertheless, to the extent that reference need be made to the law of any state to enforce the decision made in any legal proceeding brought pursuant hereto, the internal laws of the State of New York (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

8.10    Further Assurances.  Each party hereto shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

8.11     Attorneys’ Fees; Prejudgment Interest.  If the services of an attorney are required by any party hereto to secure the performance of this Agreement or otherwise upon the breach or default of another party hereto, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

8.12     Time.  Time is of the essence of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

8.13     Remedies Cumulative.  No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

8.14     Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party hereto, nor shall any provision give any third persons any right of subrogation or action against any party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement effective as of the day and year first above written.

NUTRACEA

By:
W. John Short, Authorized Signatory

Address:	6720 N. Scottsdale Road, Suite 390
Scottsdale, Arizona 85253

Facsimile:	(602) 522-3001

INVESTOR

AF Bran Holdings-NL LLC		AF Bran Holdings LLC

By:		By:
	Ettore Biagioni, Authorized Signatory		Ettore Biagioni, Authorized Signatory
Title:	President	Title:	President

Address:		Address:
	250 Park Ave., Suite 2000		250 Park Ave., Suite 2000
	New York, NY 10177		New York, NY 10177
Facsimile:	(212) 750-0191	Facsimile:	(212) 750-0191

COMPANY		IRGOVEL

NUTRA SA, LLC		INDUSTRIA RIOGRANDESE DE OLEOS VEGETAIS LTDA

By:		By:
	W. John Short, Authorized Signatory		W. John Short, Authorized Signatory
Title:	Manager

Address:	c/o NutraCea	Address:	Av. Presidente Joao Goulart, 7351
	6720 N. Scottsdale Road, Suite 390		Distrito Industrial
	Scottsdale, Arizona 85253		Pelotas, RS
Brazil 96040-000

Facsimile:	(602) 522-3001	Facsimile:	55 (53) 3301-9247

[SIGNATURE PAGE TO THE INVESTOR RIGHTS AGREEMENT:  NUTRA SA, LLC]

ANNEX A

Specific Global Holding Company Veto Rights

Pursuant to Section 6.1(d) of this Agreement, as applicable, no officer or director of the Global Holding Company shall have authority to cause the Global Holding Company or any of its Subsidiaries to take, and the Global Holding Company shall not take or cause any of its Subsidiaries to take, directly or indirectly, any of the following actions without first obtaining the prior affirmative vote or written consent of Investor:

1.
Payments to Equityholders/Members.  Except (i) as included in an annual budget approved by Investor in accordance with this Annex A, or (ii) as otherwise provided in an agreement between the Global Holding Company and the equityholder or member, as applicable, of the Global Holding Company that has been approved by Investor, any remuneration for services rendered or goods provided to the Global Holding Company by an equityholder or member of the Global Holding Company or their respective affiliates;

2.	Amendment of Governing Documents. Any amendment to the governing documents of the Global Holding Company or any of its Subsidiaries, in a manner that adversely and disproportionately effects Investor;

3.
Alternative Lines of Business.  Entry by the Global Holding Company or any of its Subsidiaries into lines of business other than the lines of business of the Global Holding Company at the time of the GHC Roll Up, i.e. owning, managing, designing, developing or operating rice bran oil mills, (including by way of entering into a partnership, joint venture or strategic alliance outside of such lines of business);

4.	Dissolution. Dissolve, liquidate or approve the dissolution or liquidation of the Global Holding Company or its Subsidiaries;

5.	Termination. Terminate the business or operations of the Global Holding Company or its Subsidiaries;

6.	Bankruptcy. Cause or permit any bankruptcy to occur with respect to the Global Holding Company or any of its Subsidiaries;

7.
Sale of Assets.  Selling, transferring, assigning or otherwise disposing of any material assets of the Global Holding Company or its Subsidiaries, whether in one transaction or a series of related transactions in any consecutive twelve (12) month period, other than the sale of inventory and replaced or redundant equipment in the ordinary course of business;

8.
Acquisitions.  Acquiring more than Fifty Percent (50%) of the equity or voting securities or all or substantially all of the assets of another Person, in one or more related transactions occurring in any consecutive twelve (12) month period, whether by merger, consolidation, purchase of stock or assets, recapitalization or otherwise;

9.	Annual Budget. Approving or modifying the Annual Budget of the Global Holding Company and its Subsidiaries; and

10.	Tax Election. Making or modifying of any election regarding the characterization of the Company or its Subsidiaries for United States tax purposes.

EXHIBIT D

PHASE I PROJECTS/PHASE I PROJECTS BUDGET
[* 1 page omitted]

EXHIBIT E

FORM OF LICENSE AGREEMENT

This License Agreement (“Agreement”) is made to be effective as of _________, 2010 (“Effective Date”) by and among NutraCea, a California corporation, with principal offices located at 6720 N Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“NutraCea”), and Nutra SA, LLC, a Delaware limited liability company (“Nutra SA”) and Indústria Riograndense de Óleos Vegetais Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil with principal offices at ____________ ("Irgovel", and together with Nutra SA, “Licensee”).  “Parties” shall mean the NutraCea and Licensee collectively, and “Party” shall mean any one of entities or individuals that make up the Parties.

RECITALS

A.       NutraCea. NutraCea is a nutritional foods company that develops and sells nutraceutical stabilized rice bran (“SRB”) and rice bran derivative products for human and animal consumption.

B.        SRB Technology. NutraCea owns certain rights to proprietary technology, including manufacturing and production processes and techniques (a portion of which comprises the Licensed IP, as defined in Section 2.1), to stabilize rice bran and further process SRB into proprietary, value added products.

C.       Pending Bankruptcy Case.  NutraCea is the debtor and debtor-in-possession in Chapter 11 Case No. 2:09-bk-28817-PHX-CGC, which is presently pending in the United States Bankruptcy Court for the District of Arizona.

D.       Purchase Agreement. As of the Effective Date, NutraCea and AF Bran Holdings-NL LLC and AF Bran Holdings LLC, in each case, a Delaware limited liability company (collectively “AF”), have entered into a Membership Interest Purchase Agreement (“Purchase Agreement”) whereby AF will acquire an ownership interest in Nutra SA as specified therein.

E.        Irgovel.  Irgovel, a wholly owned subsidiary of Nutra SA, is currently engaged in extracting and refining rice oil for human consumption and defatted rice bran for animal consumption (“Current Business”).

F.        Additional Operations.  After completion of the investment by AF in Nutra SA pursuant to the Purchase Agreement, it is the intention of the Parties that Irgovel will (i) increase its capacity and improve its production with respect to rice oil, (ii) produce lecithin and human food grade defatted bran, (iii) implement such additional improvements and enhancements to the Current Business, and (iv) produce any food, chemical or pharmaceutical derivatives as may be specifically approved by the Nutra SA Management Committee, with at least one Management Committee member appointed by NutraCea voting in favor thereof (“Additional Operations” and collectively with the Current Business, the “Field”).

G.        NutraCea has agreed to enter into this Agreement in order to confirm Licensee’s rights under the Licensed IP (as defined in Section 2.1) to enable Licensee, from one or more facilities located within Brazil (the “Territory”), to produce, make, have made, sell, offer for sale, distribute and export value added products in the Field.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Purchase Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereto agree as follows:

AGREEMENT

1.        Definitions.  Any capitalized terms used in this Agreement and not otherwise defined therein shall have the meanings set forth in the Purchase Agreement.

2.         License.

2.1       License Grant.  Subject to the terms and conditions set forth herein, NutraCea hereby grants to Licensee a fully paid and royalty-free, perpetual, irrevocable (except as set forth in Section 6.1), transferable (subject to Section 20), non-sublicensable (except for “have made” rights), non-exclusive license to and under the Licensed IP to produce, make, have made and use within the Territory and in the Field, and sell, offer for sale, import and export (and use in the furtherance of the foregoing rights) the products, their derivatives or related services that are produced with the Licensed IP solely in the Field.  For purposes of this Agreement, (i) “Licensed IP” means any intellectual property owned by NutraCea and any Jointly Owned IP that is used or reasonably useful in Licensee’s business operations in the Field and within the Territory, including trade secrets, know-how, processes, techniques, methods and other proprietary rights, as well as any derivative work, modification, improvement or further invention relating thereto, including any patents or patent rights arising therefrom (collectively, the “Licensed IP”), and (ii) “Jointly Owned IP” means intellectual property developed by NutraCea and one or more third parties that is jointly owned by NutraCea and any third parties; provided, that NutraCea shall not be required to grant Licensee a license to or under any Jointly Owned IP for which NutraCea does not hold sufficient rights to grant such license (“Restricted Jointly Owned IP”). At the request of Licensee, NutraCea hereby agrees in good faith to request that the third party co-owner(s) of the Restricted Jointly Owned IP, at no material expense to NutraCea, grant, and allow NutraCea to grant, Licensee a royalty-free license thereof in the Field and within the Territory. If the co-owner(s) refuses such request, NutraCea agrees to request from the co-owner(s), at no material expense to NutraCea, the right to grant Licensee a license that includes a royalty or license fee for the use by Licensee of such Restricted Jointly Owned IP in the Field and within the Territory. The terms and conditions of any such license shall be subject to approval by Nutra SA’s Management Committee.

2.2       Limitations.  The foregoing notwithstanding, the Parties agree and understand that in no event shall the Licensed IP include any rights to (i) any of NutraCea’s trademarks or copyrights, or (ii) any of NutraCea’s trade secrets, proprietary rights, patents or patent application rights for any purposes, uses or applications other than with respect to Licensee’s business operations in the Field and within the Territory as set forth in this Agreement. Licensee shall not use all or any portion of the Licensed IP for or in connection with any facilities located outside of the Territory; provided, however, that nothing in this Agreement restricts Licensee’s rights to sell, offer for sale, distribute and export products outside of the Territory that embody or are produced with the Licensed IP. All uses of the Licensed IP shall be in accordance with the provisions of this Agreement and Licensee shall not use the Licensed IP in any manner that is inconsistent with the terms of this Agreement.

2.3       Subsidiaries.  Nutra SA may extend the rights granted to it under this Agreement to any subsidiary of Nutra SA operating within the Territory, whether now or hereafter existing or created, and such subsidiary shall automatically become a “Licensee” under this Agreement, provided that such subsidiary agrees in writing to be bound by all terms and conditions of this Agreement.

3.        Term.  The license granted hereunder is perpetual, unless sooner terminated in accordance with Section 6.1 of this Agreement.

4.        Covenants; Representations and Warranties.  Licensee covenants and agrees that it shall conduct its business in a manner reasonably designed to protect the Licensed IP, and other than in connection with bringing or defending against a claim brought under the terms of this Agreement, it shall not attack, challenge, dispute or disparage the title of NutraCea in and to the Licensed IP.  Each Party represents and warrants that it has all the necessary power and authority to execute and perform its obligations under this Agreement, and that it’s execution, delivery, and performance of its obligations under this Agreement shall not conflict with or violate any laws to which it is subject, or any agreement or other obligation directly or indirectly applicable to it or binding upon its assets.

5.         Sole and Exclusive Ownership.  Licensee acknowledges that as between the Parties NutraCea is the sole and exclusive owner of all right, title and interest in, to and under the Licensed IP and that Licensee has and will hereby acquire no rights in the Licensed IP other than the license rights granted herein.  Notwithstanding anything to the contrary, Licensee shall not: (i) take any action inconsistent with NutraCea’s ownership of the Licensed IP, and any and all benefits accruing from ownership of the Licensed IP shall automatically vest with NutraCea; or (ii) sell, sublicense, loan, distribute, assign or otherwise transfer to any third party the Licensed IP, except as expressly permitted in this Agreement, including Sections 2.1 and 20.

6.        Termination and Effect of Termination.

6.1      Termination by NutraCea.  Without in any manner limiting NutraCea’s rights to enforce Licensee’s obligations hereunder, NutraCea may terminate this Agreement if Nutra SA (i) becomes bankrupt or has a receiver appointed for it or its property that is not dismissed within sixty (60) days; (ii) makes an assignment for the benefit of creditors or becomes insolvent; or (iii) makes or attempts to make an assignment of this Agreement or grant a sublicense of the Licensed IP except as expressly permitted in this Agreement, including Sections 2.1 and 20.

6.2      Effect of Termination. Upon and after the termination of this Agreement, all rights granted to Licensee hereunder shall revert to NutraCea. Upon termination of this Agreement, Licensee’s right to use the Licensed IP shall be terminated; provided, however, that Licensee shall have the right to continue to use the Licensed IP and all other rights granted to Licensee hereunder in order to dispose of all then existing inventory of the products or its derivatives that embody or are produced with the Licensed IP.  Termination of this Agreement shall in no way affect the rights or liabilities of either NutraCea or Licensee arising during the period prior to such termination, or release a Party from the obligation to the other under this Agreement, all of which obligations the Party hereby agrees to fulfill and perform.  Upon and after the termination of this Agreement, each Party shall, upon the other Party’s request, return to the other Party all tangible materials and information of a proprietary or confidential nature disclosed to the Party under this Agreement, and all copies thereof (including, without limitation, all electronic copies).

7.        Intentionally Omitted.

8.        Infringement Actions.  NutraCea will from time to time take all steps which it may consider necessary to protect its rights to the Licensed IP, and Licensee agrees forthwith to communicate to NutraCea any infringements or threatened infringements of the Licensed IP which may come to its notice and, at NutraCea’s expense and reasonable request, Licensee shall reasonably cooperate with NutraCea in actions to prevent such infringements or threatened infringements, provided always that nothing in this Section 8 shall impose upon NutraCea any obligation to incur any expense in enforcing the Licensed IP.  In the event NutraCea decides to take affirmative action against an infringement or unfair competition of the Licensed IP, Licensee agrees to provide commercially reasonable assistance to NutraCea, at the expense of NutraCea.  Recovery of damages resulting from any such action shall be solely for the account of NutraCea.  Licensee will provide information about the Licensed IP reasonably requested by NutraCea in any infringement action, including in connection with the calculation of damages.

 9.       No Third Party Beneficiaries.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.       Indemnification.

10.1     Indemnification. Each of NutraCea and Licensee (jointly and severally) agree to indemnify and hold harmless the other, its subsidiaries, managers, members, shareholders, officers, directors, employees, and agents (collectively, “Related Parties”) from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorney’s fees) (collectively, “Damages”) that may be sustained, suffered or incurred by the other Party (or their Related Parties), arising directly from or by reason of based upon any breach of any covenant, warranty or representation made by the first Party under this Agreement.  Licensee, jointly and severally, agrees to indemnify and hold harmless NutraCea and its Related Parties from and against any and all Damages suffered or incurred by NutraCea arising directly from or by reason of based upon any third party claims for product liability, negligence, wrongful death, improper labeling, or any other defect relating to the design, manufacture, packaging, advertising and use of any product that embodies or is produced with any of the Licensed IP.

10.2    Claims.  Each indemnified Party agrees to give the other prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under Section 10.1.  Each Party shall have the right to participate jointly with the indemnified Party in the indemnified Party’s defense, settlement or other disposition of any Indemnity Claim. Each Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

10.3    LIMITATION OF LIABILITY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.      Notices.  Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the Parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the Parties at the addresses set forth below the Party’s signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

12.     Amendments and Waivers.  Unless specifically provided otherwise herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of NutraCea (on behalf of NutraCea) and Nutra SA (on behalf of Licensee).  No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

13.     Independent Contractors.  Neither Licensee, on the one hand, nor NutraCea, on the other hand, shall be considered a partner, joint venturer, agent or other representative of the other for any purpose whatsoever and neither shall hold itself out as such.  Neither Licensee, on the one hand, nor NutraCea, on the other hand (and no employee, officer, director or agent of either of them) shall hold themselves out as an agent of the other Party. Nothing in this Agreement shall be construed to grant NutraCea, on the one hand, or Licensee, on the other hand, any right or authority to assume or create any obligation on behalf or in the name of the other; to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

14.    Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

15.    Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if the Parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. This Agreement, to the extent executed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any Party or to any such agreement or instrument, each other Party shall re execute original forms thereof and deliver them to all other Parties.  No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

16.      Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflicts of Laws principles.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in  the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

17.      Construction.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.  Unless the context otherwise requires, as used in this Agreement, (a) all references to Articles, Sections, Schedules, or Exhibits contained in this Agreement are references to articles, sections, schedules, exhibits of or to this Agreement, (b) words in the singular include the plural and vice versa, (c) words of any gender include each other gender, (d) “hereby,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (e) “include,” “including,” or derivatives thereof shall mean “including without limitation”; (f) “or” shall mean “and/or” and (g) in the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or his or her counsel.

18.      Further Assurances.  NutraCea and Licensee shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances as may be necessary or desirable to carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.

19.      Entire Agreement.  This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof.

20.      Assignment.  This Agreement and all rights and obligations of a Party hereunder may not be assigned without the prior written consent of the other Party; provided, however, that NutraCea or Licensee may, without such consent, (i) assign this Agreement, in whole or in part to a subsidiary, in which case the assigning party shall continue to be liable for the obligations of such subsidiary under this Agreement, or (ii) assign this Agreement, in whole or in part, to a successor-in-interest of all or substantially all of the assets or equity of the business of such Party to which this Agreement relates; provided that such assignee agrees to be bound by the terms and conditions hereof by executing an acknowledgement in the form and substance acceptable to the other Party.

21.      Bankruptcy.  The Parties acknowledge and agree that the Licensed IP is “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code (the “Code”), which has been licensed hereunder in a contemporaneous exchange for value.  The Parties further acknowledge and agree that if NutraCea becomes insolvent, applies for or consents to the appointment of a trustee, makes a general assignment for the benefit of its creditors, commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other proceeding under bankruptcy law or elects to reject this Agreement, or if this Agreement is deemed to be rejected, pursuant to Section 365 of the Code for any reason, this Agreement shall be governed by Section 365(n) of the Code and Licensee will retain and may elect to fully exercise its rights under this Agreement in accordance with such Section 365(n).

(Remainder of page left intentionally blank.  Signature page follows.)

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by an authorized officer as of the Effective Date set forth above.

NUTRACEA

By:
Name:	W. John Short
Title:	Chief Executive Officer
	Address:	6720 N. Scottsdale Road, Suite 390
Scottsdale, Arizona 85253
	Facsimile:	(602) 522-3001

NUTRA SA, LLC

By:
Name:		W. John Short
Title:		Manager
	Address:	6720 N. Scottsdale Road, Suite 390
Scottsdale, Arizona 85253
	Facsimile:	(602) 522-3001

INDÚSTRIA RIOGRANDENSE DE ÓLEOS VEGETAIS LTDA.

By:
Name:	W. John Short

	Address:	Av. Presidente Joao Goulart, 7351
Distrito Industrial
Pelotas, RS
Brazil 96040-000
	Facsimile:	55 (53) 3301-9247

[SIGNATURE PAGE TO LICENSE AGREEMENT]

EXHIBIT F

BUSINESS PLAN
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